UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. 1)

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VENTAS, INC.
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Explanatory Note

This Amendment No. 1 to the Ventas, Inc. Proxy Statement filed with the Securities and Exchange Commission on March 29, 2016 corrects an immaterial printer’s error that occurred when the printer converted the file through the EDGAR system. The only change is to a photograph on page 20 of the Proxy Statement. This error was not made in the printed version of the Proxy Statement and there are no revisions, corrections or amendments to the Ventas, Inc. Proxy Statement that was distributed to stockholders.

Proxy Statement for

2016 Annual Meeting of Stockholders

VENTAS®

353 North Clark Street

Suite 3300

Chicago, Illinois 60654

(877) 483-6827

March 29, 2016

Dear Ventas Stockholder:

Please join me and the Board of Directors at our 2016 Annual Meeting of Stockholders, which will be held on Tuesday, May 10, 2016, at our headquarters in Chicago, Illinois. The business we will conduct at the meeting is described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

We worked hard in 2015 to continue our commitment to stakeholders and once again delivered superior performance through our strong FFO and dividend growth, the continued expansion and success of our business, and the strength and character of our team. These core consistencies are what define Ventas and place us in the top tier of all companies. We welcome the opportunity to present you with the information contained in this Proxy Statement and we hope that, after you review it, you will vote at the meeting (either in person or by proxy) in accordance with our Board of Directors’ recommendations. Your vote is important to us and our business.

If you are voting by proxy, please submit your proxy as soon as possible to ensure your vote is recorded at the Annual Meeting. You may vote by telephone, over the Internet or – if you have requested paper copies of our proxy materials by mail – by signing, dating and returning the proxy card in the envelope provided.

Our Board of Directors greatly appreciates your investment and continued support.

Sincerely,

Debra A. Cafaro

Chairman of the Board and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 10, 2016

8:00 a.m., Local (Central) Time

James C. Tyree Auditorium, 353 North Clark Street, Chicago, Illinois 60654

We are pleased to invite you to join our Board of Directors and senior management for Ventas, Inc.’s 2016 Annual Meeting of Stockholders. The Annual Meeting will be held at 8:00 a.m. local (Central) time on Tuesday, May 10, 2016, in the James C. Tyree Auditorium, located at 353 North Clark Street, Chicago, Illinois 60654. The purposes of the meeting are:

1.	to elect the nine director nominees named in the Proxy Statement to serve until the 2017 Annual Meeting of Stockholders;

2.	to ratify the selection of KPMG LLP as our independent registered public accounting firm for the 2016 fiscal year;

3.	to hold an advisory vote to approve our executive compensation; and

4.	to transact such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

The Proxy Statement following this Notice describes these matters in detail. We have not received notice of any other proposals to be presented at the Annual Meeting.

Our Board of Directors established March 14, 2016 as the record date for the Annual Meeting. Accordingly, holders of record of shares of our common stock as of the close of business on that date are entitled to vote at the Annual Meeting and any postponements or adjournments of the meeting. We will make available to our stockholders, for ten days prior to the Annual Meeting, a list of stockholders entitled to vote. That list will be available for inspection during normal business hours at our principal executive offices located at 353 North Clark Street, Suite 3300, Chicago, Illinois 60654, and it will also be available at the Annual Meeting.

Please vote your shares promptly by telephone, over the Internet or, if you have requested paper copies of our proxy materials by mail, by signing, dating and returning the proxy card in the envelope provided. Voting your shares prior to the Annual Meeting will not prevent you from changing your vote in person if you choose to attend the meeting.

By Order of the Board of Directors,

T. Richard Riney

Executive Vice President, Chief Administrative Officer,

General Counsel and Ethics and Compliance Officer

March 29, 2016

Chicago, Illinois

PROXY STATEMENT PROXY STATEMENT SUMMARY

We prepared the following summary to highlight important information you will find in this Proxy Statement regarding our 2015 performance and the matters to be considered at the 2016 Annual Meeting of Stockholders. As it is only a summary, please review our Annual Report on Form 10-K for the year ended December 31, 2015 (which we refer to as our “2015 Form 10-K”) and the other information contained in this Proxy Statement before you vote. This Proxy Statement and the materials accompanying it are first being sent to stockholders on or about March 29, 2016.

2015 Performance*

Financial and Operating Performance Highlights

In 2015, we made two key strategic decisions that have us well-positioned to continue delivering outstanding long-term value to our stockholders.  We completed the spin-off (“Spin-off”) of over $4 billion of our post-acute/skilled nursing facility portfolio into an independent, publicly traded pure-play REIT called Care Capital Properties, Inc. (“CCP”).  The Spin-off has been well-received by our stockholders and in 2016 we are already realizing the benefits of the strategic and forward-thinking actions we took in 2015.

In addition, we entered the hospital market through our investment in the real estate of Ardent Medical Services (“Ardent”), a top 10 investor-owned hospital company.  This was a long-term strategic initiative for us and provides a platform for future growth.

We achieved outstanding financial and operating results, including comparable normalized Funds From Operations (“FFO”) growth of 9%, after arithmetically adjusting to exclude the impact of the Spin-off. We also achieved record cash flow from operations of $1.4 billion.

For the period from January 1, 2000 through December 31, 2015 (the 16 completed fiscal years of our Chief Executive Officer’s tenure), we delivered compound annual total stockholder return (“TSR”) of over 26%, outperforming the S&P 500 index and the RMS index and ranking us first among our compensation peer group. For the one-year period ended December 31, 2015, our TSR placed us first among the three large-cap diversified healthcare REITs.

__________

*      See Annex A for reconciliations of certain financial measures presented in this Proxy Statement to the most directly comparable measure computed in accordance with U.S generally accepted accounting principles (“GAAP”).

Strategic Spin-off of CCP

We completed the Spin-off of most of our post-acute/skilled nursing facility portfolio to CCP.  The Spin-off was executed on a tax-efficient basis and has improved the quality of our portfolio, reliability of our cash flow and our relative equity multiple (among the large-cap diversified healthcare REITs).  Following the completion of the Spin-off, we have an outstanding portfolio consisting of nearly 1,300 properties, sector-leading private pay net operating income (“NOI”) composition and NOI contribution from top-tier operators. At the same time, we have maintained our diversification, scale, strong balance sheet and excellent dividend and cash flow growth.

Investment Highlights, Including Entry into Hospital Sector

We completed over $5 billion of attractive, accretive investments in seniors housing and healthcare assets. We entered the hospital market through our investment in $1.3 billion of real estate networks of sites in three key markets operated by Ardent, a top 10 investor-owned and well-capitalized hospital company. This transaction provided unlevered returns of over 8% and serves as a platform for future growth.

Portfolio Highlights We achieved industry-leading same-store cash flow growth of 3.8%. In 2015, our proceeds from asset sales and loan repayments exceeded $700 million.
Balance Sheet and Liquidity Highlights

In 2015, we maintained our significant financial strength and flexibility and improved our attractive cost of capital through efficient and nimble issuance of debt and equity capital, including:

✓ the issuance of $2.8 billion in equity at an average price of over $76 per share (the majority of which was issued prior to the Spin-off);

✓ the issuance and sale of $1.6 billion aggregate principal amount of senior notes with a weighted average interest rate of 3.9% and a weighted average term of 13 years;

✓ the completion of a $900 million five-year term loan having a variable interest rate of LIBOR plus 97.5 basis points; and

✓ the reaffirmation of our BBB+ credit ratings.

These transactions strengthened our liquidity, lengthened and further staggered our debt maturities and lowered our effective annual interest rate. We ended the year with a strong balance sheet and liquidity position.

2015 Executive Compensation

Our executive compensation programs are designed to attract, retain and motivate talented executives, to reward executives for the achievement of pre-established company and tailored individual goals consistent with our strategic plan and to link compensation to company performance. We compensate our executives primarily through base salary, annual cash incentive compensation and long-term equity incentive compensation. Our executive compensation philosophy emphasizes performance-based incentive compensation over fixed cash compensation, so that the vast majority of total direct compensation is variable and not guaranteed. In addition, a significant percentage of our incentive compensation is in the form of equity awards granted to reward past performance. Even though these equity awards are fully earned for performance that has already been achieved at the time of grant, a substantial portion of the awards vests over time to provide additional retention benefits and create greater alignment with stockholders. We believe this structure appropriately focuses our executive officers on the creation of long-term value and encourages prudent evaluation of risks.

2015 Executive Compensation Decisions

In 2015, our compensation decisions once again reflected strong alignment between pay and performance. In determining the incentive compensation paid to our Named Executive Officers for 2015, our Executive Compensation Committee (the “Compensation Committee”) and, in the case of our Chief Executive Officer, the independent members of our Board of Directors (the “Board”) rigorously evaluated company and individual performance relative to the pre-established measures and goals under our annual cash and long-term equity incentive plans.  In 2015, we delivered excellent strategic, financial and operating performance, including industry-leading comparable FFO growth, same-store cash flow growth and fixed charge coverage.  However, along with the other two large-cap diversified healthcare REITs, we delivered total stockholder return in the bottom quartile among our 16-company peer group for the one- and three-year periods ended December 31, 2015, resulting in zero payout for the TSR metrics, which represent 35% of our long-term incentive plan.

Regarding qualitative performance criteria, our Compensation Committee and Board considered all of the factors established under our executive compensation program for 2015 (the “2015 Plan”) and other relevant factors and placed the greatest significance on our:

✓	excellent strategic decision-making regarding the tax-efficient Spin-off and its outstanding execution;

✓

entry into the hospital market, a long-term strategic objective of the Company, with Ardent, a top 10 hospital company, including the simultaneous structuring and sale of the Ardent hospital operating company;

✓	closing of over $5 billion of accretive acquisitions;

✓	delivery of sector-leading same-store cash flow growth;

✓

improved relative equity multiple (among the large-cap diversified healthcare REITs) and issuance of $2.8 billion in equity capital at over $76 per share (the majority of which was issued prior to the Spin-off);

✓	generation and receipt of over $700 million in sales proceeds and loan repayments;

✓	enhanced investor messaging and outreach, including holding a very successful inaugural Investor Day;

✓	realignment of the executive management team following the Spin-off, with improved organizational efficiency and effectiveness; and

✓	successful issuance of long-term (13-year average) debt at attractive (under 4%) all-in pricing.

The graph below illustrates our long-term pay-for-performance alignment by comparing our Chief Executive Officer’s total direct compensation to our TSR performance (indexed to a 2010 base year) for each of the past five years.

This graph differs from compensation reported in the 2015 Summary Compensation Table in that it aligns the value of long-term equity incentive awards with the performance year for which they were earned, rather than the year in which they were granted (e.g., long-term equity incentive awards granted in January 2016 for 2015 performance are shown in the graph as 2015 compensation), consistent with the manner in which our Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board, evaluate compensation and pay-for-performance.

2015 Annual Cash Incentive Awards

For 2015, annual cash incentive awards were based on our performance with respect to pre-established company financial goals. For our Named Executive Officers (other than Mr. Lillibridge) the goals were normalized FFO per share, excluding non-cash items (50% of the target award opportunity), fixed charge coverage ratio at year end (15%), and the achievement of individual objectives tailored for each Named Executive Officer (35%).  For Mr. Lillibridge, the goals were normalized FFO per share, excluding non-cash items (27% of the target award opportunity), fixed charge coverage ratio at year end (8%), segment-specific objectives (40%) and the achievement of individual objectives (25%).

As further explained in the “Compensation Discussion and Analysis” section below, our performance in 2015 with respect to these metrics resulted in cash incentive awards granted to our Named Executive Officers between the target and maximum levels.

2015 Long-Term Equity Incentive Awards

For 2015, long-term equity incentive awards were based on our performance with respect to pre-established quantitative measures, specifically one- and three-year relative TSR and a risk management measure, net debt to adjusted pro forma EBITDA, at year end (which together accounted for 50% of the long-term equity incentive award opportunity), and a qualitative evaluation of our performance with respect to pre-established financial, operational and strategic objectives (which accounted for the remaining 50% of the long-term equity incentive award opportunity).

As further explained in the “Compensation Discussion and Analysis” section below, our performance in 2015 with respect to these metrics resulted in long-term equity incentive awards granted to our Named Executive Officers for 2015 performance that approximated the threshold level.

2015 Compensation Practices at a Glance

✓ DO provide executive officers with the opportunity to earn market-competitive compensation through a mix of cash and equity compensation, with a strong emphasis on performance-based incentive awards	✗ DO NOT base incentive awards on a single performance measure, thereby discouraging unnecessary or excessive risk-taking

✓ DO have a robust peer selection process and benchmark executive compensation to target the median of our comparative group of peer companies	✗ DO NOT provide guaranteed minimum payouts or uncapped award opportunities

✓ DO evaluate relative TSR when determining performance under incentive awards to enhance stockholder alignment	✗ DO NOT have employment agreements with executive officers that provide single-trigger change of control benefits

✓ DO require executive officers and directors to own and retain shares of our common stock with significant value to further align interests with our stockholders

✗    DO NOT permit new tax gross-up arrangements under our anti-tax gross-up policy and do not provide our Chief Executive Officer with tax gross-ups with respect to payments made in connection with a change of control

✓ DO enhance executive officer retention with time-based vesting schedules for equity incentive awards earned for prior-year performance	✗ DO NOT permit liberal share recycling under our 2012 Incentive Plan

✓ DO enable Board to “claw back” incentive compensation in the event of a financial restatement pursuant to recoupment policy	✗ DO NOT permit executive officers or directors to engage in derivative or other hedging transactions in our securities

✓ DO align pay and performance by linking a substantial portion of compensation to the achievement of pre-established performance measures that drive stockholder value

✗    DO NOT provide executive officers with pension or retirement benefits other than pursuant to a broad-based 401(k) plan and do not provide executive officers with excessive perquisites or other personal benefits

✓ DO maintain a Compensation Committee comprised solely of independent directors	✗ DO NOT permit repricing of underwater stock options or granting of discounted stock options or SARs

✓ DO engage an independent compensation consultant to advise the Compensation Committee on executive compensation matters

✗    DO NOT permit executive officers or directors to pledge or hold our securities in margin accounts without preapproval by the Audit Committee (no executive officer or director did so at any time during 2015)

2016 Annual Meeting of Stockholders

Voting and Meeting Information

You are entitled to vote at the 2016 Annual Meeting of Stockholders if you were a stockholder of record at the close of business on March 14, 2016, the record date for the meeting. On the record date, there were 336,206,400 shares of common stock issued and outstanding and entitled to vote at the meeting.

Information regarding the meeting date and location is set forth below.

When: Tuesday, May 10, 2016, 8:00 a.m. local (Central) time

Where: James C. Tyree Auditorium, 353 North Clark Street, Chicago, Illinois 60654

You may vote at the Annual Meeting through any of the following methods:

Vote by Telephone: Call (800) 690-6903, 24 hours a day, seven days a week through May 9, 2016

Vote on the Internet: Visit www.proxyvote.com, 24 hours a day, seven days a week through May 9, 2016

Vote by Mail: Request, complete and return a copy of the proxy card in the postage-paid envelope provided

Vote in Person: Request, complete and deposit a copy of the proxy card or complete a ballot at the Annual Meeting

Proposals Requiring Your Vote

Proposal 1 — Election of Directors (see page 60)

The following table provides summary information about our nine director-nominees, each of whom currently serves on our Board. Age is as of the date of the 2016 Annual Meeting. Directors are elected annually by a majority of votes cast in uncontested elections. Our Board recommends that you vote FOR each of the named director-nominees.

Name	Age	Director since	Primary Position	Current Committees**	Principal Skills
Melody C. Barnes*	52	2014	Co-Founder and Principal of MB Squared Solutions LLC and Chair, Aspen Institute Forum for Community Solutions	N	Public Policy, Government Relations, Strategic Planning, Leadership Development
Debra A. Cafaro	58	1999	Chairman and CEO of Ventas	E; I	Real Estate Industry, Corporate Finance, Mergers and Acquisitions, Capital Markets, Strategic Planning
Jay M. Gellert*	62	2001	President and CEO of Health Net, Inc.	C; I	Healthcare Industry, Mergers and Acquisitions, Strategic Planning, Government Relations, Executive Compensation
Richard I. Gilchrist*	70	2011	Senior Advisor to The Irvine Company and Chairman of TIER REIT, Inc.	C; N	Real Estate Industry, Mergers and Acquisitions, Strategic Planning, Executive Compensation, Corporate Governance
Matthew J. Lustig*	55	2011	Managing Partner of North America Investment Banking and Head of Real Estate, Gaming and Lodging at Lazard Frères & Co. LLC	E; I	Real Estate Industry, Corporate Finance, Mergers and Acquisitions, Capital Markets, Strategic Planning, International Transactions
Douglas M. Pasquale*	61	2011	Founder and CEO of Capstone Enterprises Corporation; former CEO of Nationwide Health Properties, Inc.	I	Real Estate Industry, Healthcare Industry, Corporate Finance, Mergers and Acquisitions, Strategic Planning
Robert D. Reed*	63	2008	Former Senior Vice President and Chief Financial Officer of Sutter Health	A; E	Healthcare Industry, Corporate Finance, Strategic Planning, Capital Intensive Operations, Pension Fund Investments
Glenn J. Rufrano*	66	2010	CEO of VEREIT, Inc.	A	Real Estate Industry, Corporate Finance, Strategic Planning, International Operations
James D. Shelton*	62	2008	Senior Advisor to CCMP Capital Advisors, LLC and Former Chairman of Omnicare, Inc.	E; N	Healthcare Industry, Mergers and Acquisitions, Strategic Planning, Capital Intensive Operations, Government Relations, Executive Compensation, Corporate Governance

*	Independent Director

**	Abbreviations: A = Audit and Compliance; C = Executive Compensation; E = Executive; I = Investment; N = Nominating and Corporate Governance. Bold print indicates committee chair.

Proposal 2 — Ratification of the Selection of KPMG LLP as Our Independent Registered Public Accounting Firm for Fiscal Year 2016 (see page 65)

KPMG audited our financial statements for the year ended December 31, 2015 and has been our independent registered public accounting firm since July 2014. Our Board recommends that you vote FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for fiscal year 2016.

Proposal 3 — Advisory Vote to Approve Our Executive Compensation (see page 67)

We submit an advisory vote to approve our executive compensation to our stockholders on an annual basis. Because your vote is advisory, it will not be binding on the Board or our Compensation Committee. However, your vote is important because it will be taken into account when making future decisions relating to executive compensation.

Our executive compensation programs are designed to attract, retain and motivate talented executives, to reward executives for the achievement of pre-established Company and tailored individual goals consistent with our strategic plan and to link compensation to Company performance. We compensate our executives primarily through base salary, annual cash incentive compensation and long-term equity incentive compensation. Our executive compensation philosophy emphasizes performance-based incentive compensation over fixed cash compensation, so that the vast majority of total direct compensation is variable and not guaranteed. In addition, a significant percentage of incentive compensation is in the form of equity awards granted to reward past performance. Even though these equity awards are fully earned for performance that has already been achieved at the time of grant, a substantial portion of the awards vests over time to provide additional retention benefits and create greater alignment with stockholders. We believe this structure appropriately focuses our executive officers on the creation of long-term value and encourages prudent evaluation of risks.

Our Compensation Committee and, with respect to our Chief Executive Officer, the independent members of our Board have carefully evaluated our overall executive compensation program and believe that it is well designed to achieve our objectives of retaining talented executives and rewarding superior performance in the context of our business risk environment. By maintaining a performance- and achievement-oriented environment that provides the opportunity to earn market-competitive levels of compensation, we believe that our executive compensation program is structured optimally to support our goal to deliver sustained, superior returns to stockholders, and our exceptional long-term performance demonstrates the success of this program. For these reasons, our Board recommends that you vote FOR the approval, on an advisory basis, of our executive compensation.

Electronic Document Delivery to Stockholders

Instead of receiving future copies of our Notice of Annual Meeting, Proxy Statement and Annual Report by mail, stockholders of record and most beneficial owners may elect to receive an e-mail that will provide electronic links to these documents. Electronic document delivery saves us the cost of producing and mailing documents and will give you an electronic link to the proxy voting site. It is also more environmentally friendly.

We are making this Proxy Statement and the materials accompanying it available to our stockholders via the Internet, as permitted by Securities and Exchange Commission (“SEC”) rules. We will mail to stockholders a Notice of Internet Availability containing instructions on how to access our proxy materials and how to vote by proxy online. Starting on or about March 29, 2016, we will also mail this Proxy Statement and the materials accompanying it to stockholders who have requested paper copies. If you would like to receive a printed copy of our proxy materials by mail, you should follow the instructions for requesting those materials included in the Notice that we mail to you.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 10, 2016:

This Proxy Statement, our 2015 Form 10-K and our 2015 Annual Report are available at

www.proxyvote.com.

Questions and Answers

More information about proxy voting, proxy materials and attending the Annual Meeting can be found in the “Questions and Answers” section of this Proxy Statement.

ANNUAL MEETING INFORMATION

Quorum

The holders of a majority of the shares of our common stock outstanding as of the close of business on the record date for the Annual Meeting, March 14, 2016, must be present in person or represented by proxy to constitute a quorum to transact business at the Annual Meeting. Stockholders who abstain from voting and broker non-votes are counted for purposes of establishing a quorum. A broker non-vote occurs when a beneficial owner does not provide voting instructions to the beneficial owner’s broker or custodian with respect to a proposal on which the broker or custodian does not have discretionary authority to vote.

Who Can Vote

Only Ventas stockholders of record at the close of business on the record date are entitled to vote at the Annual Meeting. As of that date, 336,206,400 shares of our common stock, par value $0.25 per share, were outstanding. Each share of our common stock entitles the owner to one vote on each matter properly brought before the Annual Meeting. However, certain shares designated as “Excess Shares” (generally any shares owned by a beneficial owner in excess of 9.0% of our outstanding common stock) or as “Special Excess Shares” pursuant to our Amended and Restated Certificate of Incorporation, as amended (our “Charter”), may not be voted by the record owner of those shares and will be voted in accordance with Article IX of our Charter.

A list of all stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose reasonably related to the meeting at the Annual Meeting and during ordinary business hours for the ten days preceding the meeting at our principal executive offices located at 353 North Clark Street, Suite 3300, Chicago, Illinois 60654.

How to Vote

You may vote your shares in one of several ways, depending on how you own your shares:

Stockholders of Record

If you own shares registered in your name (a “stockholder of record”), you may:

Vote your shares by proxy by calling (800) 690-6903, 24 hours a day, seven days a week until 11:59 p.m. Eastern time on May 9, 2016. Please have your proxy card in hand when you call. The telephone voting system has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.

OR

Vote your shares by proxy via the website www.proxyvote.com, 24 hours a day, seven days a week until 11:59 p.m. Eastern time on May 9, 2016. Please have your proxy card in hand when you access the website. The website has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.

OR

If you have requested or receive paper copies of our proxy materials by mail, vote your shares by proxy by signing, dating and returning the proxy card in the postage-paid envelope provided. If you vote by telephone or over the Internet, you do not need to return your proxy card by mail.

OR

Vote your shares by attending the Annual Meeting in person and depositing your proxy card at the registration desk (if you have requested paper copies of our proxy materials by mail) or completing a ballot that will be distributed at the Annual Meeting.

Beneficial Owners

If you own shares registered in the name of a broker, bank or other custodian (a “beneficial owner”), follow the instructions provided by your broker, bank or custodian to instruct it how to vote your shares. If you want to vote your shares in person at the Annual Meeting, contact your broker, bank or custodian to obtain a legal proxy or broker’s proxy card that you should bring to the Annual Meeting to demonstrate your authority to vote.

If you do not instruct your broker, bank or custodian how to vote, it will have discretionary authority, under current New York Stock Exchange (“NYSE”) rules, to vote your shares in its discretion on the ratification of the selection of KPMG LLP as our independent registered public accounting firm for fiscal year 2016 (Proposal 2). However, your broker, bank or custodian will not have discretionary authority to vote on the election of directors (Proposal 1) or the advisory vote to approve our executive compensation (Proposal 3) without instructions from you. As a result, if you do not provide instructions to your broker, bank or custodian, your shares will not be voted on Proposal 1 or Proposal 3.

Votes by Proxy

All shares that have been properly voted by proxy and not revoked will be voted at the Annual Meeting in accordance with the instructions contained in the proxy. Shares represented by proxy cards that are signed and returned, but do not contain any voting instructions will be voted consistent with the Board’s recommendations:

✓	FOR the election of all director-nominees named in this Proxy Statement (Proposal 1);

✓	FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for fiscal year 2016 (Proposal 2);

✓	FOR the approval, on an advisory basis, of our executive compensation (Proposal 3); and

✓	In the discretion of the proxy holders, on such other business as may properly come before the Annual Meeting.

OUR BOARD OF DIRECTORS

Our Board provides guidance and oversight with respect to our financial and operating performance, strategic plans, key corporate policies and decisions and enterprise risk management. Among other matters, our Board considers and approves significant acquisitions, dispositions and other transactions and advises and counsels senior management on key financial and business objectives. Members of the Board monitor our progress with respect to these matters on a regular basis, including through presentations made at Board and committee meetings by our Chief Executive Officer, Chief Financial Officer, Chief Investment Officer and other members of senior management.

Criteria for Board Membership

Our Guidelines on Governance set forth the process by which our Nominating and Corporate Governance Committee (the “Nominating Committee”) identifies and evaluates nominees for Board membership. In accordance with this process, the Nominating Committee annually considers and recommends to the Board a slate of directors for election at the next annual meeting of stockholders. In selecting this slate, the Nominating Committee considers the following: incumbent directors who have indicated a willingness to continue to serve on our Board; candidates, if any, nominated by our stockholders; and other potential candidates identified by the Nominating Committee. Additionally, if at any time during the year a seat on the Board becomes vacant or a new seat is created, the Nominating Committee considers and recommends to the Board a candidate for appointment to fill the vacant or newly-created seat.

The Nominating Committee considers different perspectives, skill sets, education, ages, genders, ethnic origins and business experience in its annual nomination process. In general, the Nominating Committee seeks to include on our Board a complementary mix of individuals with diverse backgrounds, knowledge and viewpoints reflecting the broad set of challenges that the Board confronts without representing any particular interest group or constituency. The Nominating Committee regularly reviews the size and composition of the Board on a holistic basis, utilizing a rigorous matrix of identified skills, experiences and other criteria for maintaining an excellent, independent Board in light of our changing requirements and seeks nominees who, taken together as a group, possess the skills, diversity and expertise appropriate for an effective Board.

The Nominating Committee also monitors the average tenure of our Board members and seeks to achieve a variety of director tenures in order to benefit from long-tenured directors’ institutional knowledge and newly-elected directors’ fresh perspectives.  Following the completion of our Spin-off, the Nominating Committee and the Board has taken the opportunity to refresh the composition of the Board, with our two longest-tenured directors departing from the Board.

The Nominating Committee seeks to recommend candidates that have adequate time to devote to Board activities, recognizing that public company board of directors responsibilities command a significant portion of directors’

time.  As a result, during March 2016, the Nominating Committee recommended, and the Board approved, an overboarding policy that prohibits directors from simultaneously serving on more than four public company boards other than the Company’s.

In evaluating potential director candidates, the Nominating Committee considers, among other factors, the experience, qualifications and attributes listed below and any additional characteristics that it believes one or more directors should possess, based on an assessment of the needs of our Board at that time. Our Guidelines on Governance provide that, in general, nominees for membership on the Board should:

✓	have demonstrated management or technical ability at high levels in successful organizations;

✓	have experience relevant to our operations, such as real estate, REITs, healthcare, finance or general management;

✓	be well-respected in their business and home communities;

✓	have time to devote to Board duties; and

✓	be independent from us and not related to our other directors or employees.

In addition, our directors are expected to be active participants in governing our enterprise, and our Nominating Committee looks for certain characteristics common to all Board members, including integrity, independence, leadership ability, constructive and collegial personal attributes, candor and the ability and willingness to evaluate, challenge and stimulate.

No single factor or group of factors is necessarily dispositive of whether a candidate will be recommended by our Nominating Committee. The Nominating Committee considers and applies these same standards in evaluating individuals recommended for nomination to our Board by our stockholders in accordance with the procedures described in this Proxy Statement under “Requirements for Submission of Stockholder Proposals, Director Nominations and Other Business.” Our Board’s satisfaction of these criteria is implemented and assessed through ongoing consideration of directors and nominees by the Nominating Committee and the Board, as well as the Board’s annual self-evaluation process. Based upon these activities, our Nominating Committee and our Board believe that the director-nominees named in this Proxy Statement satisfy these criteria.

We have from time to time retained search firms and other third parties to assist us in identifying potential candidates based on specific criteria that we provided to them, including the qualifications described above. We may retain search firms and other third parties on similar or other terms in the future.

Director Independence

Our Guidelines on Governance require that at least a majority of the members of our Board meet the criteria for independence under the rules and regulations of the NYSE. For a director to be considered independent under the NYSE’s listing standards, the director must satisfy certain bright-line tests, and the Board must affirmatively determine that the director has no direct or indirect material relationship with us. Not less than annually, our Board evaluates the independence of each non-management director on a case-by-case basis by considering any matters that could affect his or her ability to exercise independent judgment in carrying out the responsibilities of a director, including all transactions and relationships between that director, members of his or her family and organizations with which that director or family members have an affiliation, on the one hand, and us, our subsidiaries and our management, on the other hand. Any such matters are evaluated from the standpoint of both the director and the persons or organizations with which the director has an affiliation. Each director abstains from participating in the determination of his or her independence.

Based on its most recent review, the Board has affirmatively determined that each of the following directors has no direct or indirect material relationship with us and qualifies as independent under the NYSE’s listing standards: Melody C. Barnes, Douglas Crocker II, Jay M. Gellert, Richard I. Gilchrist, Matthew J. Lustig, Douglas M. Pasquale, Robert D. Reed, Glenn J. Rufrano and James D. Shelton. Ms. Cafaro is not considered independent under the NYSE listing standards due to her employment as our Chief Executive Officer.

In evaluating the independence of Mr. Pasquale, the Board considered his employment with us following our acquisition of Nationwide Health Properties, Inc. (“NHP”) in July 2011. Prior to the acquisition, Mr. Pasquale was Chief Executive Officer of NHP, and he served as Senior Advisor to our Chief Executive Officer from July 1, 2011 through December 31, 2011 to facilitate the integration of NHP with our company. Under the NYSE listing standards, Mr.

Pasquale’s former employment relationship with us ceased to impair his independence on January 1, 2015. The Board believes that this former employment relationship will not affect Mr. Pasquale’s ability to exercise independent judgment in carrying out his responsibilities as a member of our Board.

In evaluating the independence of Mr. Reed, the Board considered our ownership of two medical office buildings (“MOBs”) that are 100% leased by Sutter Health and generated approximately $6.5 million of rent in 2015. The Board also considered our $170 million development project affiliated with Sutter Health in which Sutter Health is a tenant. Until his retirement on January 1, 2015, Mr. Reed served as Senior Vice President and Chief Financial Officer of Sutter Health, which has annual revenues in excess of $9 billion. The Board believes that these business transactions are not considered to be material and this former employment relationship will not affect Mr. Reed’s ability to exercise independent judgment in carrying out his responsibilities as a member of our Board. See also “Corporate Governance—Transactions with Related Persons.”

Leadership Structure and Independent Presiding Director

Our Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide effective oversight of management and a fully engaged, high-functioning Board. The Board understands that no single approach to Board leadership is universally accepted and that the appropriate leadership structure may vary based on a company’s size, industry, operations, history and culture. Consistent with this understanding, our Board, led by our Nominating Committee, annually assesses its leadership structure in light of our operating and governance environment at the time to achieve the optimal model for us and for our stockholders. Following its most recent review, the Board has determined that our existing leadership structure—under which our Chief Executive Officer also serves as Chairman of the Board and a Presiding Director assumes specific responsibilities on behalf of the independent directors—is effective, provides the appropriate balance of authority between those persons charged with overseeing our company and those who manage it on a day-to-day basis and achieves the optimal governance model for us and for our stockholders.

Under our Fourth Amended and Restated By-Laws, as amended (our “By-Laws”), and our Guidelines on Governance, our Board has discretion to determine whether to separate or combine the roles of Chief Executive Officer and Chairman of the Board as part of its leadership structure evaluation. Ms. Cafaro has served in both capacities since 2003, and our Board continues to believe that her combined role is most advantageous to us and our stockholders. Ms. Cafaro possesses extensive knowledge of the issues, opportunities and risks facing us, our business and our industry and has consistently demonstrated the vision and leadership necessary to focus the Board’s time and attention on the most critical matters and to facilitate constructive dialogue among Board members on strategic issues. Moreover, the combined roles enable decisive leadership, clear accountability and consistent communication of our message and strategy to all of our stakeholders. These leadership attributes are uniquely important to our company given the value to our business of opportunistic capital markets execution, our history of rapid and significant growth, and our culture of proactive engagement and risk management.

In connection with Ms. Cafaro’s service as our Chief Executive Officer and Chairman of the Board, our Guidelines on Governance require that the independent members of our Board annually select one independent director to serve as Presiding Director, whose specific responsibilities include, among other things, presiding at all meetings of our Board at which the Chairman is not present, including executive sessions and all other meetings of the independent directors. The Presiding Director also serves as liaison between the Chairman and the independent directors, approves information sent to the Board and approves Board meeting agendas and meeting schedules to assure that there is sufficient time for discussion of all agenda items. The Presiding Director has authority to call meetings of the independent directors and, if requested by major stockholders, ensures that he or she is available for consultation and direct communication with stockholders. In addition, the Presiding Director reviews with our General Counsel potential conflicts of interest and has such other duties as may be assigned from time to time by the independent directors or the Board. Although the Presiding Director is elected on an annual basis, the Board generally expects that he or she will serve for more than one year. Douglas Crocker II, a well-respected and recognized leader in the real estate industry, has served as our Presiding Director since 2003.

Committees

Our Board has five standing committees that perform certain delegated functions for the Board: the Audit and Compliance Committee (the “Audit Committee”); the Compensation Committee; the Executive Committee; the Investment Committee; and the Nominating Committee. Each of the Audit, Compensation and Nominating Committees operates under a written charter that is available in the Corporate Governance section of our website at  www.ventasreit.com/investor-relations/corporate-governance . We also provide copies of the Audit, Compensation and

Nominating Committee charters, without charge, upon request to our Corporate Secretary at Ventas, Inc., 353 North Clark Street, Suite 3300, Chicago, Illinois 60654. Information on our website is not a part of this Proxy Statement. Additional details regarding the five standing committees of our Board are described below.

Board and Committee Meetings

Our Board held a total of eight meetings during 2015. Evidencing a strong commitment to our company, each director attended at least 75% of the total meetings of the Board and the committees on which he or she served that were held during 2015. The table below provides current membership and 2015 meeting information for each of our Board committees:

Name	Audit Committee	Compensation Committee	Executive Committee	Investment Committee	Nominating Committee

Melody C. Barnes*					Member
Debra A. Cafaro			Member	Member
Douglas Crocker II*†	Member	Member	Member	Chair
Jay M. Gellert*		Chair		Member
Richard I. Gilchrist*		Member			Member
Matthew J. Lustig*			Member	Member
Douglas M. Pasquale*				Member
Robert D. Reed*	Chair		Member
Glenn J. Rufrano*	Member
James D. Shelton*			Chair		Chair
Total Meetings in 2015	4	6	0	3	3

* Independent Director

† Presiding Director

Our independent directors meet in executive session, outside the presence of management, at each regularly scheduled quarterly Board meeting and at other times as necessary or desirable. The Presiding Director (currently Mr. Crocker) chairs all regularly scheduled executive sessions of the Board and all other meetings of the independent directors. Members of our Audit, Compensation and Nominating Committees also meet in executive session, outside the presence of management, at each regularly scheduled committee meeting and at other times as necessary or desirable.

We strongly encourage, but do not require, directors to attend our annual meetings of stockholders. All eleven of our directors who were nominated for reelection at our 2015 Annual Meeting of Stockholders attended that meeting.

How to Communicate with Directors

Stockholders and other parties interested in communicating directly with our Board or any director on Board-related issues may do so by writing to Board of Directors, c/o Corporate Secretary, Ventas, Inc., 353 North Clark Street, Suite 3300, Chicago, Illinois 60654, or by submitting an e-mail to bod@ventasreit.com. Additionally, stockholders and other parties interested in communicating directly with the Presiding Director of the Board or with the independent directors as a group may do so by writing to Presiding Director, Ventas, Inc., 353 North Clark Street, Suite 3300, Chicago, Illinois 60654, or by sending an e-mail to independentbod@ventasreit.com. Communications addressed to our Board or individual members of the Board are screened by our Corporate Secretary for appropriateness before distributing to the Board, or to any individual director or directors, as applicable.

AUDIT AND COMPLIANCE COMMITTEE

Our Audit Committee assists our Board in fulfilling its responsibilities relating to our accounting and financial reporting practices, including oversight of the quality and integrity of our financial statements; our compliance with legal and regulatory requirements; the qualifications, independence and performance of our independent registered public accounting firm and the performance of our internal audit function.

The Audit Committee maintains free and open communication with the Board, our independent registered public accounting firm, our internal auditor and our financial and accounting management. Our Audit Committee meets separately in executive session, outside the presence of management, with each of our independent registered public accounting firm and our internal auditor at each regularly scheduled meeting and at other times as necessary or desirable.

Our Board has determined that each member of the Audit Committee is independent and satisfies the independence standards of the Sarbanes-Oxley Act of 2002 and related rules and regulations of the SEC and the NYSE listing standards, including the additional independence requirements for audit committee members. The Board has also determined that each member of the Audit Committee is financially literate and qualifies as an “audit committee financial expert” for purposes of the SEC’s rules.

The Nominating Committee recognizes that Audit Committee members must have adequate time to devote to Audit Committee activities, given that such responsibilities command a significant portion of directors’ time. As a result, during March 2016, the Nominating Committee recommended, and the Board approved, a policy prohibiting Audit Committee members from simultaneously serving on more than two public company audit committees other than the Company’s. The policy grandfathers public company audit committees for which directors are serving as of the policy adoption date.

EXECUTIVE COMMITTEE

Our Board has delegated to our Executive Committee the power to direct the management of our business and affairs in emergency situations during intervals between meetings of the Board, except for matters specifically reserved for our Board and its other committees. The Executive Committee exercises its delegated authority only under extraordinary circumstances and has not held a meeting since 2002.

EXECUTIVE COMPENSATION COMMITTEE

Our Compensation Committee has primary responsibility for the design, review, approval and administration of all aspects of our executive compensation program. The Compensation Committee reviews the performance of, and makes all compensation decisions for, each of our executive officers other than our Chief Executive Officer. Our Compensation Committee also reviews the performance of, and makes compensation recommendations to the independent members of our Board for, our Chief Executive Officer.

The Compensation Committee meets throughout the year to review our compensation philosophy and its continued alignment with our business strategy and to consider and approve our executive compensation program for the subsequent year. With the assistance of a nationally-recognized, independent compensation consultant, the Compensation Committee discusses changes, if any, to the program structure, assesses the appropriate peer companies for benchmarking purposes, sets base salaries and incentive award opportunities, establishes the applicable performance measures and related goals under our incentive plans, evaluates performance in relation to the established measures and goals and determines annual cash and long-term equity incentive awards for our executive officers.

Our executive officers provide support to our Compensation Committee by coordinating meeting logistics, preparing and disseminating relevant financial and other information regarding us and the companies in our compensation peer group as a supplement to the comparative market data prepared by our independent compensation consultant and making recommendations with respect to performance measures and related goals. Our Chief Executive Officer attends meetings at the Compensation Committee’s request and recommends to the Compensation Committee compensation changes affecting our other executive officers. However, our Chief Executive Officer plays no role in setting her own compensation. At various times, our General Counsel and Corporate Secretary, our Assistant General Counsel, Corporate & Securities and our Chief Human Resources Officer may also attend meetings at the Compensation Committee’s request to act as secretary and record the minutes of the meetings, provide updates on legal developments and make presentations regarding certain organizational matters. Our Compensation Committee meets separately in executive session, without management present, at each regularly scheduled meeting and at other times as necessary or desirable.

The Compensation Committee meets during the first quarter of each year, typically in January, to review the achievement of pre-established performance goals for the prior year, to determine the appropriate annual cash and long-term equity incentive awards for executive officers based on that prior-year performance and, as appropriate, to approve grants of equity awards to our executive officers. Our executive officers provide support to our Compensation Committee in this process, and the Chief Executive Officer makes incentive award recommendations with respect to the other executive officers.

Our Board has determined that each member of the Compensation Committee is independent and satisfies the independence standards of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the related NYSE listing standards, including the additional independence requirements for compensation committee members. The Board has also determined that each member of the Compensation Committee meets the additional requirements for “outside directors” set forth in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and “non-employee directors” set forth in Rule 16b-3 under the Exchange Act.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2015, Messrs. Crocker, Gellert and Gilchrist served on our Compensation Committee. No member of the Compensation Committee is, or has been, employed by us or our subsidiaries or is an employee of any entity for which any of our executive officers serves on the board of directors.

Independent Compensation Consultant

Under its charter, our Compensation Committee has authority to retain, and approve the terms of engagement and fees paid to, compensation consultants, outside counsel and other advisors that the Compensation Committee deems appropriate, in its sole discretion, to assist it in discharging its duties. Any compensation consultant engaged by our Compensation Committee reports to the Compensation Committee and receives no fees from us that are unrelated to its role as advisor to our Board and its committees. Our Compensation Committee meets regularly with the compensation consultant without management present. Although a compensation consultant may periodically interact with company employees to gather and review information related to our executive compensation program, this work is done at the direction and subject to the oversight of the Compensation Committee. Under the Compensation Committee charter, any compensation consultant retained by our Compensation Committee must be independent, as determined annually by the Compensation Committee in its reasonable business judgment, considering the specific independence factors set forth in Rule 10C-1 under the Exchange Act and all other relevant facts and circumstances.

Pearl Meyer (“PM”) has served as our Compensation Committee’s independent compensation consultant since 2006. In 2015, our Compensation Committee retained PM to advise it and the independent members of our Board, as applicable, on matters related to our executive compensation levels and program design for 2015. Our Compensation Committee reviews the scope of work provided by PM on an annual basis and, in connection with PM’s engagement in 2015, determined that PM met the independence criteria under the Compensation Committee charter. PM did not perform any consulting services unrelated to executive compensation for us during the year ended December 31, 2015, and PM’s work for the Board and its committees has raised no conflict of interest.

INVESTMENT COMMITTEE

The function of our Investment Committee is to review and approve proposed acquisitions and dispositions of properties and other investments meeting applicable criteria, in accordance with our Amended and Restated Investment and Divestiture Approval Policy.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Our Nominating Committee oversees our corporate policies and other corporate governance matters, as well as matters relating to the practices and procedures of our Board, including the following: identifying, selecting and recommending to the Board qualified director-nominees; making recommendations to the Board regarding its committee structure and composition; reviewing and making recommendations to the Board regarding non-employee director compensation; overseeing an annual evaluation of the Board and its committees; developing and recommending to the Board a set of corporate governance guidelines and the corporate code of ethics; and generally advising the Board on corporate governance and related matters.

Our Board has determined that each member of the Nominating Committee is independent and satisfies the NYSE listing standards.

CORPORATE GOVERNANCE

Governance Policies

Our Guidelines on Governance reflect the fundamental corporate governance principles by which our Board and its committees operate. These guidelines set forth general practices the Board and its committees follow with respect to structure, function, organization, composition and conduct. These guidelines are reviewed at least annually by the Nominating Committee and are updated periodically in response to changing regulatory requirements, evolving corporate governance practices, input from our stockholders and otherwise as circumstances warrant.

Our Global Code of Ethics and Business Conduct sets forth the legal and ethical standards for conducting our business to which our directors, officers and employees, including our Chief Executive Officer, our Chief Financial Officer, and the directors, officers and employees of our subsidiaries must adhere. Our Global Code of Ethics and Business Conduct covers all significant areas of professional conduct, including employment practices, conflicts of interest, unfair or unethical use of corporate opportunities, protection of confidential information and other company assets, compliance with applicable laws and regulations, political activities and other public policy matters, and proper and timely reporting of financial results. See also “Public Policy Matters.”

Our Guidelines on Governance and our Global Code of Ethics and Business Conduct are available in the Corporate Governance section of our website at www.ventasreit.com/investor-relations/corporate-governance. We also provide copies of our Guidelines on Governance and our Global Code of Ethics and Business Conduct, without charge, upon request to our Corporate Secretary at Ventas, Inc., 353 North Clark Street, Suite 3300, Chicago, Illinois 60654. Waivers from, and amendments to, our Global Code of Ethics and Business Conduct that apply to our Chief Executive Officer, Chief Financial Officer or persons performing similar functions will be timely posted on our website at www.ventasreit.com. The information on our website is not a part of this Proxy Statement.

Transactions with Related Persons

Our written Policy on Transactions with Related Persons requires that any transaction involving us in which any of our directors, officers or employees (or their immediate family members) has a direct or indirect material interest be approved or ratified by the Audit Committee or the disinterested members of our Board. Our Global Code of Ethics and Business Conduct requires our directors, officers and employees to disclose in writing to our General Counsel any existing or proposed transaction in which he or she has a personal interest, or in which there is or might appear to be a conflict of interest by reason of his or her connection to another business organization. Our General Counsel reviews these matters with the Presiding Director to determine whether the transaction raises a conflict of interest that warrants review and approval by the Audit Committee or the disinterested members of the Board. In determining whether to approve or ratify a transaction, the Audit Committee or disinterested members of the Board consider all relevant facts and circumstances available to them and other factors they deem appropriate.

Transactions with Sutter Health

We own two newly developed MOBs that are 100% leased by Sutter Health under long-term triple-net leases. In 2015, Sutter Health paid us aggregate annual rent of approximately $6.5 million, which is less than one-tenth of one percent (0.1%) of Sutter Health’s 2015 consolidated gross revenues.  We also are engaged in a $170 million development project affiliated with Sutter Health in which Sutter Health is a tenant.  Mr. Reed, who served as Senior Vice President and Chief Financial Officer of Sutter Health until his retirement on January 1, 2015, has served as a member of our Board since March 2008. We believe the terms of the leases and development project with Sutter Health are no less favorable to us than those available from an unaffiliated party.

Risk Management

Management has primary responsibility for identifying and managing our exposure to risk, subject to active oversight by our Board of the processes we establish to assess, monitor and mitigate that exposure. The Board, directly and through its committees, routinely discusses with management our significant enterprise risks and reviews the guidelines, policies and procedures we have in place to address those risks, such as our approval process for acquisitions, dispositions and other investments. At Board and committee meetings, directors engage in comprehensive analyses and dialogue regarding specific areas of risk following receipt of written materials and in-depth presentations from management and third-party experts, including an enhanced annual enterprise risk management process and presentation to the Board to better identify risks, owners and mitigants. This process enables our Board to focus on the strategic, financial, operational, legal, regulatory and other risks that are most significant to us and our business in terms of likelihood and potential impact and ensures that our enterprise risks are well understood, mitigated to the extent reasonable and consistent with the Board’s view of our risk profile and risk tolerance.

In addition to the overall risk oversight function administered directly by our Board, each of our Audit, Compensation, Nominating and Investment Committees exercises its own oversight related to the risks associated with the particular responsibilities of that committee:

✓

Our Audit Committee reviews financial, accounting and internal control risks and the mechanisms through which we assess and manage risk, in accordance with NYSE requirements, and has certain responsibilities with respect to our compliance programs, such as our Global Code of Ethics and Business Conduct, our Global Anti-Corruption Policy and our Investigations Policy.

✓

Our Compensation Committee, as discussed in greater detail below, evaluates whether our compensation policies and practices, as they relate to both executive officers and employees generally, encourage excessive risk-taking.

✓	Our Nominating Committee focuses on risks related to corporate governance, board effectiveness and succession planning.

✓

Our Investment Committee is responsible for overseeing certain transaction-related risks, including the review of transactions in excess of certain thresholds, with existing tenants, operators, borrowers or managers, or that involve investments in non-core assets.

The chairs of these committees report on such matters to the full Board at each regularly scheduled Board meeting and other times as appropriate. Our Board believes that this division of responsibilities is the most effective approach for identifying and addressing risk, and through Ms. Cafaro’s combined role as Chief Executive Officer and Chairman, our Board leadership structure appropriately supports the Board’s role in risk oversight by facilitating prompt attention by the Board and its committees to the significant enterprise risks identified by management in our day-to-day operations.

Compensation Risk Assessment

As part of its risk oversight role, our Compensation Committee annually considers whether our compensation policies and practices for all employees, including our executive officers, create risks that are reasonably likely to have a material adverse effect on our company. In conducting its risk assessment in 2016, the Compensation Committee reviewed a report prepared by management regarding our existing compensation plans and programs, including our severance and change-in-control arrangements, in the context of our business risk environment. In its review, the Compensation Committee noted several design features of our compensation programs that reduce the likelihood of excessive risk-taking, including, but not limited to, the following:

✓	a balanced mix of cash and equity compensation with a strong emphasis on performance-based incentive awards;

✓	multiple performance measures selected in the context of our business strategy and often in tension with each other, for example, goals which promote FFO growth and maintaining a strong balance sheet;

✓	regular review of comparative compensation data to maintain competitive compensation levels in light of our industry, size and performance;

✓

incentive award opportunities that do not provide minimum guaranteed payouts, are based on a range of performance outcomes and plotted along a continuum, and have capped payouts, subject in all cases to the Compensation Committee’s and, in the case of our Chief Executive Officer, the independent Board members’ overall assessment of performance;

✓	equity compensation weighted more heavily towards restricted stock than stock options to provide greater incentive to create and preserve long-term stockholder value;

✓	equity incentive awards granted for prior-year performance with multi-year vesting schedules to enhance retention;

✓	minimum stock ownership guidelines that align executive officers with long-term stockholder interests; and

✓

prohibitions on engaging in derivative and other hedging transactions in our securities and restrictions on holding our securities in margin accounts or otherwise pledging our securities to secure loans.

Based on its evaluation, the Compensation Committee has determined, in its reasonable business judgment, that our compensation practices and policies for all employees do not create risks that are reasonably likely to have a material adverse effect on our company and instead promote behaviors that support long-term sustainability and creation of stockholder value.

Public Policy Matters

We are committed to ethical business conduct and expect our directors, officers and employees to act with integrity and to conduct themselves and our business in a way that protects our reputation for fairness and honesty. Consistent with these principles, our Global Code of Ethics and Business Conduct, our Global Anti-Corruption Policy and our Political Contribution, Expenditure and Activity Policy (adopted March 2016), we have established the policies and practices described below with respect to political contributions and other public policy matters.

Political Contributions and Expenditures

We do not use corporate funds or resources for direct contributions to political candidates, parties or campaigns, other than occasional de minimis use of our property, such as using a conference room. Corporate resources include non-financial donations, such as the use of our property in a political campaign or our employees’ use of work time and telephones to solicit for a political cause or candidate.

Promotion of Company Interests

We do not have a political action committee. However, we may advocate a position, express a view or take other appropriate action with respect to legislative or political matters affecting our company or our interests. We may also ask our employees to make personal contact with governmental officials or to write letters to present our position on specific issues. Any such advocacy is done in compliance with applicable laws and regulations.

Political Activities by Company Personnel

We believe that our directors, officers and employees have rights and responsibilities to participate in political activities as citizens, including voting in elections, keeping informed on political matters, serving on civic bodies and contributing financially to, and participating in the campaigns of, the political candidates of their choice. Accordingly, our directors, officers and employees are not constrained from engaging in political activities, making political contributions, expressing political views or taking action on any political or legislative matter, so long as they are acting in their individual capacity, on their own time and at their own expense. Directors, officers and employees acting in their individual capacity must not give the impression that they are speaking on our behalf or representing our company in such activities.

Relationships with Government Officials

Our directors, officers and employees may not maintain any relationship or take any action with respect to public officials that could impugn our integrity or reputation. In particular, our directors, officers and employees may not offer, promise or give anything of value, including payments, entertainment and gifts, to any government official, employee, agent or other intermediary of the United States government or any domestic or foreign government.

OUR EXECUTIVE OFFICERS

Set forth below is certain biographical information about our executive officers. Ages shown for all executive officers are as of the date of the Annual Meeting.

Name and Position	Age	Business Experience
Debra A. Cafaro Chairman and Chief Executive Officer	58	Ms. Cafaro’s biographical information is set forth in this Proxy Statement under “Proposals Requiring Your Vote—Proposal 1: Election of Directors.”
John D. Cobb Executive Vice President and Chief Investment Officer	44

Mr. Cobb has been our Executive Vice President, Chief Investment Officer since March 2013, after serving as our Senior Vice President, Chief Investment Officer from 2010 to March 2013. Prior to that, Mr. Cobb was a President and Chief Executive Officer of Senior Lifestyle Corporation, where he led the strategic direction of a 9,000+ unit retirement company with over 3,400 employees. Prior to that, he held various positions with GE Healthcare Financial Services, a division of General Electric Capital Corporation, which is a subsidiary of General Electric Corporation, with the last being Senior Managing Director, where he led a team focused on debt and equity investments in healthcare real estate totaling over $9 billion. Mr. Cobb has served as a member of the Board of Directors of the National Investment Center for the Seniors Housing & Care Industry. He is currently a member of the Executive Board of the American Seniors Housing Association.

Todd W. Lillibridge Executive Vice President, Medical Property Operations; President and Chief Executive Officer, Lillibridge Healthcare Services, Inc.	60

Mr. Lillibridge has been our Executive Vice President, Medical Property Operations since July 2010. Mr. Lillibridge also serves as President and Chief Executive Officer of our subsidiary, Lillibridge Healthcare Services, Inc. (“Lillibridge”), where he is responsible for the strategic focus, vision and overall leadership of our MOB operations. Prior to joining Lillibridge’s predecessor in 1982, and subsequently establishing Lillibridge & Company, Mr. Lillibridge was employed by Baird & Warner, Inc. of Chicago, Illinois, serving in the real estate finance group and the development division. He is a member of the Economic Club of Chicago and the World Presidents’ Organization of Chicago. Mr. Lillibridge is a member of the board of directors of Ardent Health Services, member of the Rush University Medical Center Facilities Committee and a member of Pacific Medical Buildings Healthcare Real Estate Board.

Robert F. Probst Executive Vice President and Chief Financial Officer	48

Mr. Probst has been our Executive Vice President and Chief Financial Officer since October 2014 and previously served as our Acting Chief Accounting Officer from October 2014 to September 2015. Prior to joining us, Mr. Probst served as senior vice president and chief financial officer of Beam Inc., a global spirits distributor, from its inception as an independent, S&P 500 company in October 2011 to its sale to Suntory Holdings Limited in May 2014.  Prior to that, he served as senior vice president and chief financial officer of Beam Global Spirits & Wine, Inc., playing a key role in establishing the former unit of Fortune Brands, Inc. as a standalone publicly-traded company. Mr. Probst serves on the boards of the Chicago Botanic Garden and Camp Kesem, as well as the advisory board of the Duke University Financial Economics program.

T. Richard Riney Executive Vice President, Chief Administrative Officer, General Counsel and Ethics and Compliance Officer	58

Mr. Riney has been our Executive Vice President and General Counsel since 1998, was named our Chief Administrative Officer in 2007, has served as our Corporate Secretary since August 2015 and previously served as our Corporate Secretary from 1998 to 2012. Mr. Riney also serves as our Ethics and Compliance Officer. From 1996 to 1998, he served as Transactions Counsel for our predecessor, Vencor, Inc. Prior to that, Mr. Riney practiced law with the law firm of Hirn, Reed & Harper, where his areas of concentration were real estate and corporate finance. Mr. Riney serves on the Centre College President’s Advisory Council. He is admitted to the Bar in Kentucky and is a member of the National Association of Real Estate Investment Trusts (“NAREIT”).

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis and, based on such review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the 2015 Form 10-K.

COMPENSATION COMMITTEE

Jay M. Gellert, Chair

Douglas Crocker II

Richard I. Gilchrist

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides a detailed description of our executive compensation philosophy, objectives and programs, the compensation decisions made under those programs and the factors considered by our Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board in making those decisions. The CD&A focuses on the compensation of our Named Executive Officers for 2015, who were:

Name	Title
Debra A. Cafaro	Chairman and Chief Executive Officer
Robert F. Probst	Executive Vice President and Chief Financial Officer
Todd W. Lillibridge	Executive Vice President, Medical Property Operations; President and Chief Executive Officer, Lillibridge Healthcare Services, Inc.
T. Richard Riney	Executive Vice President, Chief Administrative Officer, General Counsel and Ethics and Compliance Officer
John D. Cobb	Executive Vice President and Chief Investment Officer

As in previous years, we awarded compensation to our Named Executive Officers for 2015 based on compensation policies that closely link compensation to performance. These policies, in planned combination, generate rewards for achievement of high-level company and individual performance and discourage excessive short-term risk taking. We believe this balance is essential to align management with the long-term interests of our stockholders.

Executive Summary

Our executive compensation programs are designed to attract, retain and motivate talented executives, to reward executives for the achievement of pre-established company and tailored individual goals consistent with our strategic plan and to link compensation to company performance. We compensate our executives primarily through base salary, annual cash incentive compensation and long-term equity incentive compensation. Our executive compensation philosophy emphasizes performance-based incentive compensation over fixed cash compensation, so that the vast majority of total direct compensation is variable and not guaranteed. A significant percentage of incentive compensation is in the form of equity awards granted to reward past performance. Even though these equity awards are fully earned for performance that has already been achieved at the time of grant, a substantial portion of the awards vests over time to provide additional retention benefits and create greater alignment with stockholders. We believe this structure appropriately focuses our executive officers on the creation of long-term value and encourages prudent evaluation of risks.

2015 Performance

Our Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board view performance for compensatory purposes in two primary ways: (1) strategic, financial and operating performance, including results against our growth targets, and (2) returns to stockholders over time, both on an absolute basis and relative to other companies, including S&P 500 companies, large-cap REITs and our compensation peer group (see “Benchmarking and Comparable Companies”).

Strategic, Financial and Operating Performance.  We delivered exceptional strategic, financial and operating performance in 2015. Our 2015 strategic, financial and operating performance highlights included the following:

✓	excellent strategic decision-making regarding the tax-efficient Spin-off and its outstanding execution;
✓

entry into the hospital market, a long-term strategic objective of the Company, with Ardent, a top 10 hospital company, including the simultaneous structuring and sale of the Ardent hospital operating company;

✓	closing of over $5 billion of accretive acquisitions;
✓

commitment of $350 million to capital projects, including ground up development of a Class A MOB in downtown San Francisco and two luxury ground up seniors housing developments in San Francisco and Palm Beach County, and multiple redevelopment projects with our top operators;

✓	delivery of sector-leading same-store cash flow growth;
✓

improved relative equity multiple (among the large-cap diversified healthcare REITs) and issuance of $2.8 billion in equity capital at over $76 per share (the majority of which was issued prior to the Spin-off);

✓	generation and receipt of over $700 million in sales proceeds and loan repayments;
✓	enhanced investor messaging and outreach, including holding a very successful inaugural Investor Day;
✓	realignment of the executive management team following the Spin-off, with improved organizational efficiency and effectiveness;
✓	issuance of long-term (13-year average) debt at attractive (under 4%) all-in pricing; and
✓	reaffirmation of our BBB+ credit ratings.

The Spin-off has been well-received by our stockholders and in 2016 we are already realizing the benefits of the strategic and forward-thinking actions we took in 2015.

The 2015 compensation decisions made by our Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board reflected our level of achievement overall with respect to the pre-established measures and goals under our annual cash and long-term equity incentive plans and the individual performance and contributions of our Named Executive Officers to our strong financial and operating performance during the year.

Returns to Stockholders.  Our long history of delivering sustained, superior returns to stockholders continued in 2015 with the following:

✓

For the period from January 1, 2000 through December 31, 2015 (the 16 completed fiscal years of our Chief Executive Officer’s tenure), we delivered compound annual TSR of over 26%, outperforming the S&P 500 index and the RMS index and ranking us first among our compensation peer group.

✓	We increased our regular quarterly dividend by 12% on a combined Company and CCP basis following the Spin-off.
✓	We made a tax-free distribution to our stockholders of CCP shares, valued at $8.51 per share of our common stock.
✓	We ranked first among the large-cap diversified healthcare REITs in our peer group as to our one-year TSR of -5.55% and we ranked second as to our three-year compound annual TSR of 4.5%.

2015 Executive Compensation

In 2015, our compensation decisions once again reflected strong alignment between pay and performance. In determining the incentive compensation paid to our Named Executive Officers for 2015, our Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board rigorously evaluated company and individual performance relative to the pre-established measures and goals under our annual cash and long-term equity incentive plans.  In 2015, we delivered excellent strategic, financial and operating performance, including industry-leading comparable normalized FFO growth, same-store cash flow growth and fixed charge coverage.  However, along with the other two large-cap diversified healthcare REITs, we delivered total stockholder return in the bottom quartile among our 16-company peer group for the one and three year periods ended December 31, 2015. This resulted in zero payout for the relative TSR metrics, which represent 35% of the weighting under our long-term incentive plan.

Our Compensation Committee and Board considered all of the factors established under the 2015 Plan and has discretion to consider other relevant factors, although it places the greatest significance on the achievements noted in the “2015 Performance” section above.

The table below sets forth total direct compensation (base salary + annual cash incentive award + long-term equity incentive award) of each of our Named Executive Officers for 2015, 2014 and 2013 (except for Mr. Cobb, who first became a Named Executive Officer in 2015 and Mr. Probst, who commenced his employment with us in 2014), consistent with the manner in which our Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board evaluate executive compensation and pay-for-performance alignment.

SUPPLEMENTAL COMPENSATION TABLE REFLECTING OUR RETROSPECTIVE LONG-TERM INCENTIVE PLAN

				Long-Term Equity Incentive Award
Name	Performance Year	Salary	Annual Cash Incentive Award	Restricted Stock (1)	Stock Options (1)	Total Direct Compensation (2)	Year-Over- Year Change (3)
Debra A. Cafaro	2015	$ 1,075,000	$ 3,569,000	$ 2,918,592	$ 1,945,750	$9,508,342	(14)%
	2014	1,050,000	3,780,000	4,353,197	1,865,572	11,048,769
	2013	1,000,000	2,974,001	3,622,819	1,552,506	9,149,326
Robert F. Probst (4)	2015	575,000	1,337,249	791,466	527,653	3,231,368	(10)%
	2014	103,973	323,438	300,512	128,813	856,736
Todd W. Lillibridge	2015	479,900	738,801	572,272	381,520	2,172,493	(18)%
	2014	461,400	1,004,929	837,455	358,902	2,662,686
	2013	412,000	844,600	611,688	262,132	2,130,420
T. Richard Riney	2015	525,600	1,185,570	699,808	466,553	2,877,531	(2)%
	2014	500,580	1,126,305	908,587	389,378	2,924,850
	2013	463,500	957,128	688,134	294,894	2,403,656
John D. Cobb (5)	2015	525,000	1,230,154	730,522	487,020	2,972,696	N/A

(1)

Amounts shown represent the full grant date fair value, calculated pursuant to Financial Accounting Standards Board (“FASB”) guidance relating to fair value provisions for share-based payments, of the restricted stock and stock option portions of each Named Executive Officer’s long-term equity incentive award.

(2)

Total direct compensation consists of base salary, annual cash incentive awards and long-term equity incentive awards, and therefore excludes amounts shown in the “All Other Compensation” column of the 2015 Summary Compensation Table.

(3)	Mr. Probst’s year-over-year change percentage is based on annualized 2014 compensation figures because he commenced employment with us in October 2014.

(4)

Upon his commencement of employment in 2014, Mr. Probst received a $1 million, one-time restricted stock award for retention purposes, but this amount is excluded from 2014 total direct compensation because the award was part of a recruitment package and unrelated to 2014 performance. The award will vest in full on the third anniversary of the date of grant.

(5)

During 2015, Mr. Cobb received a $1 million, one-time restricted stock award for retention purposes, but this amount is excluded from 2015 total direct compensation because this award was not related solely to performance in a single year. The award vests in three equal annual installments beginning on the date of grant. The Board does not view this award as a continuing feature of our executive compensation program.

This table differs from compensation reported in the 2015 Summary Compensation Table in that it reflects the value of our Named Executive Officers’ long-term equity incentive awards in the performance year for which they were earned, rather than the year in which they were granted (e.g., long-term equity incentive awards granted in January 2016 for 2015 performance are shown in the table above as 2015 compensation). While compensation reported in the 2015 Summary Compensation Table is useful, the SEC’s disclosure rules do not take into account the retrospective nature of our executive compensation program and therefore create a one-year lag between the value of our Named Executive Officers’ long-term equity incentive awards and the performance year for which they were earned (e.g., long-term equity incentive awards granted in January 2016 for 2015 performance will not be shown in the Summary Compensation Table until our 2017 Proxy Statement as 2016 compensation). The amounts disclosed in the table above reflect final, fully-earned awards based on past performance measured against pre-established quantitative and qualitative performance criteria, meaning that these amounts are not subject to change based on future performance. This table supplements, and does not replace, the 2015 Summary Compensation Table.

2015 Base Salary.  Following a review of compensation data for peers with substantially similar roles and responsibilities (as described below under “Benchmarking and Comparable Companies”), each of our Named Executive Officers (other than Mr. Probst) received an increase in base salary for 2015 to remain near the market median.

2015 Annual Cash Incentive Awards.  Cash incentive awards granted to our Named Executive Officers for 2015 performance were earned between the target and maximum levels, ranging from 68% to 100% of their respective maximum award opportunities (or from 103% to 166% of their respective target award opportunities) based on our performance with respect to pre-established company financial measures, as further described below in the “Annual Cash Incentive Compensation — Opportunities, Measures and Actual Performance” section.

2015 Long-Term Equity Incentive Awards, Granted in 2016.   Long-term equity incentive awards granted in the form of restricted stock and stock options to our Named Executive Officers in 2016 for 2015 performance approximated the threshold level, ranging from 53% to 61% of their respective maximum award opportunities (or from 72% to 77% of their respective target award opportunities), based on our performance with respect to pre-established quantitative measures, as further described below in the “Long-Term Equity Incentive Compensation — Opportunities, Measures and Performance” section.

Pay-for-Performance Alignment

The graph below illustrates our long-term pay-for-performance alignment by comparing our Chief Executive Officer’s total direct compensation to our TSR performance (indexed to a 2010 base year) for each of the past five years.

This graph differs from compensation reported in the 2015 Summary Compensation Table in that it aligns the value of long-term equity incentive awards with the performance year for which they were earned, rather than the year in which they were granted (e.g., long-term equity incentive awards granted in January 2016 for 2015 performance are shown in the graph above as 2015 compensation), consistent with the manner in which our Compensation Committee and, with respect to our Chief Executive Officer, the independent members of our Board evaluate compensation and pay-for-performance (as disclosed in the supplemental table above).

Compensation Policies and Practices—Good Governance

Consistent with our commitment to strong corporate governance and responsiveness to our stockholders, in 2015 our Board maintained the following compensation policies and practices to drive performance and serve our stockholders’ long-term interests:

✓

The structure of our executive compensation program includes a balanced mix of cash and equity compensation with a strong emphasis on performance-based incentive awards that contain a blend of metrics promoting responsible growth and risk management.

✓

Our Named Executive Officers’ incentive award opportunities are capped, and the value of their awards is determined based on the Compensation Committee’s or the independent Board members’ assessment of performance with respect to multiple performance measures, including relative TSR, that promote stockholder value.

✓

The long-term equity incentive awards earned by our Named Executive Officers for prior-year performance have time-based vesting schedules to enhance retention and alignment with long-term stockholder value.

✓

The competitiveness of our executive compensation program is assessed by comparison to the median of a group of peer companies that are comparable to us in terms of enterprise value, market capitalization and total assets.

✓	Our Compensation Committee is comprised solely of independent directors and annually engages an independent compensation consultant to advise on matters related to our executive compensation program.

✓	Our employment agreements with executive officers do not provide single-trigger change of control benefits, and we prohibit new tax gross-up arrangements under our anti-tax gross-up policy.

✓	We maintain meaningful stock ownership guidelines for our executive officers and non-employee directors that promote a long-term stockholder perspective.

✓	Our Compensation Committee annually reviews and assesses the potential risks of our compensation policies and practices for all employees.

✓	Our recoupment policy enables our Board to “claw back” incentive compensation in the event of a financial restatement.

✓	Our executive officers receive limited perquisites and other personal benefits that are not otherwise generally available to all of our employees.

✓

Our Securities Trading Policy and Procedures prohibits our executive officers and directors from engaging in derivative and other hedging transactions in our securities and restricts our executive officers and directors from holding our securities in margin accounts or otherwise pledging our securities to secure loans without the prior approval of the Audit Committee (no executive officer or director pledged or held our securities in margin accounts at any time during 2015).

2015 Advisory Vote on Executive Compensation and Stockholder Outreach

We submit an advisory vote to approve our executive compensation to our stockholders on an annual basis. At our 2015 Annual Meeting of Stockholders, holders of approximately 94.9% of the shares represented at the meeting voted to approve, on an advisory basis, our executive compensation. We believe the continued support for our compensation program in 2015 reflects:

✓	the strong alignment between our executive pay and performance over long time periods;

✓	the quantitative alignment between our executive pay and performance, as measured by stockholder advisory groups; and

✓	our broad and consistent stockholder outreach efforts.

During 2015, we conducted broad investor outreach programs on two separate occasions.  In connection with our 2015 Annual Meeting of Stockholders, we continued our engagement in a broad outreach program to discuss our executive compensation practices with institutional investors that held more than 54% of the outstanding shares of our common stock. Because we value open and constructive dialogue with our stockholders, we formally invited our 25 largest stockholders to provide feedback about our executive compensation philosophy and programs, as well as our corporate governance practices.

Also, beginning in the fourth quarter of 2015, together with the Chair of our Compensation Committee, we reached out to 27 of our largest stockholders (holding more than 60% of our outstanding shares of common stock) to discuss our executive compensation program and invited such stockholders to provide us with feedback on our executive compensation program and corporate governance practices. Based on these discussions and the strong support of our stockholders at our 2015 Annual Meeting of Stockholders, we learned that our stockholders:

✓

generally approve of the overall structure of our executive compensation program and diversity of goals, particularly our use of balanced metrics of growth, risk management and capital structure to mitigate risk and promote responsible, sustained long-term growth. Several stockholders added that they would support a decision by the Company to move to a forward-looking, long-term equity incentive compensation structure;

✓	generally approve of our implementation of the executive compensation program, the factors considered and the decisions made under the program;

✓	generally approve of our proxy disclosures regarding our executive compensation program and corporate governance best practices;

✓	generally support our pay-for-performance alignment; and

✓	generally endorse our corporate governance practices.

Our Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board have also continued to evaluate our overall executive compensation program and believe that it is well designed to achieve our objectives of attracting, retaining and motivating talented executives and rewarding superior performance in the context of our business risk environment. Based on strong alignment between our executive pay and performance, the strong support of our stockholders at our 2015 Annual Meeting of Stockholders and the positive feedback we have received from our largest stockholders, our executive compensation program has not changed significantly from that described in our 2015 Proxy Statement.

Objectives of Our Compensation Program

We recognize that effective compensation strategies are critical to recruiting, incentivizing and retaining key employees who contribute to our long-term success and thereby create value for our stockholders. Accordingly, our compensation program is designed to achieve the following primary objectives:

✓	attract, retain and motivate talented executives;

✓	reward performance that meets or exceeds pre-established company and tailored individual goals consistent with our strategic plan, while maintaining alignment with stockholders;

✓	provide balanced incentives that discourage excessive risk-taking;

✓	retain sufficient flexibility to permit our executive officers to manage risk and adjust appropriately to meet rapidly changing market and business conditions;

✓

evaluate performance by balancing consideration of those measures that management can directly and significantly influence with market forces that management cannot control (such as monetary policy and interest rate expectations), but that impact stockholder value;

✓	encourage executives to become and remain long-term stockholders of our company; and

✓	maintain compensation and corporate governance practices that support our goal to deliver sustained, superior returns to stockholders.

We align the interests of our executive officers and stockholders by maintaining a performance- and achievement-oriented environment that provides executives with the opportunity to earn market-competitive levels of cash and equity compensation for strong performance measured against key strategic, financial and operating goals that create long-term stockholder value.

Benchmarking and Comparable Companies

Our Compensation Committee retained PM as its independent compensation consultant to advise it and, in the case of our Chief Executive Officer, the independent members of our Board on matters related to our Named Executive Officers’ compensation levels and program design for 2015. Our Compensation Committee has reviewed PM’s independence and determined that PM met the independence criteria under the Compensation Committee charter and that PM’s engagement raised no conflict of interest.

For 2015 benchmarking purposes, PM provided our Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board with comparative market data on compensation practices and programs based on its analysis of a group of peer companies (the “Comparable Companies”) and provided guidance on compensation trends and best practices. Using this market data, PM advised the Compensation Committee and the independent members of our Board and made recommendations with respect to program design and setting base salaries and incentive award opportunity levels for our executive officers for 2015.

In determining 2015 compensation targets for our Named Executive Officers, our Compensation Committee, in consultation with PM, considered the competitive positioning of our executive compensation levels relative to compensation data for the Comparable Companies with respect to the following components of pay: base salary; total annual compensation (base salary plus annual incentive awards); long-term equity incentives (annualized expected value of long-term equity incentive awards) and total direct compensation (base salary plus annual incentive awards and annualized expected value of long-term equity incentive awards). Consistent with our compensation philosophy, our Compensation Committee targeted the median of the Comparable Companies for each of these components. Our 2015 executive compensation program was designed to deliver compensation levels above or below these targets if performance exceeded or failed to achieve the goals established for the annual cash and long-term equity incentive awards. We believe this methodology is appropriate for our operating style and reflects the need to attract, retain and stretch top executive talent.

The group of Comparable Companies consists of large-cap REITs in different sectors (such as office, retail and lodging), but otherwise similar to us in terms of FFO and generally falling within a range of 40% to 250% of our enterprise value, market capitalization and total assets. Because these companies’ values may rise or fall based on underlying trends that are different from those affecting healthcare real estate, our total returns may vary significantly from theirs. Our

Compensation Committee annually reviews the Comparable Companies to ensure that their size and operations remain comparable to ours and may change the composition of the group from time to time as appropriate. In August 2014, the Compensation Committee approved the 15 companies identified below as the appropriate Comparable Companies for 2015 compensation purposes. These companies are the same companies used by the Compensation Committee for 2014 compensation purposes. The Comparable Companies reported compensation data for executive positions with responsibilities similar in breadth and scope to those of our executive officers, and we believe these companies generally competed with us for executive talent and stockholder investment in 2015.

Compensation Mix

Our executive compensation philosophy promotes a compensation mix that emphasizes variable pay and long-term stockholder value. We believe that an emphasis on incentive compensation creates greater alignment with the interests of our stockholders, ensures that our business strategy is executed by decision-makers in a manner that focuses on the creation of long-term value rather than only short-term results, and encourages prudent evaluation of risks. Accordingly, our compensation structure is designed such that a significant portion of Named Executive Officers’ total direct compensation is in the form of equity awards granted based on past performance that vest over time. Even though these equity awards are fully earned for performance that has already been achieved at the time of grant, the vesting schedule is designed to provide additional retention benefits and create greater alignment with stockholders.

The following charts illustrate each Named Executive Officer’s base salary, target annual cash incentive compensation and target long-term equity incentive compensation as a percentage of his or her target total direct compensation for 2015. Ms. Cafaro’s target total direct compensation reflects a heavier weight on long-term equity incentive compensation because our Compensation Committee and the independent members of our Board believe that, due to her leadership role as our Chief Executive Officer, her compensation structure should reflect even greater alignment with our stockholders.

Elements of Our Compensation Program

For 2015, the compensation provided to our executive officers consisted of the same elements generally available to our non-executive officers: base salary; annual cash incentive compensation; long-term equity incentive compensation; and other perquisites and benefits. The overall structure of our executive compensation program has not changed significantly over the past several years due to the positive feedback we have received from our stockholders during that time.

Base Salary

The base salary payable to each Named Executive Officer provides a fixed component of compensation that reflects the executive’s position and responsibilities. Base salary is generally targeted to approximate the competitive market median of the Comparable Companies, but may deviate from this target based on an individual’s sustained performance, contributions, leadership, experience, expertise and specific roles within our company as compared to the benchmark data. Our Compensation Committee reviews base salaries annually and may make adjustments to better match competitive market levels or to recognize an executive’s professional growth and development or increased responsibilities. The Compensation Committee also considers the success of each executive officer in developing and executing our strategic plans, exercising leadership and creating stockholder value.

In determining 2015 base salaries for our Named Executive Officers, our Compensation Committee analyzed base salary information of the Comparable Companies contained in a report prepared by PM. Although the Compensation Committee periodically considers information from REIT industry and other compensation surveys, it places primary emphasis on publicly-available data from the Comparable Companies’ proxy statements and other SEC filings, which is more detailed by individual executive officer position than the data typically provided in compensation surveys.

For 2015, our Compensation Committee and, in the case of the Chief Executive Officer, the independent members of our Board approved the following base salary increases for our Named Executive Officers:

	Base Salary		Year-Over-Year

	2015	2014	% Change

Debra A. Cafaro	$ 1,075,000	$ 1,050,000	2.4%
Robert F. Probst	575,000	575,000	0%
Todd W. Lillibridge	479,900	461,400	4.0%
T. Richard Riney	525,600	500,580	5.0%
John D. Cobb	525,000	500,000	5.0%

With these increases, each Named Executive Officer’s 2015 base salary was positioned at or slightly below the market median for the Comparable Companies except for Ms. Cafaro, whose base salary ranked approximately 13% above the median, which the Compensation Committee considers to be within the competitive range given Ms. Cafaro’s consistent, excellent performance and tenure. Mr. Probst’s initial base salary set in connection with his October 27, 2014 hire date did not require an adjustment to remain market-competitive.

For 2016, our Compensation Committee and, in the case of the Chief Executive Officer, the independent members of our Board approved the following base salary levels for our Named Executive Officers:

	Base Salary		Year-Over-Year

	2016	2015	% Change

Debra A. Cafaro	$ 1,075,000	$ 1,075,000	0%
Robert F. Probst	592,000	575,000	3.0%
Todd W. Lillibridge	494,000	479,900	2.9%
T. Richard Riney	541,000	525,600	2.9%
John D. Cobb	541,000	525,000	3.0%

At these levels, each Named Executive Officer’s 2015 base salary was positioned approximately at the market median for the Comparable Companies except for Ms. Cafaro, whose base salary ranked approximately 13% above the median, which the Compensation Committee considers to be within the competitive range given Ms. Cafaro’s consistent, excellent performance and tenure. The Compensation Committee did not adjust Ms. Cafaro’s base salary in 2016.

Annual Cash Incentive Compensation — Opportunities, Measures and Actual Performance

We provide our Named Executive Officers with an annual opportunity to earn cash incentive awards for the achievement of pre-established company financial goals and tailored individual objectives. At the beginning of each performance year, our Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board approve specific performance measures, goals and weightings and an award opportunity range (expressed as multiples of base salary and corresponding to threshold, target and maximum levels of performance) for each Named Executive Officer.

Cash incentive awards granted to our Named Executive Officers for 2015 performance were earned between the target and maximum levels, ranging from 68% to 100% of their respective maximum award opportunities (or from 103% to 166% of their respective target award opportunities). We exceeded maximum performance with respect to both company financial measures described below that together accounted for 65% of the award opportunity (or 35% in the case of Mr. Lillibridge). Performance with respect to MOB operations financial metrics, which accounted for 40% of Mr. Lillibridge’s 2015 annual cash incentive award opportunity, ranged from below threshold to between target and maximum, resulting in an overall payout below threshold. With respect to the tailored individual objectives that accounted for the remaining 35% of the award opportunity (or 25% in the case of Mr. Lillibridge), our Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board determined that each Named Executive Officer achieved between target and maximum performance, depending on his or her unique contributions to our success.

2015 Award Opportunities.  In December 2014, our Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board approved the 2015 annual cash incentive award opportunities for our Named Executive Officers shown in the charts above, which were unchanged from 2014.  In connection with additions to the duties and responsibilities of Messrs. Probst, Riney and Cobb following the completion of the Spin-off, the Compensation Committee approved increases, effective on a prorated basis for 2015 commencing August 17, 2015, to such Named Executive Officers’ annual incentive award opportunities by 25 basis points at each of the threshold (from 100% to 125%), target (from 150% to 175%) and maximum (from 225% to 250%) levels.  In making such adjustments, the Committee took into account (i) these Named Executive Officers’ increased responsibilities, (ii) cost savings of over $4 million in annual direct compensation costs (on a target basis), even after taking into account the adjustments made to the annual and long-term incentive award opportunities for Messrs. Probst, Riney and Cobb, as a result of the realignment of our executive team, pursuant to which two of our senior executives exited the Company (and were not replaced) following the Spin-off to work at CCP and (iii) the fact that our Named Executive Officers other than the Chief Executive Officer, as a group, were positioned at or slightly below the aggregate market median for target total direct compensation, even after taking into account the adjustments made to the annual and long-term incentive award opportunities for Messrs. Probst, Riney and Cobb. The annual incentive award opportunities for Messrs. Probst, Riney and Cobb shown in the chart above reflect a blended rate of their pre- and post-Spin-off annual incentive award opportunities.

Ms. Cafaro’s annual cash incentive opportunity structure has greater leverage and a wider range of outcomes than the structures of our other Named Executive Officers in support of the view that the Chief Executive Officer’s compensation should be more strongly aligned with stockholders than our other executive officers.

Performance Measures and Results.  Below is a summary of the annual cash incentive plan measures and goals approved by our Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board, the relative weighting for each performance measure, the reasons why we consider each performance measure to be an important component of our pay-for-performance philosophy, and our results with respect to those measures.  The goals disclosed below were arithmetically adjusted as required by our 2015 Plan by taking the year-to-date results as of the date of the Spin-off and eliminating the projected results of the properties transferred to CCP for the post-Spin-off period and associated impacts.  These adjusted goals were reviewed and approved by our Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board. Consistent with our compensation philosophy, the 2015 annual cash incentive plan measures and goals were determined taking into consideration our strategic plan and were designed to be challenging, but also to discourage excessive risk-taking. Although these performance measures focus on shorter-term results, they have a counterbalancing effect on each other. They incentivize our Named Executive Officers to effectively meet rapidly changing market and business conditions and make appropriate business adjustments that benefit the long-term interests of our stockholders.

In the first quarter of the year following the performance year, each Named Executive Officer’s performance is carefully evaluated with respect to the applicable pre-established measures and goals to determine the earned value of the individual’s annual cash incentive award, if any, within the established award opportunity range. For 2015, we exceeded maximum performance with respect to each of the company-wide financial measures, as summarized below.

Normalized FFO Per Share (Cash)

Normalized FFO per share, excluding non-cash items,

for the year ended December 31, 2015

Weighting: 50% (27% for Mr. Lillibridge)

Goals:*

	Pre-Spin	Post-Spin

Threshold	$4.56	$4.26
Target	$4.65	$4.34
Maximum	$4.74	$4.42

* These goals were arithmetically adjusted as required by our Plan, effective on the date of our Spin-off in August 2015, in order to exclude the impact of the Spin-off, consistent with the Company’s public disclosure and the models approved by the Board when it approved the Spin-off.

Why does this measure matter?  FFO is a common measure of operating performance for REITs because it excludes, among other items, the effect of gains and losses from real estate sales and real estate depreciation and amortization to allow investors, analysts and management to compare operating performance among companies and across time periods on a consistent basis. A REIT’s FFO can have a significant impact on the trading price of its common stock and, therefore, its TSR. Normalized FFO is the main measure the Company uses in its publicly reported earnings and is defined as FFO excluding certain items, such as non-cash income tax items, deal costs and expenses, and gains and losses from marking the value of derivative instruments to market. The maximum performance goal on a pre-Spin-off basis represented a 6% increase over 2014 normalized FFO per share (and a 12% increase over the 2014 maximum goal), which the Committee believes is appropriately challenging. In setting the threshold, target and maximum performance levels, the Committee considers the Company’s business model, growth rates of peers, size, and the asset classes in which it operates, as well as the desired tradeoffs between growth in FFO per share and maintaining a low risk profile through sound investments. With respect to growth rates of peers, on average over the past five years, our growth in normalized FFO per diluted share has been well above the peer group median, which is consistent with actual payouts at above target levels.

Result:  Exceeded Maximum Performance Goal. Our year-over-year normalized FFO per diluted share was $4.47.  The variance between our actual results and our pre-established goals was largely due to actions led by our Named Executive Officers, including completing more accretive acquisitions, generating more income from active asset management, creating organizational efficiencies and managing our balance sheet actively.

Fixed Charge Coverage (Year End)

Fixed charge coverage ratio as of December 31, 2015

Weighting: 15% (8% for Mr. Lillibridge)

Goals:

Threshold	3.50x
Target	3.75x
Maximum	4.00x

Why does this measure matter?  Fixed charge coverage ratio reflects the strength of our balance sheet and our ability to generate sufficient cash flow to meet our debt obligations and continue to pay or increase our dividend. A strong ratio of EBITDA-generation compared to fixed payment obligations—one element of our comprehensive risk management program—is especially important for REITs, which are dividend-paying and required to distribute to stockholders a substantial portion of their annual taxable net income. By maintaining a high fixed charge coverage ratio, we are able to preserve and enhance stockholder value.  Even if our EBITDA declines in times of economic cycles or other impacts to our cash flows, high fixed charge coverage of cash flow to fixed obligations should enable us to generate sufficient free cash flow to meet our fixed obligations such as principal and interest payments and at the same time be able to maintain and even increase our dividend, which is an important component of our value proposition (total return) to stockholders.  Strong fixed charge coverage also enables us to maintain a strong BBB or better credit rating, which enhances our cost of capital (a critical component of our continued investment strategy) and provides us with more consistent access to the debt capital markets even during periods of capital market disruption. On average over the past three years (since fixed charge coverage has been used as an annual incentive measure), we have performed well above the peer group median with respect to this metric, which is consistent with actual payouts at above target levels.

Result:  Exceeded Maximum Performance Goal. As of December 31, 2015, our fixed charge coverage ratio was 4.5x. The variance between our actual results and our pre-established goals was largely due to actions led by our Named Executive Officers, including generation of higher than projected EBITDA coupled with efficient capital markets execution.  Our cash flow in 2015 reached a record high—with Cash Flow from Operations growing 11% year-over-year from 2014 to 2015—despite spinning off a portion of our cash flow to CCP in August 2015.

Lillibridge Financial Performance (Year End)

HCT Property MOB Cash NOI, Same-Store Cash NOI, Same-Store Occupancy and Tenant Retention

for the year ended December 31, 2015

Weighting: 40% (for Mr. Lillibridge only)

Goals:*

Measure	Achievement	Goal	Weighting

HCT Property MOB Cash NOI	Threshold	-1.0%	25%
	Target	0.0%
	Maximum	1.0%
Same-Store MOB Cash NOI(based on a specific definition and pool of assets)	Threshold	2.3%	40%
	Target	2.8%
	Maximum	3.3%
Same-Store Occupancy (based on a specific pool of assets)	Threshold	91.1%	20%
	Target	91.7%
	Maximum	92.6%
Tenant Retention (based on definition in place on January 1, 2015)	Threshold	74%	15%
	Target	78%
	Maximum	82%

* These goals were established for certain pools of assets and used certain definitions in place on January 1, 2015; they may differ from same-store pools of assets based on asset sales and intended sales, and or market definitions. Target for HCT NOI was based on MOB underwritten NOI for the HCT acquisition, with target equaling $79.1 million.

Why do these measures matter?  Ensuring that the Company attained cash NOI from the HCT acquisition was important to evaluate the successful execution and integration of the HCT assets, approximately half of which were MOBs.  Same-Store Occupancy and Same-Store Cash Flow growth are important measures of the MOB business’s ability to generate internal organic growth and maximize the productivity of these assets.  Tenant retention is important because retaining tenants is impactful in maintaining an improving occupancy and is generally an economical way to produce consistent improving cash flows from the assets.

Result:  Below Threshold on a Combined Basis. As of December 31, 2015, Lillibridge achieved (i) 0.54% HCT Property MOB Cash NOI, which was between the target and maximum levels, (ii) Same-Store Cash NOI of less than 2%, which was below the threshold level, (iii) Same-Store Occupancy of 91.2%, which was slightly above the threshold level and (iv) Tenant Retention of 70-72%, which was below the threshold level.

Individual Performance

Individual performance under management

objectives established for each Named Executive Officer

Weighting: 35% (25% for Mr. Lillibridge)

Goals:

Individual objectives relate to areas of special emphasis within the executive’s particular responsibilities and duties, such as achieving certain cost, NOI or revenue targets, or achieving other extraordinary or unusual accomplishments or contributions, in light of our business risk environment.

Why does this measure matter?  A review of each Named Executive Officer’s annual accomplishments enables our Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board to evaluate the specific contributions of the Named Executive Officer to our success and more closely link pay to performance.

Result:  Between Target and Maximum Performance. Each of our Named Executive Officers achieved between target and maximum performance with respect to his or her tailored individual objectives.  Though our Chief Executive Officer achieved maximum performance of her individual goals, the independent members of our Board exercised negative discretion respecting her payout on this individual performance component to decrease her annual incentive award in order to create alignment with stockholders through a meaningful reduction in her compensation compared to 2014. The significant accomplishments considered by our Compensation Committee and the independent members of our Board in determining the individual performance component of our Named Executive Officers’ 2015 annual cash incentive awards are summarized below.

Name	Accomplishments

Debra A. Cafaro

✓   Drove outstanding financial and operating results consistent with plan, including strong growth of normalized FFO per share on a comparable basis and superior enterprise wide same-store cash flow growth, while managing balance sheet, reputational and investment risk.

✓ Spearheaded and oversaw complex, value-creating Spin-off strategy and execution.

✓ Elevated and refined investor and customer focus to drive growth and value creation, including through new initiatives and inaugural Investor Day.

✓   Spearheaded and oversaw completion of more than $5 billion of accretive, attractive investments, including entry into large, attractive and consolidating hospital space with Ardent, a top 10 investor-owned hospital company.

✓   Oversaw expert and opportunistic capital raises, including the issuance of $2.8 billion in equity capital at over $76 per share (the majority of which was issued prior to the Spin-off) and the issuance and sale of $1.6 billion aggregate principal amount of senior notes with a weighted average interest rate of 3.9% and a weighted average term of 13 years.

✓ Re-shaped and elevated organization through personnel decisions, increased efficiency and effectiveness and continued focus on inspiring and caring leadership.

✓ Re-aligned a strong, efficient and effective executive leadership team.

✓ With CFO and CIO, developed and executed forward looking strategic plan to create value in light of current and future market conditions.

✓ Enhanced Ventas reputation with industry, customers, investors and communities.

✓   Energized Ventas brand recognition through engagement with organizations, events and media, creating extended visibility for our company in the healthcare, corporate (including sustainability) and philanthropic communities.

✓   Earned exceptional leadership recognition from Harvard Business review (top 100 CEOs globally), Modern Healthcare (top 100 people in Healthcare, top 25 women in Healthcare), and Institutional Investor REIT “All America” management teams; keynote speaking (e.g., Chicago Booth), NIC inaugural “NIC Talks” presenter on Public Policy.

Robert F. Probst	✓ Assumed leadership of SHOP business, bringing new operational and strategic perspective to SHOP business, while establishing key relationships with operators and industry participants.

✓ Led financial and accounting aspects of the Spin-off.

✓ Completed strategic reorganization of Finance and Accounting teams to enhance efficiency and team integration.

✓ Enhanced investor relations and communications and played a key role in the Company’s inaugural Investor Day.

✓ Refined Company strategy and analyzed strategic opportunities in key markets.

Todd W. Lillibridge	✓ Managed the majority of our growing MOB portfolio while controlling operating costs and corporate headcount.

✓ Achieved new leasing targets, including 2015 year-end MOB occupancy rate of 92.6%.

✓ Completed segmentation exercise to identify opportunities and optimize human and capital allocation.

✓ Participated in Ardent transaction and serving on Ardent operating company board of directors.

✓ Enhanced quality of organization.

✓ Served as sponsor/mentor on Company-wide customer outreach initiative.

✓ Launched comprehensive Client Relationship Management Plan and customer focused training program to improve segment performance.

T. Richard Riney	✓ Managed legal negotiations, documentation and due diligence for the Spin-off and the closing of more than $5 billion of investments in 2015.

✓ Assumed leadership of our triple-net lease business following the completion of the Spin-off.

✓ Led the reorganization of the Legal department.

✓ Enhanced enterprise risk management processes and Board reporting procedures.

✓ Continued to focus on Company-wide integrity initiatives.

✓ Led customer outreach efforts to drive lasting relationships and value creation.

John D. Cobb	✓ Led team through closing of over $5 billion of investments in 2015.

✓ Added responsibility for redevelopment and development activities, committing $350 million of capital to new projects.

✓ Played a key role in sourcing and completing Ardent transaction (acquisition and structuring and sale of creditworthy Ardent operating company), serving as a platform for future growth.

✓ Conducted extensive investor outreach, including through our inaugural Investor Day and other investor events.

✓ Enhanced M&A sourcing, processes and collaboration.

Earned Awards.  Based on the performance summarized above (including the negative discretion exercised by the independent members of our Board, which decreased our Chief Executive Officer’s annual incentive award), in January 2016, our Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board approved 2015 cash incentive awards between the target and maximum levels, ranging from 68% to 100% of the Named Executive Officers’ respective maximum award opportunities (or from 103% to 166% of their respective target award opportunities). The dollar value of each Named Executive Officer’s award is set forth in the “Non-Equity Incentive Plan Compensation” column of the 2015 Summary Compensation Table.

2016 Award Opportunities.  In December 2015, our Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board approved the 2016 annual cash incentive award opportunities for our Named Executive Officers.  The 2016 annual cash incentive award opportunities for Ms. Cafaro and Messrs. Probst, Riney and Cobb remained unchanged from 2015 opportunities on a post-Spin-off basis.  Mr. Lillibridge received an increase to his annual cash incentive award opportunity by 25 basis points at each of the threshold (from 100% to 125%), target (from 150% to 175%) and maximum (from 225% to 250%) levels, effective as of January 1, 2016.

Long-Term Equity Incentive Compensation — Opportunities, Measures and Performance

Our Compensation Committee believes that a substantial portion of each Named Executive Officer’s compensation should be in the form of long-term equity incentive compensation. While the annual cash incentive plan rewards management actions that positively impact short-and mid-term performance, equity incentive awards encourage management to create and sustain stockholder value over longer periods because their value is directly attributable to changes in the price of our common stock over time. In addition, equity awards promote management retention because their full value cannot be realized until vesting occurs, which generally requires continued employment for multiple years. At the beginning of each performance year, our Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board approve specific performance measures, goals and weightings and an award opportunity range (expressed as multiples of base salary and corresponding to threshold, target and maximum levels of performance) for each Named Executive Officer.

Unlike other companies that grant equity awards on a prospective basis prior to performance (which is then earned at a higher or lower level based on future performance), our long-term equity incentive plan is retrospective in nature, such that equity awards are granted following the satisfaction of specified performance goals and represent final payouts/value. Similar to our annual cash incentive awards, the grant and value of our long-term equity incentive awards are approved at the beginning of each fiscal year and determined solely by performance achieved through the preceding fiscal year. If the threshold performance has not been achieved with respect to a performance goal for a particular performance period, the portion of the long-term equity incentive awards based on that performance goal is not granted for that period. Therefore, at the time of their grant, our long-term equity incentive awards have been fully earned and are not subject to additional performance-based vesting requirements or upward or downward adjustments in amount. Although these awards do vest over multiple years to provide additional retention benefits and create greater alignment with stockholders, our Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board believe that the imposition of additional future performance-based vesting requirements would be inequitable and hinder the competitiveness of our executive compensation program. Because of the retrospective nature of our long-term equity incentive plan and the SEC’s disclosure rules, the 2015 long-term equity incentive awards granted to our Named Executive Officers do not appear in the 2015 Summary Compensation Table, but will be reflected in next year’s Summary Compensation Table as restricted stock and stock option awards granted in 2016.

2016 Awards Earned Based on 2015 Performance

Award Opportunities. In December 2014, our Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board approved the 2015 long-term equity incentive award opportunities for our Named Executive Officers shown in the charts above. Messrs. Probst’s, Lillibridge’s, Riney’s and Cobb’s threshold, target and maximum long-term equity incentive award opportunities, as multiples of their respective base salaries, were increased from 2014 (from 175% to 200%, 250% to 275% and 325% to 350%, respectively) to position their target total direct compensation closer to the market median for the Comparable Companies. In connection with additions to the duties and responsibilities of Messrs. Probst, Riney and Cobb following the completion of the Spin-off, the Compensation Committee approved increases to such Named Executive Officers’ long-term equity incentive award opportunities by 75 basis points at each of the threshold (from 200% to 275%), target (from 275% to 350%) and maximum (from 350% to 425%) levels, effective as of August 17, 2015.  In making such adjustments, the Committee took into account (i) these Named Executive Officers’ increased responsibilities, (ii) cost savings of over $4 million in annual direct compensation costs (on a target basis), even after taking into account the adjustments made to the annual and long-term incentive award opportunities for Messrs. Probst, Riney and Cobb, as a result of the realignment of our executive team, pursuant to which two of our senior executives exited the Company (and were not replaced) following the Spin-off to work at CCP and (iii) the fact that our Named Executive Officers other than the Chief Executive Officer, as a group, were positioned at or slightly below the aggregate market median for target total direct compensation, even after taking into account the adjustments made to the annual and long-term incentive award opportunities for Messrs. Probst, Riney and Cobb. The long-term equity incentive award opportunities for Messrs. Probst, Riney and Cobb shown in the charts above reflect a blended rate of their pre- and post-Spin-off long-term equity incentive award opportunities and payouts to those three executives in 2016 were made based upon a prorated pre- and post-Spin-off structure.

Ms. Cafaro’s threshold and maximum long-term equity incentive award opportunities, as multiples of her base salary, also were increased in December 2014 for 2015 (from 3.60x and 7.50x, respectively) to position her target total direct compensation closer to the market median for the Comparable Companies, to position her maximum award opportunity closer to the 75th percentile for the Comparable Companies and to provide a more similar range of upside and downside opportunity around target.  Ms. Cafaro’s target award opportunity remained unchanged.

At the target levels shown above, each Named Executive Officer’s 2015 target total direct compensation was positioned near or slightly below the market median of the Comparable Companies. Ms. Cafaro’s long-term equity incentive structure has greater leverage and a wider range of outcomes than the structures of our other Named Executive Officers in support of the view that our Chief Executive Officer’s compensation should be even more closely aligned with stockholders than our other executive officers.

Performance Goals and Level of Attainment. Below is a summary of the 2015 long-term equity incentive plan measures and goals approved by our Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board, for 2015, the relative weighting for each performance measure, the reasons we consider each performance measure to be an important component of our pay-for-performance philosophy, and our results with respect to those measures and goals. The net debt to EBITDA goal disclosed below was arithmetically adjusted as required by our 2015 Plan by taking the year-to-date results as of the date of the Spin-off and accounting for the impact of the Spin-off.  These revised goals were approved by our Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board.  Although our Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board retain discretion to determine overall performance under the qualitative portion of our long-term equity incentive plan, many of the specific performance factors are evaluated based on objective, quantifiable measures. Our Compensation Committee and the independent members of our Board believe that this 50/50 split between formulaic measures and a qualitative evaluation of performance, and the ability to use their discretion in assessing each Named Executive Officer’s contribution to our success in preserving long-term stockholder value within acceptable risk levels, provides the appropriate incentive structure and balance to drive long-term stockholder value and discourage excessive risk-taking. For future performance periods, they will continue to evaluate our long-term equity incentive plan in the context of our overall executive compensation program, our business needs and feedback from our stockholders.

In the first quarter of the year following the performance year, each Named Executive Officer’s performance is carefully evaluated with respect to the applicable pre-established measures and goals in the context of the macroeconomic environment and conditions in the healthcare REIT industry to determine the earned value of the individual’s long-term equity incentive award, if any, within the established award opportunity range.

One-Year Relative TSR

Our TSR for the one-year period ended December 31, 2015

relative to the TSR of the Comparable Companies (which operate in various sectors) for the same period

Weighting: 15%

Goals:

Threshold	25th percentile

Target	50th percentile

Maximum	80th percentile

Why does this measure matter?  TSR is the most direct measure of our creation and preservation of stockholder value. By relying on a relative measure of our TSR performance, our Board mitigates the impact of broader market or industry trends that do not directly reflect our actual performance.

Result:  Below Threshold Performance. For the year ended December 31, 2015, our TSR of -5.55% ranked us 13th among the Comparable Companies, or at the 19th percentile, resulting in zero payouts.

Three-Year Relative TSR

Our TSR for the three-year period ended December 31, 2015

relative to the TSR of the Comparable Companies for the same period

Weighting: 20%

Goals:

Threshold	25th percentile

Target	50th percentile

Maximum	80th percentile

Why does this measure matter?  Same as for one-year TSR, but we place greater weight on three-year TSR performance to reflect our focus on long-term stockholder value and mitigate the impact of temporary fluctuations in our stock price that are not present over longer time periods.

Result:  Below Threshold Performance. For the three-year period ended December 31, 2015, our compound annual TSR of 4.5% ranked us 14th among the Comparable Companies, or at the 13th percentile, resulting in zero payouts.

Net Debt to EBITDA (Year End)

Net debt to adjusted pro forma EBITDA as of December 31, 2015

Weighting: 15%

Goals:*

	Pre-Spin	Post-Spin

Threshold	6.00x	6.30x

Target	5.80x	6.10x

Maximum	5.60x	5.90x

* These goals were arithmetically adjusted as required by our Plan, effective on the date of our Spin-off in August 2015 in order to exclude the impact of the Spin-off consistent with the Company’s public disclosure and the models approved by the Board when it approved the Spin-off.  In order to create the optimal total return from our stockholders from the Spin-off, we and our advisors believed that CCP, as a pure-play skilled nursing REIT that would pursue an external growth strategy, should have lower leverage than the Company; as a direct result of the fact that CCP had lower leverage than the Company as of the date of the Spin-off, the Company’s leverage by definition would increase as of the same date.

Why does this measure matter?  Net debt to adjusted pro forma EBITDA reflects the strength of our balance sheet and our ability to generate sufficient cash flow earnings to meet our debt obligations. Our commitment to financial strength and flexibility—of which net debt to adjusted pro forma EBITDA is a key measure and an important element of our comprehensive risk management program—is especially important for REITs, which are required to distribute to stockholders a substantial portion of their annual taxable net income. By maintaining such financial strength, we are able to preserve and enhance stockholder value. First, during recessionary economic cycles or other impacts to our EBITDA, a strong net debt to adjusted pro forma EBITDA enables us to weather downturns and continue to meet our debt obligations without impairing stockholder capital through dilutive equity offerings or distressed asset sales.  In addition, this financial strength enables us to create stockholder value by enabling us to be opportunistic as we continue to execute on our acquisition and investment strategy. It also enables us to maintain a strong BBB or better credit rating, which enhances our cost of capital (a critical component of our continued investment strategy) and provides us with more consistent access to the debt capital markets even during periods of capital market disruption.  This measure is balanced with our normalized FFO/share growth metric to incent prudent growth while managing risk.  Over the past three years (since net debt to EBITDA has been used as a long-term incentive measure), our performance has varied compared to the peer group median, which is consistent with actual payouts both above and below target.

Result:  Target Performance. As of December 31, 2015, our net debt to adjusted pro forma EBITDA was 6.1x.

Qualitative Evaluation of Specified Objectives

Qualitative evaluation of specified financial, operational and strategic objectives subject to the Compensation Committee’s and independent Board members’ discretion

Weighting: 50%

2015 Performance Factors:

Individual Performance
Effective Execution of Spin-Off
Same-Store Cash Flow Growth
Value Creating Investments
Effective Balance Sheet Management and Efficient Capital Markets Execution
Value Creating Refinancings and/or Asset Dispositions
Enterprise Risk Management
Organizational Efficiency and Effectiveness
Values, Reputation and Industry Leadership
Enhanced Investor Messaging and Communication

Why do these measures matter? Focus areas are selected to drive long-term stockholder value and discourage excessive risk-taking with the ability to recognize individual contributions.

Result:  Between Target and Maximum Performance. Our Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board evaluated our performance with respect to the specified objectives and other factors described below.  After adjustments to reflect individual contributions, our Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board determined that each Named Executive Officer achieved between target and maximum performance under the qualitative portion of our 2015 long-term equity incentive plan.

In their qualitative evaluation, our Compensation Committee and the independent members of our Board did not assign a specific weight to any single factor, but recognized that we delivered excellent strategic and operating performance, including industry-leading FFO growth, same-store cash flow growth and fixed charge coverage.  Our Compensation Committee and Board considered all of the factors established under the 2015 Plan and other relevant factors and placed the greatest significance on our:

✓                            excellent strategic decision-making regarding the tax-efficient Spin-off and its outstanding execution;

✓                            entry into the hospital market, a long-term strategic objective of the Company, with Ardent, a top 10 investor-owned hospital company, including the simultaneous structuring and sale of the Ardent hospital operating company;

✓                            closing of over $5 billion of accretive acquisitions;

✓                            commitment of $350 million to capital projects, including ground up development of a Class A MOB in downtown San Francisco and two luxury ground up seniors housing developments in San Francisco and

Palm Beach County, and multiple redevelopment projects with our top operators;

✓                            delivery of sector-leading same-store cash flow growth;

✓                            improved relative equity multiple (among the large-cap diversified healthcare REITs) and issuance of $2.8 billion in equity capital at over $76 per share (the majority of which was issued prior to the Spin-off);

✓                            generation and receipt of over $700 million in sales proceeds and loan repayments;

✓                            enhanced investor messaging and outreach, including holding a very successful inaugural Investor Day;

✓                            realignment of the executive management team following the Spin-off, with improved organizational efficiency and effectiveness; and

✓                            successful issuance of long-term (13-year average) debt at attractive (under 4%) all-in pricing.

Though our Chief Executive Officer achieved maximum performance relative to her impact on achievement of the Company’s non-quantitative goals, the independent members of our Board exercised negative discretion respecting her payout on these non-quantitative goals to decrease her long-term equity incentive award in order to create alignment with stockholders through a meaningful reduction in her compensation compared to 2014.

Award Amounts. Based on the performance summarized above, in January 2016, our Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board approved 2015 long-term equity incentive awards at approximately the threshold level, ranging from 53% to 61% of the Named Executive Officers’ respective maximum award opportunities (or from 72% to 77% of their respective target award opportunities).

Ms. Cafaro’s 2015 long-term equity incentive award represented 53% of her maximum award opportunity, compared to her long-term equity incentive awards for the prior five years, which averaged 85% of her maximum award opportunity. Reflecting strong stockholder alignment and our emphasis on pay-for-performance, the negative discretion exercised by the independent members of the Board with respect to Ms. Cafaro’s long-term equity incentive award as described above and our TSR performance had a significant impact on our Named Executive Officers’ 2015 long-term equity incentive awards made in 2016. TSR constituted 35% of the award opportunity (or 70% of the quantitative performance measures) and resulted in zero payouts, thus substantially lowering the total long-term equity incentive award payouts for our Named Executive Officers.

Form of Awards. The long-term incentive compensation granted to our Named Executive Officers for 2015 consisted of equity awards in the form of stock options (40%) and shares of restricted stock (60%) granted pursuant to our 2012 Incentive Plan. Our Compensation Committee believes that restricted stock, which is the most prevalent form of long-term equity incentive compensation among the Comparable Companies, provides a strong incentive to create and preserve long-term stockholder value and, therefore, granted the 2015 long-term equity incentive awards 60% in the form of restricted stock. The shares of restricted stock granted to our Named Executive Officers in January 2016 for 2015 performance vest in three equal annual installments, with the first installment vesting on the date of grant. Shares of restricted stock are granted to our Named Executive Officers (other than the Chief Executive Officer) on the date that our Compensation Committee meets to review our performance and determine the value of the long-term equity incentive awards. Shares of restricted stock are granted to our Chief Executive Officer on the date that the independent members of our Board meet to review and approve the Compensation Committee’s recommendations with respect to the value of the Chief Executive Officer’s long-term equity incentive award. Typically, these meetings of our Compensation Committee and the independent members of our Board are held on the same day.

The Compensation Committee also decided to increase the emphasis on improving the Company’s TSR in a balanced way by increasing the portion of long-term equity incentive awards granted in the form of stock options to 40% (from 30% previously).  This mix of equity awards continues to encourage appropriate risk management while creating greater alignment with stockholders.  The stock options will be granted to our Named Executive Officers in four equal installments during 2016 to address the potential volatility of using a single, annual grant date and will vest in three equal installments as follows:

Grant Date	First Vesting Date	Second Vesting Date	Third Vesting Date
January 27, 2016	January 27, 2016	January 27, 2017	January 27, 2018
May 4, 2016	May 4, 2016	January 27, 2017	January 27, 2018
August 3, 2016	August 3, 2016	January 27, 2017	January 27, 2018
November 2, 2016	November 2, 2016	January 27, 2017	January 27, 2018

The stock options have a ten-year term, and the stock option exercise price is the closing price of our common stock on each of the grant dates.

2015 Awards Earned Based on 2014 Performance

Award Opportunities. In December 2013, our Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board approved the 2014 long-term equity incentive award opportunities for our Named Executive Officers other than Mr. Probst, whose 2014 long-term equity incentive award opportunities were determined by our Compensation Committee in connection with his hiring. Messrs. Cobb’s, Lillibridge’s and Riney’s threshold, target and maximum long-term equity incentive award opportunities, as multiples of their respective base salaries, were increased from 2013 (from 1.00x to 1.75x, 2.00x to 2.50x and 3.00x to 3.25x, respectively) to position their target total direct compensation closer to the market median for the Comparable Companies and to provide a similar range of upside and downside opportunity around target. Ms. Cafaro’s threshold and target long-term equity incentive award opportunities, as multiples of her base salary, also were increased from 2013 (from 2.25x to 3.80x and 4.50x to 6.00x, respectively) to position her target total direct compensation closer to the market median for the Comparable Companies and to provide a more similar range of upside and downside opportunity around target. Ms. Cafaro’s maximum award opportunity remained unchanged.

At the target levels shown above, each Named Executive Officer’s 2014 target total direct compensation was positioned near or slightly below the market median of the Comparable Companies. Ms. Cafaro’s long-term equity incentive structures have greater leverage and a wider range of outcomes than the structures of our other Named Executive Officers in support of the view that our Chief Executive Officer’s compensation should be even more closely aligned with stockholders than our other executive officers.

Results and Award Amounts. Long-term equity incentive awards granted generally in the form of restricted stock (70% of award) and stock options (30% of award) to our Named Executive Officers in 2015 for 2014 performance ranged from 59% to 92% of their respective maximum award opportunities (or from 89% to 112% of their respective target award opportunities). We achieved between threshold and target performance with respect to the quantitative measures described below that together accounted for 50% of the award opportunity. In regard to the qualitative evaluation of our performance with respect to the financial, operational and strategic objectives described below that accounted for the remaining 50% of the award opportunity, we achieved near maximum performance overall based on our strong financial and operational results. After adjustments to reflect individual contributions, our Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board determined that each Named Executive Officer achieved between target and maximum performance under the qualitative portion of our 2014 long-term equity incentive plan.  The restricted stock and stock option awards vest in equal one-third annual installments beginning on the date of grant.

2017 Awards Earned Based on 2016 Performance

In December 2015, our Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board approved the 2016 long-term equity incentive award opportunities for our Named Executive Officers.  The 2016 long-term equity incentive award opportunities for Ms. Cafaro and Messrs. Probst, Riney and Cobb remained unchanged from their opportunities as of the end of 2015.  Mr. Lillibridge received an increase to his long-term equity incentive award opportunity by 75 basis points at each of the threshold (from 200% to 275%), target (from 275% to 350%) and maximum (from 350% to 425%) levels, effective as of January 1, 2016.

Other Benefits and Perquisites

Our executive compensation program focuses on the elements described above, with extremely limited provision of perquisites. Our Named Executive Officers are generally eligible to participate in the same benefit programs that we offer to other employees, which in 2015, included the following:

✓                            health, dental and vision insurance (of which we paid 90% of the premium in 2015);

✓                            short-term disability, long-term disability and life insurance coverage (at no cost to the employee); and

✓                            participation in a 401(k) plan (to which we made matching contributions up to 3.5% of the employee’s base salary, up to the federal limit, in 2015).

We believe these benefits are competitive with overall market practices. In addition, we provide certain limited perquisites and other benefits to attract and retain superior employees for key positions. The only perquisites and benefits provided to our Named Executive Officers in 2015 that were not otherwise available to all employees consisted of supplemental disability and life insurance coverage, including reimbursement for taxes relating to that life insurance coverage, for Ms. Cafaro and reimbursement for the cost of parking for Mr. Lillibridge until July 1, 2015, when Mr. Lillibridge’s employment agreement with us expired and was replaced with an Employee Protection and Noncompetition Agreement, which no longer included this perquisite. Our Compensation Committee periodically reviews the perquisites and other personal benefits provided to each Named Executive Officer and has determined that they are consistent with current market practice. Except for the eligibility to participate in, and our matching contributions to, the 401(k) plan, as described above, we do not provide our Named Executive Officers with any retirement benefits.

Severance Benefits

Our Named Executive Officers are entitled to receive severance benefits under existing agreements upon certain qualifying terminations of employment (subject to any required payment delay pursuant to Section 409A of the Code). Generally, these severance arrangements support executive retention and continuity of management and provide replacement income if an executive is terminated involuntarily other than for cause.

None of our executive officers is entitled to severance benefits solely upon a change of control of our company. Moreover, our Chief Executive Officer is not entitled to any tax gross-ups with respect to payments made in connection with a change of control. Although a long-standing legacy arrangement with Mr. Riney provides a tax gross-up with respect to payments made in connection with a change of control, no such gross-up payment would have been payable to him under the scenarios and assumptions presented under “Potential Payments Upon Termination or Change of Control” in this Proxy Statement. At the time we entered into this arrangement with Mr. Riney, our Compensation Committee considered the potential severance benefits, including any potential tax gross-up, to be necessary to attract and retain Mr. Riney and, based on the market compensation analyses of the Compensation Committee’s independent compensation consultant, to be consistent with then-current competitive market practices. Our previous employment agreement with Mr. Lillibridge, which expired on July 1, 2015, and our current Employee Protection and Non-Competition Agreements with Messrs. Probst, Lillibridge and Cobb, do not provide for any tax gross-up payments in connection with a change of control.

In 2013, consistent with our commitment to strong corporate governance and responsiveness to our stockholders, our Board adopted a policy against tax gross-up arrangements, which formalized our existing practice of not entering into new tax gross-up arrangements with our executive officers.

Tax Considerations

Section 162(m) of the Code places a limit of $1 million on the amount of compensation that we may deduct in any year with respect to each Named Executive Officer other than our Chief Financial Officer, unless the compensation is performance-based compensation and meets certain other requirements, as described in Section 162(m) and the related regulations. Although we consider the impact of Section 162(m), as well as other tax and accounting consequences, when developing and implementing our executive compensation programs, our Compensation Committee retains flexibility to make compensation decisions that do not meet the requirements for deductibility under Section 162(m) when it considers it appropriate or necessary to do so. In addition, due to ambiguities and uncertainties as to the interpretation and application of Section 162(m) of the Code, no assurances can be given that compensation would satisfy the requirements for deductibility under Section 162(m), even if intended to do so. Accordingly, our Compensation Committee may approve compensation that exceeds the $1 million limit or does not otherwise meet the requirements of Section 162(m).

Minimum Share Ownership Guidelines for Executive Officers

Our minimum share ownership guidelines require each executive officer to maintain a minimum equity investment in our company based upon a multiple (five times, in the case of the Chief Executive Officer, and three times, in the case of all other executive officers) of his or her base salary at the time his or her compliance with the guidelines is evaluated. Each executive officer must achieve the minimum equity investment within five years from the date he or she first becomes subject to the guidelines and, until that time, must retain at least 60% of the shares of our common stock granted to the executive officer or purchased by the executive officer through the exercise of stock options. The independent members of our Board annually review each executive officer’s compliance with the guidelines as of July 1. All of our executive officers (other than Mr. Probst, who is still subject to the transition period) are currently in compliance with the minimum share ownership guidelines. Except as described above, our minimum share ownership guidelines and our 2012 Incentive Plan do not specify a minimum holding period for stock options, restricted stock or other equity grants.

Recoupment Policy

The Board has adopted a Policy for Recoupment of Incentive Compensation that allows us to recapture amounts paid to our executive officers under certain circumstances. Under this policy, our Compensation Committee may require an executive officer to repay all or a portion of any excess cash or equity incentive compensation he or she received during the preceding three-year period if the incentive compensation was based on achieving certain financial results that were later required to be restated due to our material noncompliance with any financial reporting requirement.

Following the SEC’s adoption of final rules regarding executive compensation recoupment policies pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, we will review our recoupment policy and make any changes necessary to comply with the final rules.

Anti-Hedging and Pledging Policy

Our Securities Trading Policy and Procedures prohibits our directors, executive officers and employees from engaging in derivative and other hedging transactions in our securities and restricts our executive officers and directors from holding our securities in margin accounts or otherwise pledging our securities to secure loans without the approval of our Audit Committee. No executive officer or director pledged or held our securities in margin accounts at any time during 2015.

Compensation Tables

2015 Summary Compensation Table (see also the Supplemental Compensation Table Reflecting our Retrospective Long-Term Incentive Plan above)

The following table sets forth the compensation awarded or paid to, or earned by, each of our Named Executive Officers during 2015, 2014 and 2013 (except for Mr. Cobb, who was not a Named Executive Officer in 2014 or 2013), which includes equity incentive awards granted in each such year that were earned for performance in 2014, 2013 and 2012, respectively (for supplemental information regarding the total direct compensation earned by our Named Executive Officers for 2015 performance, see “Compensation Discussion and Analysis—Executive Summary” above):

Name and Principal Position	Year	Salary ($)	Stock Awards (1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation (3) ($)	Total ($)

Debra A. Cafaro Chairman of the Board and Chief Executive Officer	2015	$1,075,000	$ 4,353,197	$ 1,865,572	$ 3,569,000	$60,941	$10,923,710
	2014	1,050,000	3,622,819	1,552,506	3,780,000	60,518	10,065,843
	2013	1,000,000	4,157,941	1,781,999	2,974,001	46,040	9,959,981
Robert F. Probst Executive Vice President and Chief Financial Officer	2015	575,000	300,512	128,823	1,337,249	9,379	2,350,963
	2014	103,973	999,946	—	323,438	1,485	1,428,842

Todd W. Lillibridge Executive Vice President, Medical Property Operations; President and Chief Executive Officer, Lillibridge Healthcare Services, Inc.	2015	479,900	837,455	358,902	738,801	11,059	2,426,117
	2014	461,400	611,688	262,132	1,004,929	14,580	2,354,729
	2013	412,000	638,334	273,598	844,600	31,495	2,200,027

T. Richard Riney Executive Vice President, Chief Administrative Officer, General Counsel and Ethics and Compliance Officer	2015	525,600	908,587	389,378	1,185,570	9,379	3,018,514
	2014	500,580	688,134	294,894	1,126,305	9,672	2,619,585
	2013	463,500	850,497	364,494	957,128	9,497	2,645,116

John D. Cobb Executive Vice President and Chief Investment Officer	2015	525,000	1,907,422	388,927	1,230,154	9,379	4,060,882

(1)

The amounts shown in the Stock Awards and Option Awards columns reflect the full grant date fair value of the restricted stock and stock options granted to our Named Executive Officers in 2015, 2014 and 2013 for performance in 2014, 2013 and 2012, respectively, calculated pursuant to FASB guidance relating to fair value provisions for share-based payments. See Note 12 of the Notes to Consolidated Financial Statements included in the 2015 Form 10-K for a discussion of the relevant assumptions used in calculating grant date fair value. For further information on these awards, see the 2015 Grants of Plan-Based Awards Table and 2015 Outstanding Equity Awards at Fiscal Year-End Table in this Proxy Statement. In accordance with SEC rules, restricted stock and stock options granted in 2016 to our Named Executive Officers for 2015 performance are not shown in the 2015 Summary Compensation Table but will be shown in the 2016 Summary Compensable Table.

(2)

The amounts shown in the Non-Equity Incentive Plan Compensation column reflect annual cash incentive awards earned by our Named Executive Officers for performance in 2015, 2014 and 2013.  Our Compensation Committee approved increased annual cash incentive opportunities for Messrs. Probst, Riney and Cobb, effective as of the date of the Spin-off, in connection with the increased responsibilities assigned to such individuals following the completion of the Spin-off.  The 2015 payments disclosed above for Messrs. Probst, Riney and Cobb reflect blended rates, with 229/365ths of the payments based on pre-Spin-off opportunities and 136/365ths of the payments based on post-Spin-off opportunities.

(3)

The amounts shown in the All Other Compensation column for 2015 include supplemental disability insurance premiums (in the amount of $46,848) and supplemental life insurance premiums paid on behalf of Ms. Cafaro; group term life insurance premiums paid on behalf of our Named Executive Officers; reimbursement for the payment of taxes relating to such group term life insurance for Ms. Cafaro (in the amount of $1,303); our matching contributions to the Named Executive Officers’ 401(k) plan accounts (in the amount of $9,275 for each Named Executive Officer); and reimbursement for the cost of parking for a portion of 2015 for Mr. Lillibridge.

2015 Grants of Plan-Based Awards Table

The following table provides additional information relating to grants of plan-based awards made to our Named Executive Officers during 2015:

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Units(1) (#)	Options(2) (#)	Awards(3) ($/Sh)	Awards(4) ($)
Debra A. Cafaro	—	(5)	$ 1,290,000	$2,150,000	$ 3,870,000	$ —	$ —	$ —	$ —
	1/21/2015	(6)	—	—	—	55,568	—	—	4,353,197
	1/21/2015	(6)	—	—	—	—	317,941	78.34	1,865,572
Robert F. Probst	—	(5)	628,562	916,062	1,347,312	—	—	—	—
	1/21/2015	(6)	—	—	—	3,836	—	—	300,512
	1/21/2015	(6)	—	—	—	—	21,953	78.34	128,813
Todd W. Lillibridge	—	(5)	479,900	719,850	1,079,775	—	—	—	—
	1/21/2015	(6)	—	—	—	10,690	—	—	837,455
	1/21/2015	(6)	—	—	—	—	61,166	78.34	358,902
T. Richard Riney	—	(5)	574,560	837,360	1,231,560	—	—	—	—
	1/21/2015	(6)	—	—	—	11,598	—	—	908,587
	1/21/2015	(6)	—	—	—	—	66,360	78.34	389,378
John D. Cobb	—	(5)	573,904	836,404	1,181,250	—	—	—	—
	1/21/2015	(6)(7)	—	—	—	24,348	—	—	1,907,422
	1/21/2015	(6)	—	—	—	—	66,283	78.34	388,927

(1)

Except as described in footnote 7 below, the amounts shown reflect shares of restricted stock granted to our Named Executive Officers which were earned based solely on 2014 performance. These shares have an additional time-based vesting requirement and vest in three equal annual installments, with the first installment vesting on the date of grant.

(2)

The amounts shown reflect stock options which were earned based solely on 2014 performance. These options have an additional time-based vesting requirement and vest in three equal annual installments, with the first installment vesting on the date of grant.

(3)	The stock option exercise price equals the closing price of our common stock on the date of grant.

(4)

The amounts shown reflect the full grant date fair value of the awards calculated pursuant to FASB guidance regarding fair value provisions for share-based payments. See Note 12 of the Notes to Consolidated Financial Statements included in our 2015 Form 10-K for a discussion of the relevant assumptions used in calculating grant date fair value.

(5)

The amounts shown represent each Named Executive Officer’s threshold, target and maximum annual cash incentive opportunities for performance in 2015. These opportunities were approved by our Compensation Committee and, in the case of our Chief Executive Officer, by the independent members of our Board in December 2014. Our Compensation Committee also approved increased annual cash incentive opportunities for Messrs. Probst, Riney and Cobb, effective as of the date of the Spin-off, in connection with the increased responsibilities assigned to such individuals following the completion of the Spin-off. The amounts disclosed above for Messrs. Probst, Riney and Cobb reflect a blended rate of their award opportunities, with 229/365ths based on pre-Spin-off figures and 136/365ths based on post-Spin-off figures. The actual amount of each Named Executive Officer’s award is based on the achievement of certain performance measures as discussed in our CD&A. The annual cash incentive awards earned by our Named Executive Officers for performance in 2015 were paid during the first quarter of 2016. Such earned awards are shown in the “Non-Equity Incentive Plan Compensation” column of the 2015 Summary Compensation Table.

(6)

The amounts shown in the table above reflect the actual long-term equity incentive awards granted as restricted stock and stock options to our Named Executive Officers in January 2015, which amounts were determined based solely on 2014 performance against predetermined quantitative and qualitative goals. As provided in the “2015 Outstanding Equity Awards at Fiscal Year-End Table” below, these awards were arithmetically adjusted as of August 17, 2015, the effective date of the Spin-off, in order to exclude the impact of the Spin-off. The range of long-term equity incentive awards that could have been earned in January 2015 based on 2014 performance is as follows:

			2014 LTI Range
		Threshold ($)	Target ($)	Maximum ($)

	Ms. Cafaro	3,990,000	6,300,000	7,875,000
	Mr. Probst	251,563	359,375	467,188
	Mr. Lillibridge	807,450	1,153,500	1,499,550
	Mr. Riney	876,015	1,251,450	1,626,885
	Mr. Cobb	875,000	1,250,000	1,625,000

For additional information, please see the “Elements of our Compensation Program—Long-Term Equity Incentive Compensation – Opportunities, Measures and Performance—2015 Awards Earned Based on 2014 Performance” section in the Compensation Discussion and Analysis above.

(7)

Mr. Cobb’s restricted stock award for 2015 includes a special retention grant equal to 12,764 shares. The award vests in three equal annual installments, with the first installment vesting on the date of grant.

2015 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding equity-based awards granted to our Named Executive Officers that were outstanding at December 31, 2015:

	Option Awards (1)				Stock Awards (1)
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(2) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (2) (#)	Market Value of Shares or Units That Have Not Vested(3) ($)

Debra A. Cafaro	203,587	—	$ 37.51	1/20/2020	—	$ —
	204,248	—	45.00	1/24/2021	—	—
	216,906	—	46.88	1/18/2022	—	—
	208,802	—	55.50	1/23/2023	—	—
	281,171	140,585	51.85	1/29/2024	—	—
	125,921	251,837	65.94	1/21/2025	—	—
	—	—	—	—	103,647	5,848,800
Robert F. Probst	8,695	17,388	65.94	1/21/2025	—	—
	—	—	—	—	20,665	1,166,126

Todd W. Lillibridge	9,459	—	45.03	1/20/2021	—	—
	29,631	—	46.88	1/18/2022	—	—
	32,058	—	55.50	1/23/2023	—	—
	47,475	23,736	51.85	1/29/2024	—	—
	24,225	48,448	65.94	1/21/2025	—	—
	—	—	—	—	12,400	699,732
T. Richard Riney	37,631	—	46.88	1/18/2022	—	—
	42,708	—	55.50	1/23/2023	—	—
	53,408	26,703	51.85	1/29/2024	—	—
	26,282	52,562	65.94	1/21/2025	—	—
	—	—	—	—	13,610	768,012

John D. Cobb (1)	8,066	—	46.62	3/9/2022	—	—
	19,151	9,573	59.21	3/8/2023	—	—
	39,046	19,522	51.85	1/29/2024	—	—
	26,252	52,501	65.94	1/21/2025	—	—
	—	—	—	—	39,860	2,249,300

(1)

All awards are reported on a post-Spin-off basis in order to reflect the arithmetic adjustment made to outstanding awards as of August 17, 2015, the effective date of the Spin-off, in order to exclude the impact of the Spin-off.

(2)

Outstanding option and restricted stock awards vest in three equal annual installments beginning on the date of grant and outstanding options expire on the tenth anniversary of the date of grant, except for: 152,934 shares of restricted stock granted to Ms. Cafaro on March 22, 2011, which vest in five equal annual installments beginning on March 22, 2012; 14,836 shares of restricted stock granted to Mr. Probst on October 27, 2014, which vest in full on the third anniversary of the date of grant. Accordingly, the options and shares of restricted stock shown in these columns vest (or have vested) as follows:

		Ms. Cafaro		Mr. Probst		Mr. Lillibridge		Mr. Riney		Mr. Cobb
		Options	Shares	Options	Shares	Options	Shares	Options	Shares	Options	Shares

2016	January 21	125,919	22,008	8,694	1,519	24,224	4,234	26,281	4,594	26,251	9,643
	January 29	140,585	23,292			23,736	3,933	26,703	4,423	19,522	3,234
	March 8									9,573	2,328
	March 22		36,340

2017	January 21	125,918	22,007	8,694	1,519	24,224	4,233	26,281	4,593	26,250	9,642
	March 9										15,013
	October 27				17,627

Our Named Executive Officers are generally entitled to dividends paid on unvested shares of restricted stock.

(3)

For purposes of the table, the market value of restricted stock that has not vested is determined by multiplying the number of shares by $56.43, the closing price of our common stock on December 31, 2015.

2015 Options Exercised and Stock Vested Table

The following table sets forth information regarding the value realized by our Named Executive Officers pursuant to the vesting or exercise of equity-based awards during 2015:

	Option Awards(1)		Stock Awards(1)
Name	Number of Shares Acquired Upon Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired Upon Vesting (#)	Value Realized Upon Vesting(2) ($)

Debra A. Cafaro	87,960	3,211,340	89,736	6,984,015
Robert F. Probst	—	—	3,836	300,512
Todd W. Lillibridge	—	—	37,881	2,546,002
T. Richard Riney	39,381	984,851	11,890	950,169
John D. Cobb	—	—	16,068	1,176,569

(1)

If a Named Executive Officer used share withholding to pay the exercise price of options or to satisfy the tax obligations with respect to the option exercise or the vesting of restricted stock, the number of shares acquired and the value realized were less than the amounts shown.

(2)	The amounts shown in this column reflect the value of the vested shares based on the closing price of our common stock on the vesting date.

Employment and Severance Agreements with Named Executive Officers

We are party to the following employment and severance agreements with our Named Executive Officers:

✓	a second amended and restated employment agreement with Ms. Cafaro dated March 22, 2011 (the “Cafaro Employment Agreement”);

✓

an offer letter to Mr. Probst dated September 16, 2014, and an employee protection and non-competition agreement with Mr. Probst dated September 16, 2014 (collectively, the “Probst Employee Protection Agreement”);

✓

an employee protection and noncompetition agreement with Mr. Lillibridge dated July 1, 2015 (the “Lillibridge Employee Protection Agreement”), which replaced his expired employment agreement with us dated July 1, 2010 (the “Former Lillibridge Agreement”);

✓

an amended and restated employment agreement with Mr. Riney dated July 31, 1998, as amended (the “Riney Employment Agreement”), and an amended and restated change-in-control severance agreement with Mr. Riney dated March 22, 2011 (the “Riney Severance Agreement”); and

✓	an employee protection and noncompetition agreement with Mr. Cobb dated October 21, 2013 (the “Cobb Employee Protection Agreement”).

Under these agreements, our Named Executive Officers are entitled to receive severance benefits upon certain qualifying terminations of employment (subject to any required payment delay pursuant to Section 409A of the Code). At the time we entered into each of the agreements, the Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board considered the potential severance benefits, including any potential tax gross-up, to be necessary to attract and retain top executives and, generally based on market compensation analyses of the Compensation Committee’s independent compensation consultant, to be consistent with then current competitive market practices. None of the agreements other than the agreement with Mr. Riney provide for any tax gross-up payments in connection with a change of control, and in 2013, consistent with our commitment to strong corporate governance and responsiveness to stockholders, we formalized our existing practice of not entering into new tax gross-up arrangements with our executive officers.

Cafaro Employment Agreement

The Cafaro Employment Agreement provides Ms. Cafaro with an annual base salary of not less than $915,000 and eligibility to participate in our incentive and other employee benefit plans. The Cafaro Employment Agreement also requires that we provide Ms. Cafaro with $2 million of life insurance coverage and executive disability coverage that would provide annual benefits of at least 100% of her base salary. Under the Cafaro Employment Agreement, the term of

Ms. Cafaro’s employment will continue until terminated or the Cafaro Employment Agreement is amended. Upon termination of Ms. Cafaro’s employment for any reason, Ms. Cafaro will be subject to noncompetition and nonsolicitation restrictions for a period of one year, as well as certain confidentiality and nondisparagement restrictions.

Under the terms of the Cafaro Employment Agreement, Ms. Cafaro is entitled to the benefits summarized below upon the event specified. Under certain circumstances, Ms. Cafaro’s severance payments or other benefits are subject to reduction such that there will be no taxes imposed upon her by Section 4999 of the Code or any similar state or local tax.

Termination For Cause* or Without Good Reason*
• None

Change of Control* Without a Termination of Employment**
• None

Termination Other Than For Cause or With Good Reason (In connection with a Change of Control or otherwise)
• Prorated portion of Target Bonus* for the year of termination
• 3x sum of (x) base salary in effect, plus (y) Target Bonus for the year of termination
• Full vesting of all restricted stock, stock options and other performance-related compensation (assuming maximum individual and company performance)
• Continuation of medical, dental, life and disability insurance benefits for two years
• Outplacement services, including executive office space and an executive secretary, for one year following termination, with an aggregate cost not to exceed $50,000

Death/Disability**
• Prorated portion of Target Bonus for the year of termination
• Continuation of medical and dental insurance benefits for two years (disability only)

*

“Cause” means Ms. Cafaro’s: (1) conviction of or plea of nolo contendere to a crime involving moral turpitude; or (2) willful and material breach of her duties and responsibilities that is directly and materially harmful to our business and reputation and that is committed in bad faith or without reasonable belief that such conduct is in our best interests and, with respect to (2), the Board’s adoption of a resolution by a vote of at least 75% of its members so finding after giving Ms. Cafaro and her attorney an opportunity to be heard.

“Change of Control” means the occurrence of any of the following events: (1) beneficial ownership by any “person” or “group” (as those terms are defined in the Exchange Act), other than us, our subsidiaries or any employee benefit plan maintained by us, of 20% or more of any class of our outstanding equity securities or the combined voting power of our outstanding voting securities; (2) persons who constituted our Board as of March 22, 2011, together with any new director whose election or nomination for election was approved by a vote of a majority of those persons, cease for any reason to constitute a majority of our Board; (3) consummation of a merger, consolidation or reorganization involving us (subject to certain exceptions); (4) approval by our stockholders of a complete liquidation or dissolution of our company; (5) approval by our stockholders of an agreement for the assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of our assets to any person, other than our subsidiaries; (6) any transaction which is reasonably likely to result in our company ceasing to be a REIT; and (7) any other event that the Board determines constitutes an effective Change of Control.

“Good Reason” means the occurrence of any of the following events: (1) a diminution in Ms. Cafaro’s position, authority, duties or responsibilities as Chief Executive Officer (Ms. Cafaro ceasing to be the chief executive officer of a publicly-traded company following a transaction in which we are a participant will constitute a diminution under this clause (1)); (2) a reduction in Ms. Cafaro’s base salary, maximum annual bonus opportunity or, except as uniformly applicable to all of our similarly situated executives, benefits and perquisites; (3) our requiring Ms. Cafaro to relocate her principal business office to a location more than 30 miles from her existing office; (4) our failure or refusal to comply with any provision of the Cafaro Employment Agreement; (5) certain events of bankruptcy involving our company; and (6) our failure to obtain the assumption of the Cafaro Employment Agreement by any successor to all or substantially all of our business and/or assets.

“Target Bonus” means the greater of (1) the highest bonus paid to Ms. Cafaro pursuant to our annual incentive plan for any of the three preceding calendar years and (2) the full amount of Ms. Cafaro’s annual bonus, assuming maximum individual and company performance, in respect of service for the year of termination.

**

Certain of Ms. Cafaro’s outstanding stock option and restricted stock awards would vest in full upon death, disability or a change of control pursuant to the terms of the applicable incentive plan or award agreement. However, the special equity incentive award granted to Ms. Cafaro on March 22, 2011 specifically provides that it does not vest solely upon a change of control.

Employee Protection Agreements for Messrs. Probst, Lillibridge and Cobb

The Probst Employee Protection Agreement provides Mr. Probst with an initial annual base salary of $575,000, subject to annual review commencing in 2016, and eligibility to participate in our incentive and other employee benefit plans.  Upon termination of Messrs. Probst, Lillibridge or Cobb’s (collectively, the “Executives”) employment for any reason, the Executives will be subject to noncompetition, nonsolicitation and noninterference restrictions for a period of one year, as well as certain confidentiality and nondisparagement restrictions.

Under the terms of the Employee Protection Agreements for the Executives, the Executives are entitled to the benefits summarized below upon the event specified. Under certain circumstances, the Executives’ severance payments or other benefits are subject to reduction such that there will be no taxes imposed upon them by Section 4999 of the Code or any similar state or local tax.

Termination For Cause* or Without Good Reason*
• None

Change of Control* Without a Termination of Employment**
• None

Termination Other Than For Cause or With Good Reason** (Not in connection with Change of Control)

•        Lump sum payment (not to exceed $4 million (in the case of Mr. Probst) or $3 million (in the case of Messrs. Lillibridge and Cobb), as adjusted annually beginning in 2015 (in the case of Mr. Probst), 2016 (in the case of Mr. Lillibridge) or 2014 (in the case of Mr. Cobb), to reflect increases in the Consumer Price Index (“CPI”)) equal to the sum of base salary as then in effect and Target Annual Bonus* (in the case of Mr. Probst) or Maximum Annual Bonus* (in the case of Messrs. Lillibridge and Cobb) for the year of termination

• Continuation of medical, dental and vision insurance benefits for up to one year (or lump sum equivalent in cash)
• Pro rata vesting of Mr. Probst’s sign-on equity award and Mr. Lillibridge is credited with one additional year of service for purposes of vesting of restricted stock

Termination Other Than For Cause or With Good Reason** (Within one year of Change of Control)

•        Lump sum payment (not to exceed $4 million (in the case of Mr. Probst) or $3 million (in the case of Messrs. Lillibridge and Cobb), as adjusted annually beginning in 2015 (in the case of Mr. Probst), 2016 (in the case of Mr. Lillibridge) or 2014 (in the case of Mr. Cobb), to reflect increases in CPI) equal to 2x (in the case of Mr. Probst) or 2.5x (in the case of Messrs. Lillibridge and Cobb) the sum of base salary as then in effect and Maximum Annual Bonus (in the case of Mr. Probst) or Target Annual Bonus (in the case of Messrs. Lillibridge and Cobb) for the year of termination

• Continuation of medical, dental and vision insurance benefits for up to two years (or lump sum equivalent in cash)

•        For Mr. Probst, if a Change of Control would have occurred during the Bridge Period*, at our election, fully vested award of stock or cash, in either case equal to amount by which (i) the prorated portion of Target LTI for 2015 service exceeded (ii) the value of any long-term equity incentive compensation Mr. Probst received for 2015 which was not forfeited because of his termination

• Full vesting of Mr. Probst’s sign-on equity award

Death/Disability **

•        If the death/disability would have occurred during the Bridge Period, at our election, fully vested award of stock or cash, in either case equal to the amount by which (i) the prorated portion of Target LTI for 2015 service exceeded (ii) the value of any long-term equity incentive compensation Mr. Probst received for 2015 which was not forfeited because of his termination

• Full vesting of Mr. Probst’s sign-on equity award

*	“Bridge Period” means calendar year 2015 and the first two months of calendar year 2016, but prior to the date of grant of long-term equity incentive compensation with respect to calendar year 2015.

“Cause” means the Executive’s: (1) indictment for, conviction of, or plea of nolo contendere to any felony or misdemeanor involving fraud, dishonesty or moral turpitude; (2) willful or intentional material breach of duties and responsibilities; (3) willful or intentional material misconduct in the performance of duties; or (4) willful or intentional failure to comply with any lawful instruction or directive of the Chief Executive Officer.

“Change of Control” means the occurrence of any of the following events: (1) beneficial ownership by any “person” or “group” (as those terms are defined in the Exchange Act), other than us, our subsidiaries or any employee benefit plan maintained by us, of 35% or more of the combined voting power of our outstanding voting securities; (2) persons who constituted our Board as of September 30, 2013 (in the case of Messrs. Probst and Cobb) or July 1, 2015 (in the case of Mr. Lillibridge), together with any new director whose election or nomination for election was approved by a vote of a majority of those persons, cease for any reason to constitute a majority of our Board; (3) consummation of a merger, consolidation or reorganization involving us (subject to certain exceptions); (4) approval by our stockholders of a complete liquidation or dissolution of our company; or (5) approval by our stockholders of an agreement for the assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of our assets to any person, other than our subsidiaries.

“Good Reason” means the occurrence of any of the following events: (1) a material diminution of the Executive’s position, authority or duties; (2) a material reduction in the Executive’s base salary or Target Annual Bonus opportunity; (3) our requiring the Executive to relocate his principal business office to any location that is more than 30 miles from our current Chicago headquarters; or (4) our failure to cause the assumption of the Employee Protection Agreement by any successor to all or substantially all of our business and/or assets, in each case, that is not cured within 30 days after written notice from the Executive.

“Maximum Annual Bonus” means the full amount of the Executive’s annual bonus, assuming maximum individual and company performance.
“Target Annual Bonus” means the Executive’s annual bonus, assuming target individual and company performance.
“Target LTI” means the Executive’s long-term equity incentive compensation, assuming target individual and company performance.

**

Certain of the Executives’ outstanding stock option and restricted stock awards would vest in full upon death, disability or a change of control pursuant to the terms of the applicable incentive plan or award agreement. However, the sign-on equity award granted to Mr. Probst on October 27, 2014 and the special equity award granted to Mr. Lillibridge on July 1, 2010 specifically provide that they do not vest solely upon a change of control. Instead, the full amount of Mr. Probst’s award will vest upon his termination other than for cause or with good reason within one year of a change of control, and a pro-rata portion of the award will vest upon Mr. Probst’s termination other than for cause or with good reason before the vesting date.

Former Lillibridge Agreement

Until its expiration and replacement by the Employee Protection Agreement on July 1, 2015, the Former Lillibridge Agreement provided Mr. Lillibridge with an annual base salary of not less than $375,000 and eligibility to participate in our incentive and other employee benefit plans. Under the Former Lillibridge Agreement, Mr. Lillibridge received two special equity incentive awards in the form of 111,122 shares of restricted stock in the aggregate, to encourage his long-term retention upon joining us in connection with the sale of his business. The shares of restricted stock vested 15%, 15%, 20%, 25% and 25% on the first, second, third, fourth and fifth anniversaries, respectively, of the date of grant. In addition to potentially vesting upon certain events as specified below, the shares of restricted stock would have vested in full upon certain sales of substantially all of our medical office and outpatient healthcare properties or operations.

The Former Lillibridge Agreement also obligated us to reimburse Mr. Lillibridge for the cost of parking one automobile at his office location and for the cost of membership in three professional organizations, not to exceed $22,000 in the aggregate annually. This benefit was discontinued upon expiration of the Former Lillibridge Agreement on July 1, 2015.

Prior to its replacement by the Employee Protection Agreement, the Former Lillibridge Agreement subjected Mr. Lillibridge to certain noncompetition, nonsolicitation and noninterference restrictions until the later of July 1, 2015 and the second anniversary of the termination of his employment. Mr. Lillibridge was also subject to certain confidentiality and nondisparagement restrictions which were replaced by similar restrictions in his Employee Protection Agreement.

Under the terms of the Former Lillibridge Agreement, Mr. Lillibridge was entitled to the benefits summarized below upon the event specified.

Termination For Cause* or Without Good Reason*
• None

Change of Control* Without a Termination of Employment
• Full vesting of special equity incentive awards upon one-year anniversary of change of control

Termination Other Than For Cause or With Good Reason (Not in connection with Change of Control)

•        Lump sum payment (not to exceed $3 million, as adjusted annually beginning in 2012 to reflect increases in CPI) equal to base salary as then in effect plus Maximum Annual Bonus* for the year of termination

• Full vesting of special equity incentive awards
• Continuation of medical, dental, life and long-term disability insurance benefits for up to one year

Termination Other Than For Cause or With Good Reason (Within one year of Change of Control)

•        Lump sum payment (not to exceed $3 million, as adjusted annually beginning in 2012 to reflect increases in CPI) equal to 2x the sum of (x) base salary and Maximum Annual Bonus for the year of termination, plus (y) the fair market value of the target number of shares of restricted stock authorized to be issued to Mr. Lillibridge for the year of termination

• Full vesting of special equity incentive awards
• Continuation of medical, dental, life and long-term disability insurance benefits for 18 months

Death/Disability
• Prorated portion of Maximum Annual Bonus for the year of termination

*

“Cause” meant Mr. Lillibridge’s: (1) indictment for, conviction of, or plea of nolo contendere to any felony or misdemeanor involving fraud, dishonesty or moral turpitude; (2) willful or intentional material breach of his duties and responsibilities; (3) willful or intentional material misconduct in the performance of his duties under the Former Lillibridge Agreement; or (4) willful or intentional failure to comply with any lawful instruction or directive of the Chief Executive Officer.

“Good Reason” meant the occurrence of any of the following events: (1) the assignment to Mr. Lillibridge of any duties materially and adversely inconsistent with, or a material diminution of, his position, authority or duties as prescribed by the Former Lillibridge Agreement; (2) our requiring Mr. Lillibridge to be based at any office or location that is more than 50 miles from Chicago, Illinois; (3) our failure to pay Mr. Lillibridge’s minimum specified base salary; (4) our failure to provide the annual bonus opportunity or any benefits or perquisites prescribed by the Former Lillibridge Agreement; (5) our medical property operations ceasing to be operated under the Lillibridge brand and name without Mr. Lillibridge’s consent; (6) any other material breach by us of the Former Lillibridge Agreement; and (7) our failure to cause the assumption of the Former Lillibridge Agreement by any successor to all or substantially all of our business or assets, in each case, that is not cured within 30 days after written notice from Mr. Lillibridge.

“Change of Control” meant the occurrence of any of the following events: (1) beneficial ownership by any “person” or “group” (as those terms are defined in the Exchange Act), other than us, our subsidiaries or any employee benefit plan maintained by us, of more than 50% of the combined voting power of our outstanding voting securities; (2) during any 12-month period, persons who constituted our Board as of July 1, 2010, together with any new director whose election or nomination for election was approved by a vote of a majority of those persons, cease for any reason to constitute a majority of our Board; (3) consummation of a merger, consolidation or reorganization involving us (subject to certain exceptions); (4) a complete liquidation or dissolution of our company; and (5) approval by our stockholders of an agreement for, and the consummation of, the sale or other disposition of all or substantially all of our assets to any person, other than our subsidiaries.

“Maximum Annual Bonus” meant Mr. Lillibridge’s annual bonus, assuming maximum individual and company performance.

Riney Employment Agreement and Riney Change of Control Severance Agreement

The Riney Employment Agreement provides Mr. Riney with an annual base salary of not less than $137,000 and eligibility to participate in our incentive and other employee benefit plans. The term of the Riney Employment Agreement is automatically extended by one additional day for each day following the effective date of the agreement that Mr. Riney remains employed by us unless we elect to cease such automatic extension with notice to Mr. Riney. The Riney Employment Agreement will terminate one year following any such notice.

Under the terms of the Riney Employment Agreement and the Riney Severance Agreement, Mr. Riney is entitled to the benefits summarized below upon the event specified. The Riney Employment Agreement and the Riney Severance Agreement provide for a gross-up for any taxes imposed upon him by Section 4999 of the Code, or any similar state or local tax, as a result of any payment or benefits to which he may be entitled under such agreements or any other agreement. Any severance benefits payable to Mr. Riney under the Riney Employment Agreement, including any tax gross-up, cannot be duplicated by any severance benefits payable to Mr. Riney under the Riney Severance Agreement.

Termination For Cause* or Without Good Reason*
• None

Change of Control* Without a Termination of Employment**
• Payment for any excise taxes he may incur as a result of the Change of Control

Termination Other Than For Cause or With Good Reason (Not in connection with Change of Control)

•        Lump sum payment (not to exceed $3 million, as adjusted annually beginning in 2008 to reflect increases in CPI) equal to (x) prorated portion of Target Bonus* for the year of termination, plus (y) the sum of base salary as then in effect and Target Bonus for the year of termination

• Credited with one additional year of service for purposes of vesting of restricted stock
• Continuation of medical, dental, life and long-term disability insurance benefits for up to one year

Termination Other Than For Cause or With Good Reason (Within two years of Change of Control)

•        Lump sum payment (not to exceed $3 million, as adjusted annually beginning in 2008 to reflect increases in CPI) equal to 2x the greater of (a) the sum of (x) base salary and Target Bonus as of the date of termination, plus (y) the fair market value of the maximum number of shares of restricted stock authorized to be issued to Mr. Riney for the year of termination, and (b) the sum of (x) base salary and Target Bonus as of the date immediately prior to the effectiveness of the Change of Control, plus (y) the fair market value of the maximum number of shares of restricted stock authorized to be issued to him for the year in which the date immediately prior to the effectiveness of the Change of Control occurs

• Continuation of medical, dental, life and disability insurance benefits for two years
• Payment for any excise taxes he may incur as a result of the Change of Control

Death/Disability**
• Prorated portion of Target Bonus for the year of termination

*

“Cause” means Mr. Riney’s: (1) conviction of or plea of nolo contendere to a crime involving moral turpitude; or (2) willful and material breach of his duties and responsibilities that is committed in bad faith or without reasonable belief that such conduct is in our best interests and, with respect to (2), the Board’s adoption of a resolution by a vote of at least 75% of its members so finding after giving Mr. Riney and his attorney an opportunity to be heard.

“Good Reason” means the occurrence of any of the following events: (1) the assignment to Mr. Riney of duties substantially of a non-executive or non-managerial nature; (2) an adverse change in Mr. Riney’s status or position as an executive officer, including as a result of a diminution in his duties and responsibilities (other than a change directly attributable to our ceasing to be a publicly owned company); (3) a reduction in Mr. Riney’s base salary, bonus opportunity or, except as uniformly applicable to all of our similarly situated executives, benefits and perquisites (which reduction, for purposes of the Riney Employment Agreement, is material); (4) our requiring Mr. Riney to relocate his principal business office to a location more than 30 miles from his existing office; and (5) our failure to obtain the assumption of the Riney Employment Agreement by any successor to all or substantially all of our business or assets, in each case, for purposes of the Riney Employment Agreement, that is not cured within 30 days after written notice from Mr. Riney.

“Change of Control” means the occurrence of any of the following events: (1) beneficial ownership by any “person” or “group” (as those terms are defined in the Exchange Act), other than us, our subsidiaries or any employee benefit plan maintained by us, of 20% or more of the combined voting power of our outstanding voting securities; (2) persons who constituted our Board as of May 1, 1998, together with any new director whose election or nomination for election was approved by a vote of a majority of those persons, cease for any reason to constitute a majority of our Board; (3) consummation of a merger, consolidation or reorganization involving us (subject to certain exceptions); (4) approval by our stockholders of a complete liquidation or dissolution of our company; (5) approval by our stockholders of an agreement for the assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of our assets to any person, other than our subsidiaries; and (6) any other event that the Board determines constitutes an effective Change of Control.

“Target Bonus” means the full amount of bonuses and performance compensation that would be payable to Mr. Riney, assuming satisfaction of all performance criteria on which such bonuses and performance compensation are based, in respect of services for the year of termination.

**

Certain of Mr. Riney’s outstanding stock option and restricted stock awards would vest in full upon death, disability or a change of control pursuant to the terms of the applicable incentive plan or award agreement.

Potential Payments Upon Termination or Change of Control

The table below reflects the amount of compensation and benefits payable to each Named Executive Officer in the event of:

✓	termination for Cause or without Good Reason;

✓	termination other than for Cause or with Good Reason (“involuntary termination”);

✓	a Change of Control (without any termination of employment);

✓	involuntary termination following a Change of Control; and

✓	death or disability.

The amounts shown are estimates of the amounts that would be paid to the Named Executive Officers assuming the applicable termination and/or Change of Control occurred on December 31, 2015. The actual amounts can be determined only if and when the Named Executive Officer’s employment is terminated or the Change of Control occurs. Receipt of benefits upon termination is subject to the execution of a general release of claims by the Named Executive Officer or his or her beneficiary. Although our employment and severance agreements with our Named Executive Officers (other than Mr. Riney) contain certain restrictive covenants, including noncompetition and nonsolicitation provisions, no specific value to the company has been ascribed to these covenants in the table.

Benefit	Termination for Cause or without Good Reason	Involuntary Termination (without Change of Control)	Change of Control (without Termination)	Involuntary Termination Following Change of Control(1)	Death or Disability
Debra A. Cafaro
Prorated portion of Target Bonus for year of termination(2)	$—	$3,870,000	$—	$3,870,000	$3,870,000
Payment equal to multiple of base salary in effect at termination(3)	—	3,225,000	—	3,225,000	—
Payment equal to multiple of Target Bonus for year of termination(2)(3)	—	11,610,000	—	11,610,000	—
Vesting of restricted stock and stock options(4)(5)	—	6,492,680	4,442,013	6,492,680	6,492,680
Continued insurance benefits(6)	—	149,917	—	149,917	44,870
Office space and administrative services	—	50,000	—	50,000	—
Reduction(7)	—	—	—	—	—
Total for Debra A. Cafaro	$—	$25,397,597	$4,442,013	$25,397,597	$10,407,550

Benefit	Termination for Cause or without Good Reason	Involuntary Termination (without Change of Control)	Change of Control (without Termination)	Involuntary Termination Following Change of Control(1)	Death or Disability

Robert F. Probst
Payment equal to multiple of base salary in effect at termination(3)(8)	—	575,000	—	1,150,000	—
Payment equal to multiple of Target Annual Bonus for year of termination(2)(3)(8)	—	1,006,250	—	—	—
Payment equal to multiple of Maximum Annual Bonus for year of termination(2)(3)(8)	—	—	—	2,875,000	—
Vesting of restricted stock and stock options(4)(5)	—	390,509	171,434	1,166,126	1,166,126
Continued insurance benefits(6)	—	22,531	—	45,063	—
Reduction(7)	—	—	—	—	—
Total for Robert F. Probst	$—	$1,994,290	$171,434	$5,236,189	$1,166,126
Todd W. Lillibridge
Payment equal to multiple of base salary in effect at termination(3)(8)	$—	$479,900	$—	$1,199,750	$—
Payment equal to multiple of Target Annual Bonus for year of termination(2)(3)(8)	—	—	—	1,799,625	—
Payment equal to multiple of Maximum Annual Bonus for year of termination(2)(3)(8)	—	1,079,775	—	—	—
Vesting of restricted stock and stock options(4)(5)	—	460,864	808,443	808,443	808,443
Continued insurance benefits(6)	—	15,728	—	31,455	—
Reduction(7)	—	—	—	—	—
Total for Todd W. Lillibridge	$—	$2,036,267	$808,443	$3,839,273	$808,443
T. Richard Riney
Prorated portion of Target Bonus for year of termination(2)(8)	$—	$1,314,000	$—	$—	$1,314,000
Payment equal to multiple of base salary in effect at termination(3)(8)	—	525,600	—	1,051,200	—
Payment equal to multiple of Target Bonus for year of termination(2)(3)(8)(9)	—	1,314,000	—	2,439,563	—
Payment equal to multiple of fair market value of maximum restricted stock grant under LTIP for the year of termination(3)(8)(10)(11)	—	—	—	0	—
Vesting of restricted stock and stock options(4)(5)	—	508,829	890,312	890,312	890,312
Continued insurance benefits(6)	—	24,699	—	49,398	—
Excise tax gross-up(5)	—	—	—	—	—
Total for T. Richard Riney	$—	$3,687,128	$890,312	$4,430,473	$2,204,312
John D. Cobb
Payment equal to multiple of base salary in effect at termination(3)(8)	—	$525,000	—	$1,312,500	—
Payment equal to multiple of Target Annual Bonus for year of termination(2)(3)(8)(12)	—	—	—	1,755,588	—
Payment equal to multiple of Maximum Annual Bonus for year of termination(2)(3)(8)	—	1,312,500	—	—	—
Vesting of restricted stock and stock options(4)(5)	—	—	2,338,711	2,338,711	2,338,711
Continued insurance benefits(6)	—	22,531	—	45,063	—
Reduction(7)	—	—	—	(640,150)	—
Total for John D. Cobb	$—	$1,860,031	$2,338,711	$4,811,712	$2,338,711

(1)

Involuntary termination during any time following Change of Control for Ms. Cafaro (the occurrence of a Change in Control does not result in enhanced severance benefits for Ms. Cafaro), involuntary termination within one year of Change of Control for Messrs. Probst, Lillibridge and Cobb, and involuntary termination within two years of Change of Control for Mr. Riney.

(2)

“Target Bonus,” “Target Annual Bonus” or “Maximum Annual Bonus,” as applicable, for each Named Executive Officer is defined above under “Employment and Severance Agreements with Named Executive Officers.”

(3)	Multiples for the Named Executive Officers are as follows:

	Involuntary Termination (without Change of Control)	Involuntary Termination Following Change of Control
Ms. Cafaro	3x	3x
Messrs. Probst and Riney	1x	2x
Messrs. Lillibridge and Cobb	1x	2.5x

(4)

Pursuant to our 2006 Incentive Plan, unless the applicable award agreement provides otherwise, upon a change of control or in the event of death or disability of a participant while employed by us, all stock options held by the participant become fully vested and immediately exercisable and all restrictions and other conditions pertaining to shares of restricted stock held by the participant immediately lapse. However, the special equity incentive award granted to Ms. Cafaro on March 22, 2011 specifically provides that it does not vest solely upon a change of control. The outstanding award agreements under our 2012 Incentive Plan generally provide that, upon a change of control or in the event of death, disability or retirement of a participant while employed by us, the stock options underlying the award become immediately exercisable or the restrictions and other conditions pertaining to the shares of restricted stock underlying the award immediately lapse. However, the sign-on equity award granted to Mr. Probst on October 27, 2014 specifically provides that it does not vest solely upon a change of control. Since none of our Named Executive Officers were retirement-eligible as of December 31, 2015, we have not included a “Retirement” column in the table above. In the event of involuntary termination: Ms. Cafaro’s restricted stock and stock options would become fully vested, Mr. Probst’s initial restricted stock grant would vest on a pro rata basis and Messrs. Lillibridge and Riney would be treated as having one additional year of service for purposes of restricted stock vesting.

(5)

Assumes a stock price of $56.43, the closing price of our common stock on December 31, 2015. For purposes of the table, the value of vesting of restricted stock is determined by multiplying the number of shares vesting by $56.43, and the value of vesting of stock options is determined by subtracting the stock option exercise price from $56.43 and multiplying by the number of options vesting.

(6)

In the event of her Disability, Ms. Cafaro would receive continued medical and dental premiums for a period of 24 months. In the event of her involuntary termination without Cause or for Good Reason, Ms. Cafaro would receive continued health, dental, life, short-term disability and long-term disability insurance premiums for a period of 24 months. In the event of involuntary termination without Cause or for Good Reason for each of Messrs. Probst, Lillibridge or Cobb, such individual would receive continued health, dental and vision insurance premiums for a period of 12 months (24 months if such termination occurs within one year of a Change in Control). In the event of his involuntary termination without Cause or for Good Reason, Mr. Riney would receive continued health, dental, life, short-term disability and long-term disability insurance premiums for a period of 12 months (24 months if such termination occurs within two years of a Change in Control).

(7)

Pursuant to the Cafaro Employment Agreement and the Employee Protection Agreements for the Executives, under certain circumstances, payments or benefits to Ms. Cafaro and Messrs. Probst, Lillibridge and Cobb are subject to reduction such that there will be no taxes imposed upon them by Section 4999 of the Code or any similar state or local tax.

(8)

Under the Probst Employee Protection Agreement, the amount of certain severance benefits payable to Mr. Probst is limited to a maximum of $4 million, as adjusted annually beginning in 2015 to reflect increases in CPI. Under the Employee Protection Agreements for Messrs. Lillibridge and Cobb, the Riney Employment Agreement and the Riney Severance Agreement, the amount of certain severance benefits payable to each of Messrs. Lillibridge, Cobb and Riney is limited to a maximum of $3 million, as adjusted annually following the effective date of the applicable agreement to reflect increases in CPI.

(9)

This amount has been reduced from $2,628,000 to $2,439,563 because the total severance due to Mr. Riney under this termination scenario would exceed $3,490,763, which is equal to Mr. Riney’s $3 million severance cap after adjusting for 2007-2014 CPI based on an assumed December 31, 2015 termination date.

(10)

The fair market value of the maximum or target restricted stock grant under the long-term equity incentive plan is determined by multiplying the maximum or target 2015 long-term equity incentive opportunity, as applicable, by 0.70.

(11)

This amount has been reduced from $1,390,536 to $0 because the total severance due to Mr. Riney under this termination scenario would exceed $3,490,763, which is equal to Mr. Riney’s $3 million severance cap after adjusting for 2007-2014 CPI based on an assumed December 31, 2015 termination date.

(12)

This amount has been reduced from $2,296,875 to $1,755,588 because the total severance due to Mr. Cobb under this termination scenario would exceed $3,068,088, which is equal to Mr. Cobb’s $3 million severance cap after adjusting for 2013-2014 CPI based on an assumed December 31, 2015 termination date.

NON-EMPLOYEE DIRECTOR COMPENSATION

Our Board believes that the compensation paid to our non-employee directors should be competitive with the Comparable Companies, as well as public companies of similar enterprise value, market capitalization and total assets, and should enable us to attract and retain individuals of the highest quality to serve as our directors. In addition, the Board believes that a significant portion of non-employee director compensation should align director interests with the long-term interests of our stockholders. Accordingly, non-employee directors receive a combination of cash and equity-based compensation for their services. Each of these components is described below. We also reimburse each non-employee director for travel and other expenses associated with attending Board and committee meetings, director education programs and other Board-related activities. Ms. Cafaro, the only member of the Board employed by us, does not receive compensation for her service as a director.

Cash Compensation

The cash compensation paid to, or earned by, our non-employee directors in 2015 was comprised of the following three components:

✓

Quarterly Board retainer: Each non-employee director received a retainer of $22,500 for each calendar quarter in which he or she served as a director. The Presiding Director received an additional retainer of $6,250 for each calendar quarter of service.

✓

Quarterly committee retainers: Each member (other than the chair) of the Audit, Compensation and Nominating Committees received a retainer of $5,000, $5,000 and $3,750, respectively, for each calendar quarter of service as a member of such committee. The chair of the Audit, Compensation and Nominating Committees received a retainer of $6,250, $6,250 and $5,000, respectively, for each calendar quarter of service as the chair of that committee.

✓

Board and committee meeting fees: Each non-employee director received $1,500 for each Board meeting he or she attended in excess of the eighth Board meeting held during the year, $1,500 for each Audit, Compensation or Nominating Committee meeting he or she attended in excess of the sixth such committee meeting held during the year and $1,500 for each Investment or Executive Committee meeting he or she attended during the year (in each case, including telephonic meetings, unless the meeting was 30 minutes or less).

Pursuant to our Nonemployee Directors’ Deferred Stock Compensation Plan (the “Director Deferred Compensation Plan”), non-employee directors may elect to defer receipt of all or a portion of their cash retainer and meeting fees. Deferred fees are credited to each participating director in the form of stock units, based on the fair market value of our common stock on the deferral date. At the prior election of the participating director, dividend equivalents on the stock units are either paid in cash or credited as additional units. Upon termination of a participating director’s service on the Board, or at such later time as he or she has previously designated, the director’s stock unit account is settled in whole shares of our common stock on a one-for-one basis and distributed either in one lump sum or in installments over a period of not more than ten years, at the director’s prior election. Fractional stock units are paid out in cash.

Equity-Based Compensation

The equity-based compensation paid to our non-employee directors in 2015 consisted of shares of restricted stock or restricted stock units, at the director’s prior election, granted pursuant to our 2012 Incentive Plan as follows:

✓

On January 1, each non-employee director who was serving on such date received shares of restricted stock or restricted stock units, at his or her prior election, having an aggregate value equal to $130,000.

✓

Upon initial election or appointment to the Board, a newly-elected or appointed non-employee director would have received a number of shares of restricted stock having an aggregate value equal to a pro rata portion of $130,000 (determined by reference to the number of days remaining in the calendar year).

Shares of restricted stock and restricted stock units granted to our non-employee directors generally vest in two equal annual installments, beginning on the first anniversary of the date of grant.

Review of Non-Employee Director Compensation

Our Nominating Committee is responsible for annually reviewing the amount and types of compensation to be paid to our non-employee directors and recommending any changes to our non-employee director compensation program for approval by our Board. As part of its annual review, the Nominating Committee may consider information contained in surveys compiled by NAREIT or the National Association of Corporate Directors and may retain an independent compensation consultant to advise it on appropriate director compensation levels. For 2013, the Nominating Committee retained PM to advise it on matters related to non-employee director compensation levels and program design at that time. In 2015, after reviewing general industry compensation data from PM and consulting various similar compensation surveys comparing current director compensation levels, the Nominating Committee recommended, and the Board approved, a $15,000 increase in the annual cash retainer to $90,000 to remain competitive with the market for experienced directors. In March 2016, after reviewing general industry compensation data from PM and consulting various similar compensation surveys comparing current director compensation levels at similarly-sized companies, the Nominating Committee recommended, and the Board approved, a $20,000 increase in the annual equity-based compensation to $150,000 to remain competitive with the market for experienced directors.

Minimum Share Ownership Guidelines for Non-Employee Directors

Our minimum share ownership guidelines require each non-employee director to maintain a minimum number of shares of our common stock with a value not less than five times the current annual cash retainer (currently $90,000) paid to such director for service on our Board (excluding, among other things, any additional retainer paid for service as a committee member or committee chair or the Presiding Director). Each non-employee director must satisfy the minimum share ownership levels within five years from the date that he or she first becomes subject to the guidelines (or, upon any increase in the annual cash retainer, within five years from the date of such increase to satisfy the guidelines with respect to such incremental amount) and, until such time, must retain 100% of the shares of our common stock or stock units granted to him or her as compensation minus any shares forfeited by the director under our share withholding program to pay taxes on the vesting of shares. Compliance with the guidelines is reviewed on July 1 of each year. All of our non-employee directors (other than Ms. Barnes, who is still subject to the transition period) are currently in compliance with these guidelines.

2015 Non-Employee Director Compensation Table

The following table sets forth the compensation awarded or paid to, or earned by, our non-employee directors during 2015:

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
Melody C. Barnes	93,750	129,992	223,742
Douglas Crocker II (3)	140,750	129,992	270,742
Ronald G. Geary (4)	86,250	129,992	216,242
Jay M. Gellert	117,250	129,992	247,242
Richard I. Gilchrist	121,250	129,992	251,242
Matthew J. Lustig	90,750	129,992	220,742
Douglas M. Pasquale	90,750	129,992	220,742
Robert D. Reed	112,750	129,992	242,742
Glenn J. Rufrano	106,250	129,992	236,242
James D. Shelton	107,750	129,992	237,742

(1)          The amounts shown in the Fees Earned or Paid in Cash column reflect quarterly retainer and meeting fees described above under “—Cash Compensation.” Mr. Crocker received an additional $25,000 retainer in 2015 for his service as the Presiding Director. Of the amounts shown in this column, the following directors elected to defer all or a portion of their retainer and meeting fees pursuant to the Director Deferred Compensation Plan described above and were credited with the following stock units: Mr. Crocker, $140,750 or 2,186 units; Mr. Gellert, $117,250 or 1,809 units; Mr. Lustig, $90,750 or 1,404 units; Mr. Reed, $112,750 or 1,738 units; Mr. Rufrano, $106,250 or 1,640 units; and Mr. Shelton, $53,875 or 830 units.

(2)          The amounts shown in the Stock Awards column represent the full grant date fair value of shares of restricted stock or restricted stock units (excluding stock units credited in lieu of retainer and meeting fees) granted to each non-employee director in 2015, calculated pursuant to FASB guidance regarding fair value provisions for share-based awards. See Note 12 of the Notes to Consolidated Financial Statements included in our 2015 Form 10-K for a discussion of the relevant assumptions used in calculating grant date fair value. Directors are generally entitled to dividends paid on unvested shares of restricted stock and dividend equivalents on vested and unvested restricted stock units.

As of December 31, 2015, the aggregate number of unvested shares of restricted stock and restricted stock units and the aggregate number of shares underlying unexercised stock options (all of which are vested) held by each non-employee director were as follows (shown on a post-Spin-off basis):

	Unvested Shares of Restricted Stock and Restricted Stock Units	Shares Underlying Unexercised Vested Stock Options

Ms. Barnes	2,516 shares	0 shares

Mr. Crocker	3,501 shares	29,700 shares
Mr. Geary	3,501 shares	2,970 shares
Mr. Gellert	3,501 shares	41,580 shares
Mr. Gilchrist	3,501 shares	8,934 shares
Mr. Lustig	3,501 shares	9,731 shares
Mr. Pasquale	3,501 shares	23,762 shares
Mr. Reed	3,501 shares	23,760 shares
Mr. Rufrano	3,501 shares	15,265 shares
Mr. Shelton	3,501 shares	23,760 shares

(3)          Mr. Crocker will retire from the Board effective as of the day prior to our 2016 Annual Meeting and is not standing for reelection.

(4)          Mr. Geary resigned from the Board on August 17, 2015 to serve on the CCP board of directors upon completion of the Spin-off. Mr. Geary’s transition to the CCP board of directors was not treated as a termination of service and therefore Mr. Geary will continue to vest in his Ventas restricted stock awards in the ordinary course.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information with respect to our equity compensation plans as of December 31, 2015:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders(1)	3,051,729	$ 49.73	10,960,045
Equity compensation plans not approved by stockholders(2)	104,051	N/A	1,072,118
Total	3,155,780	$ 49.73	12,032,163

(1)          These plans consist of: (a) the 2000 Incentive Compensation Plan (Employee Plan) (formerly known as the 1997 Incentive Compensation Plan); (b) the 2004 Stock Plan for Directors (which amended and restated the 2000 Stock Option Plan for Directors (formerly known as the 1997 Stock Option Plan for Non-Employee Directors)); (c) the Employee and Director Stock Purchase Plan; (d) the 2006 Incentive Plan; (e) the 2006 Stock Plan for Directors; (f) the Nationwide Health Properties, Inc. 2005 Performance Incentive Plan (26,939 shares at a weighted average exercise price of $40.91 pursuant to awards granted by NHP and assumed by us in connection with the NHP acquisition) and (g) the 2012 Incentive Plan. As of December 31, 2015, 2,890,457 shares were available for future issuance under the Employee and Director Stock Purchase Plan (including 699 shares that were purchased by participants in January 2016 with contributions made during the December 2015 offering period) and 8,069,588, shares were available for grant under the 2012 Incentive Plan. No additional grants are permitted under the 2000 Incentive Compensation Plan, the 2004 Stock Plan for Directors, the Nationwide Health Properties, Inc. 2005 Performance Incentive Plan, the 2006 Incentive Plan or the 2006 Stock Plan for Directors. All share amounts and exercise prices are reported on a post-Spin-off basis in order to reflect the arithmetic adjustment made to outstanding awards as of August 17, 2015, the effective date of the Spin-off, in order to exclude the impact of the Spin-off.

(2)          These plans consist of: (a) the Director Deferred Compensation Plan, under which our non-employee directors may receive, in lieu of director fees, units that settle into shares of our common stock on a one-for-one basis; and (b) the Executive Deferred Stock Compensation Plan, under which our executive officers may receive, in lieu of compensation, units that settle into shares of our common stock on a one-for-one basis.

SECURITIES OWNERSHIP

Directors, Director-Nominees and Executive Officers

Beneficial Ownership of Our Common Stock

The following table shows, as of March 14, 2016, the number of shares of our common stock beneficially owned by each of our directors and director-nominees, each of our Named Executive Officers, and all of our directors, director-nominees and executive officers as a group. For purposes of this table, shares beneficially owned includes shares over which a person has or shares voting power or investment power (whether or not vested). Except as otherwise indicated in the footnotes to the table, the named persons have sole voting and investment power over the shares of our common stock shown as beneficially owned by them. Each named person is deemed to be the beneficial owner of shares of our common stock that may be acquired within 60 days of March 14, 2016 through the exercise of stock options or the settlement of stock units, if any, and such shares are deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by such person; however, any such shares are not deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by any other person. Subject to the preceding sentence, percentages are based on 336,206,400 shares of our common stock outstanding on March 14, 2016.

Name of Beneficial Owner	Vested and Unvested Shares of Common Stock			Shares Subject to Options Exercisable within 60 days		Stock Units That May Be Settled within 60 days		Total Shares of Common Stock Beneficially Owned		Percent of Class

Melody C. Barnes	5,182		+	—	+	—	=	5,182		*
Debra A. Cafaro	571,031	(1)	+	1,548,429	+	—	=	2,119,460	(1)	*
John D. Cobb	58,190		+	158,196	+	—	=	216,386		*
Douglas Crocker II	66,851		+	29,700	+	44,686	=	141,237		*
Jay M. Gellert	58,074		+	35,640	+	47,820	=	141,534		*
Richard I. Gilchrist	20,485		+	8,934	+	—	=	29,419		*
Todd W. Lillibridge	109,082		+	198,905	+	—	=	307,987		*
Matthew J. Lustig	2,656		+	9,731	+	14,974	=	27,361		*
Douglas M. Pasquale	107,124	(2)	+	23,762	+	—	=	130,886	(2)	*
Robert F. Probst	34,158		+	28,587	+	—	=	62,745		*
Robert D. Reed	8,973		+	23,760	+	11,551	=	44,284		*
T. Richard Riney	209,839	(3)	+	222,914	+	—	=	432,753	(3)	*
Glenn J. Rufrano	13,300		+	15,265	+	12,731	=	41,296		*
James D. Shelton	6,400		+	23,760	+	13,320	=	43,480		*
All directors, director-nominees and executive officers as a group (14 persons)	1,271,345		+	2,327,583	+	145,082	=	3,744,010		1.1%

*				Less than 1%
(1)	Includes 5,000 shares held in trust for the benefit of Ms. Cafaro’s immediate family, as to which Ms. Cafaro’s spouse is the trustee. Ms. Cafaro disclaims beneficial ownership of these 5,000 shares.
(2)				Includes 4,326 shares held in Mr. Pasquale’s IRA.
(3)	Includes 1,300 shares held in Mr. Riney’s IRA and 70,000 shares held in trust for the benefit of Mr. Riney’s spouse, as to which Mr. Riney’s spouse is the trustee.

Director and Executive Officer 10b5-1 Plans

From time to time, certain of our directors and executive officers may adopt non-discretionary, written trading plans that comply with Rule 10b5-1 under the Exchange Act (“10b5-1 plans”). These 10b5-1 plans permit our directors and executive officers to monetize their equity-based compensation in an automatic and non-discretionary manner over time and are generally adopted for estate, tax and financial planning purposes. Our Securities Trading Policy and Procedures requires preclearance of any 10b5-1 plan by our legal department and provides that directors and executive officers may enter into or modify a 10b5-1 plan only during an open trading window and while not in possession of material non-public information. In addition, our Securities Trading Policy and Procedures generally prohibits our directors and executive officers from entering into overlapping 10b5-1 plans.

Principal Stockholders

The following table shows, as of March 14, 2016, the number of shares of our common stock beneficially owned by each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock:

Name and Address of Beneficial Owner	Common Stock Beneficially Owned		Percent of Class(1)

BlackRock, Inc. 55 East 52nd Street New York, NY 10022	31,358,613	(2)	9.3%
Capital Research Global Investors 333 South Hope Street Los Angeles, CA 90071	13,098,355	(3)	3.9%
FMR LLC 245 Summer Street Boston, MA 02210	22,539,844	(4)	6.7%
State Street Corporation One Lincoln Street Boston, MA 02111	18,869,444	(5)	5.6%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	44,133,910	(6)	13.1%
Vanguard Specialized Funds—Vanguard REIT Index Fund 100 Vanguard Boulevard Malvern, PA 19355	23,835,926	(7)	7.1%

(1)	Percentages are based on 336,206,400 shares of our common stock outstanding on March 14, 2016.
(2)

Based solely on information contained in a Schedule 13G/A filed by BlackRock, Inc., for itself and for certain of its affiliates (collectively, “BlackRock”), on January 27, 2016. BlackRock reported that, as of December 31, 2015, it had sole voting power over 28,349,618 shares of our common stock and sole dispositive power over 31,358,613 shares of our common stock. BlackRock, Inc. is a parent holding company.

(3)

Based solely on information contained in a Schedule 13G/A filed by Capital Research Global Investors, a division of Capital Research and Management Company, on February 16, 2016. Capital Research Global Investors reported that, as of December 31, 2015, it had sole voting and dispositive power over 13,098,355 shares of our common stock. Capital Research and Management Company is an investment advisor to various investment companies registered under the Investment Company Act of 1940, as amended (the “Investment Advisers Act”).

(4)

Based solely on information contained in a Schedule 13G filed jointly by FMR LLC, for itself and on behalf of its subsidiaries and Abigail P. Johnson (collectively, “FMR”) on February 12, 2016. FMR reported that, as of December 31, 2015, it had sole voting power over 7,132,747 shares of our common stock and sole dispositive power over 22,539,844 shares of our common stock. Ms. Johnson and members of her family collectively own, directly or through trusts, shares of FMR LLC representing 49% of the voting power of FMR LLC.

(5)

Based solely on information contained in a Schedule 13G filed by State Street Corp., for itself and on behalf of its subsidiaries (collectively, “State Street”), on February 16, 2016. State Street reported that, as of December 31, 2015, it had sole voting and dispositive power over 0 shares of our common stock and shared voting and dispositive power over 18,689,444 shares of our common stock.

(6)

Based solely on information contained in a Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”) on February 11, 2016. Vanguard reported that, as of December 31, 2015, it had sole voting power over 905,651 shares of our common stock, shared voting power over 1,112,778 shares of our common stock, sole dispositive power over 43,204,708 shares of our common stock and shared dispositive power over 929,202 shares of our common stock. Vanguard is an investment advisor registered under Section 203 of the Investment Advisers Act. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 516,068 shares of our common stock as a result of its serving as investment manager of collective trust accounts. Vanguard

Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 1,009,844 shares of our common stock as a result of its serving as investment manager of Australian investment offerings.

(7)

Based solely on information contained in a Schedule 13G/A filed by Vanguard Specialized Funds—Vanguard REIT Index Fund (“Vanguard REIT Fund”) on February 9, 2016. Vanguard REIT Fund reported that, as of December 31, 2015, it had sole voting power over 23,835,926 shares of our common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers (as defined in Rule 16a-1 under the Exchange Act) and persons who own more than 10% of the outstanding shares of our common stock to file reports of beneficial ownership and changes in such ownership with the SEC. Based solely on our records and on written representations from certain reporting persons, we believe that each person who, at any time during 2015, was a director or officer (as defined in Rule 16a-1 under the Exchange Act) of Ventas or beneficially owned more than 10% of the outstanding shares of our common stock timely filed all reports required to be filed by Section 16(a) of the Exchange Act, except for one Form 3 filed on behalf of Gregory Liebbe on September 24, 2015.

PROPOSALS REQUIRING YOUR VOTE

Proposal 1: Election of Directors

Ten directors currently serve on our Board and nine directors are standing for reelection at the 2016 Annual Meeting.  Under our By-Laws, in uncontested elections (which is the case for the Annual Meeting), a majority of votes cast is required for the election of each director. The number of votes cast “for” a director-nominee must exceed the number of votes cast “against” that nominee. Abstentions and broker non-votes are not counted as votes “for” or “against” a director-nominee and, therefore, will have no effect.

Board Refreshment and Average Director Tenure

Our Nominating Committee monitors the average tenure of our Board members and seeks to achieve a variety of director tenures in order to benefit from long-tenured directors’ institutional knowledge and newly-elected directors’ fresh perspectives.  Following the completion of our Spin-off, the Nominating Committee and the Board have taken the opportunity to refresh the composition of the Board, with the departures of our two longest-tenured directors. Mr. Geary, who was previously our longest tenured director, resigned from the Board upon completion of the Spin-off to serve on the CCP board of directors. Mr. Crocker, who is currently our longest tenured director, is retiring from our Board effective as of the day prior to our 2016 Annual Meeting and is not standing for reelection due to our retirement policy for directors. The chart below shows the average tenure of our Board members as of the applicable annual meeting dates, assuming all nine directors nominated for election at the 2016 Annual Meeting are elected.

	2013	2014	2015	2016

Average Director Tenure (Years)	7.9	8.4	8.6	7.8

Director Skills Matrix

In selecting nominees for the Board, our Nominating Committee considers the particular experience, qualifications, attributes and skills of the current Board members and prospective candidates to ensure a variety of skills and qualifications are represented on the Board. The Nominating Committee monitors these represented attributes through the use of a detailed matrix that measures, among other things, skills, tenure, diversity and other attributes. The matrix below shows certain of the skills, tenure, diversity and other attributes we assess in connection with Board nomination and recruitment of our non-employee Board members as of the 2016 Annual Meeting date, assuming all directors up for election at the 2016 Annual Meeting are elected.

Experience/Skills/Attributes
Executive Experience (CEO)
Financial/Accounting Experience
SEC Financial Expert
REITs/Real Estate
Healthcare
Capital Markets
Capital Intensive Industry
Public Company Executive Compensation
Government Relations/Experience
Technology
Legal
Sales & Marketing
Not-for-Profit
Strategic Planning
International Operations
HR/Leadership
Tenure
Diversity

In addition, a substantial majority of the nominees serve or have served on boards and board committees (including, in many cases, as board or committee chairs) of other public companies, which we believe provides them with essential leadership experience, exposure to corporate governance best practices and substantial knowledge and skills that enhance the functioning of our Board.

Following the recommendation of the Nominating Committee, our Board has nominated each individual presently serving as a director for election at the 2016 Annual Meeting except for Mr. Crocker.

Overboarding and Committee Restrictions

The Nominating Committee seeks to recommend candidates that have adequate time to devote to Board activities, recognizing that public company board of directors responsibilities command a significant portion of directors’ time. As a result, during March 2016, the Nominating Committee recommended, and the Board approved, an overboarding policy that prohibits directors from simultaneously serving on more than four public company boards other than the Company’s.

In addition, the Nominating Committee recognizes that Audit Committee members must have adequate time to devote to Audit Committee activities, given that such responsibilities command a significant portion of directors’ time. As a result, during March 2016, the Nominating Committee recommended, and the Board approved, a policy prohibiting Audit Committee members from simultaneously serving on more than two public company audit committees other than the Company’s.  The policy grandfathers public company audit committees for which directors are serving as of the policy adoption date.

Director Resignation Policy

In accordance with our Director Resignation Policy, our Board will nominate an incumbent director for reelection only if the director agrees that, in the event the director fails to receive the required majority vote for reelection, he or she will tender, promptly following certification of the election results, an irrevocable resignation that will be effective upon acceptance by the Board. If an incumbent director fails to receive the required majority vote for reelection, our Nominating Committee will act on an expedited basis to determine whether to recommend acceptance or rejection of the director’s resignation and submit its recommendation for prompt consideration by the Board. Our Board will act on the Nominating Committee’s recommendation and publicly disclose its decision regarding the tendered resignation by filing a Current Report on Form 8-K with the SEC no later than 90 days following certification of the election results.

Any director who tenders his or her resignation pursuant to our Director Resignation Policy may not participate in any Nominating Committee or Board decision regarding that resignation. If less than a majority of the Nominating Committee members receive the required vote in favor of their reelection in the same election, then the independent directors who received the required vote will be constituted by our Board as a committee to consider the tendered resignation(s) and make a recommendation to the Board. However, if three or fewer independent directors receive the required vote in the same election, all directors not required by the Director Resignation Policy to tender a resignation may participate in considering and recommending to the Board whether to accept or reject the resignation(s).

Under our Guidelines on Governance, a director is required to retire at the first annual meeting of stockholders following his or her 75th birthday. On the recommendation of our Nominating Committee, our Board may waive this requirement as to any director if it deems a waiver to be in our best interests and the best interests of our stockholders. In light of Mr. Crocker’s expertise and valuable contributions to our Board in 2015, our Nominating Committee recommended, and our Board approved, an exception to our mandatory retirement policy for Mr. Crocker until our 2016 Annual Meeting of Stockholders. Mr. Crocker will retire from our Board on the day before our 2016 Annual Meeting.

Director Nominees

Below is certain biographical and other information concerning the persons nominated for election as directors, which is based upon statements made or confirmed to us by or on behalf of these nominees, except to the extent certain information appears in our records. Ages shown for all nominees are as of the date of the 2016 Annual Meeting. Following each nominee’s biographical information, we have also provided additional information concerning the particular experience, qualifications, attributes and skills listed in our director skills matrix above that led our Nominating Committee and our Board to determine that such nominee should serve as a director.

Each director nominee is subject to a vote at each Annual Meeting. Each director elected at the Annual Meeting will hold office until the next succeeding annual meeting of stockholders and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. Each nominee listed below has consented to be named in this Proxy Statement and has agreed to serve as a director if elected, and we expect each nominee to be able to serve if elected. If any nominee is unable or unwilling to accept his or her election or is unavailable to serve for any reason, the persons named as proxies will have authority, according to their judgment, to vote or refrain from voting for such alternate nominee as may be designated by the Board.

Melody C. Barnes	Age: 52 Director since 2014 Nominating Committee

Business Experience: Ms. Barnes is the Co-Founder and Principal of MB Squared Solutions, LLC, a domestic policy strategy firm, and Chair of the Aspen Institute Forum for Community Solutions. Since 2012, she has also served as Vice Provost, Global Student Leadership Initiatives and a Senior Fellow at the Robert F. Wagner School of Public Service at New York University. Ms. Barnes currently serves as a director of Booz Allen Hamilton Inc. (NYSE: BAH). From January 2009 to January 2012, Ms. Barnes served in the White House as Director of the Domestic Policy Council. In this role, she provided policy and strategic advice to President Obama and coordinated the domestic policy-making process for his administration. Before joining the White House, she served as the Senior Domestic Policy Advisor for then-Senator Obama’s 2008 presidential campaign. Ms. Barnes was the Executive Vice President for Policy at the Center for American Progress from 2005 to 2008 and a Senior Fellow at the Center for American Progress from 2003 to 2005, and prior to that she was a principal in the Raben Group LLC. She also served as Chief Counsel to Senator Edward M. Kennedy on the Senate Judiciary Committee from 1998 to 2003 and General Counsel for Senator Kennedy from 1995 to 1998.

Current Public Company Directorships:	Booz Allen Hamilton Inc. (NYSE: BAH)
Other Public Company Directorships during Past Five Years:	None

Skills and Qualifications: Ms. Barnes is an attorney with significant government experience and strong skills in public policy, strategy and leadership and development, as well as leading not-for-profit organizations.

Debra A. Cafaro	Age: 58 Director since 1999 Executive and Investment Committees

Business Experience:  Ms. Cafaro has been our Chief Executive Officer and a director since 1999 and Chairman of the Board since 2003. She also served as our President from 1999 to November 2010. Ms. Cafaro is a former Chair of NAREIT, the worldwide representative voice for REITs. She is a member of the Board of Directors of the Real Estate Roundtable (Secretary), the Executives’ Club of Chicago, the Economic Club of Chicago (member of the Executive Committee), the Chicago Infrastructure Trust and World Business Chicago, Chicago’s not-for-profit economic development corporation. She is also a Trustee of the University of Chicago and the Chicago Symphony Orchestra.

Current Public Company Directorships:	None
Other Public Company Directorships during Past Five Years:	Weyerhaeuser Company (NYSE: WY) (2007-2016) General Growth Properties, Inc. (NYSE: GGP) (March-November 2010)

Skills and Qualifications: Ms. Cafaro has substantial executive experience, leadership ability and a proven record of accomplishment, with strong skills in real estate, law, corporate finance, mergers and acquisitions, capital markets, strategic planning and other public company matters.

Jay M. Gellert	Age: 62 Director since 2001 Compensation (Chair) and Investment Committees

Business Experience:  Mr. Gellert has been President and Chief Executive Officer of Health Net, Inc. (NYSE: HNT) (“Health Net”), an integrated managed care organization that administers the delivery of managed healthcare services, since 1998 and a director of Health Net since 1999. He served as President and Chief Operating Officer of Health Net from 1997 to 1998 and as President, Chief Operating Officer and a director of its predecessor, Health Systems International, Inc. (“HSI”), a health maintenance organization, from 1996 to 1997. Before joining HSI, Mr. Gellert directed strategic advisory engagements for Shattuck Hammond Partners in the area of integrated delivery systems development, managed care network formation and physician group practice integration. He has also previously served as President and Chief Executive Officer of Bay Pacific Health Corporation, Senior Vice President and Chief Operating Officer for California Healthcare System and as an independent consultant. Mr. Gellert is currently a member of the Board of Directors of America’s Health Insurance Plans.

Current Public Company Directorships:	Health Net, Inc. (NYSE: HNT)
Other Public Company Directorships during Past Five Years:	None

Skills and Qualifications: Mr. Gellert has substantial healthcare executive experience, with strong skills in government relations, mergers and acquisitions, strategy, and public company executive compensation.

Richard I. Gilchrist	Age: 70 Director since 2011 Compensation and Nominating Committees

Business Experience:  Mr. Gilchrist served as President of The Irvine Company’s Investment Properties Group (“IPG”) from 2006 to July 2011, and as a member of the Office of the Chairman. Mr. Gilchrist has served as chief executive and founder of several major public and private REITs and real estate operating companies with investments throughout the United States. In his role as IPG President, Mr. Gilchrist guided all aspects of The Irvine Company’s office, retail, resort and apartment properties in Southern California and Silicon Valley, including development, marketing and management. Mr. Gilchrist now serves as Senior Advisor to The Irvine Company, responsible for acquisitions and other investments. The Irvine Company is a 140-year old privately held company known throughout the world as a best-of-class master planner and long-term owner, investor and operator of a large and diversified real estate portfolio. Prior to joining The Irvine Company, Mr. Gilchrist served as President and Co-Chief Executive of Maguire Properties, Inc., where he oversaw significant growth in the company’s portfolio, through acquisitions and development, and spearheaded its successful initial public offering in 2003. Before joining Maguire Properties, Mr. Gilchrist served as President and Chief Executive Officer of the privately held REIT, Commonwealth Atlantic Properties, where he managed the planning and entitlement of an 11 million square foot mixed-use project. Mr. Gilchrist currently serves as Chairman of TIER REIT, Inc. (NYSE:TIER) and a director of Spirit Realty Capital, Inc. (NYSE: SRC) and a member of the Whittier College Board of Trustees and the UCLA School of Law Board of Advisors. Mr. Gilchrist was also a co-founder and managing partner of CommonWealth Partners, LLC, an advisor and venture partner with the California Public Employees’ Retirement System, and a senior partner of Maguire Thomas Partners, a national real estate developer and operator.

Current Public Company Directorships:	Spirit Realty Capital, Inc. (NYSE: SRC) TIER REIT, Inc. (NYSE: TIER)
Other Public Company Directorships during Past Five Years:	Nationwide Health Properties, Inc. (formerly NYSE: NHP) (2008-2011) BioMed Realty Trust, Inc. (NYSE: BMR) (2007-2014)

Skills and Qualifications: Mr. Gilchrist has a strong background in real estate, strategy, law and executive compensation and has served as chief executive and founder of several major public and private REITs and real estate operating companies with investments throughout the United States.

Matthew J. Lustig	Age: 55 Director since 2011 Executive and Investment Committees

Business Experience:  Mr. Lustig is Managing Partner of North America Investment Banking and Head of Real Estate, Gaming and Lodging at Lazard Frères & Co. LLC.  He also heads the real estate private equity successor entities of Lazard as a Managing Director of LA1 Partners LLC (“LA1”). From May 2011 to December 2012, Mr. Lustig served as Chairman of the Board of Atria Senior Living, Inc. In addition, Mr. Lustig is or has been a board member of several public and private portfolio investments of funds managed by LA1 or its affiliates. Prior to joining Lazard Frères & Co. in 1989, Mr. Lustig was a First Vice President at Drexel Burnham Lambert and was previously a lending officer with Chase Manhattan Bank, specializing in credit, construction, and real estate finance. Mr. Lustig is a member of various industry organizations and serves on the Boards of Pension Real Estate Association, the Larson Leadership Initiative of the Urban Land Institute, The Wharton School Zell/Lurie Real Estate Center and the Real Estate Advisory Board at Columbia University School of Business. He is also a member of the Council on Foreign Relations, on the Board of Directors of Boston Properties, Inc. (NYSE: BXP), an office property REIT, and is on the Board of Visitors of the School of Foreign Service at Georgetown University.

Current Public Company Directorships:	Boston Properties, Inc. (NYSE: BXP)
Other Public Company Directorships during Past Five Years:	None

Skills and Qualifications: Mr. Lustig has extensive experience in investing in real estate companies and assets domestically and internationally, including seniors housing, and advising on real estate and corporate finance, capital structure, mergers and acquisitions and strategic transactions.

Douglas M. Pasquale	Age: 61 Director since 2011 Investment Committee

Business Experience:  Mr. Pasquale is the Chief Executive Officer of Capstone Enterprises Corporation, an investment and consulting firm that he founded in January 2012. Prior to that, Mr. Pasquale served as Senior Advisor to our Chief Executive Officer from July 2011 to December 2011, following the closing of our acquisition of Nationwide Health Properties, Inc. (formerly NYSE: NHP) (“NHP”). He served as Chairman of the Board of NHP from 2009 to 2011, as President and Chief Executive Officer of NHP from 2004 to 2011, and as Executive Vice President and Chief Operating Officer of NHP from 2003 to 2004. Mr. Pasquale was a director of NHP from 2003 to 2011. Mr. Pasquale previously served in various roles (most recently Chairman and Chief Executive Officer) at ARV Assisted Living, Inc., an operator of assisted living facilities, from 1998 to 2003 and concurrently as President and Chief Executive Officer of Atria Senior Living Group, Inc. from April 2003 to September 2003. Mr. Pasquale also served as President and Chief Executive Officer of Richfield Hospitality Services, Inc. and Regal Hotels International-North America, a hotel ownership and management company, from 1996 to 1998, and as its Chief Financial Officer from 1994 to 1996. Mr. Pasquale is a director of Sunstone Hotel Investors, Inc. (NYSE: SHO), a lodging REIT, Alexander & Baldwin, Inc. (NYSE: ALEX), a Honolulu-headquartered real estate and agribusiness company, DineEquity, Inc. (NASDAQ: DIN), an owner, operator and franchisor of restaurants, and Terreno Realty Corporation (NYSE:TRNO), an industrial REIT with a strategic focus in six coastal US markets, and a member of the Board of Trustees of ExplorOcean. Mr. Pasquale received his B.S. in Accounting and his M.B.A. from the University of Colorado.

Current Public Company Directorships:	Alexander & Baldwin, Inc. (NYSE: ALEX) DineEquity, Inc. (NASDAQ: DIN) Sunstone Hotel Investors, Inc. (NYSE: SHO) Terreno Realty Corporation (NYSE: TRNO)
Other Public Company Directorships during Past Five Years:	Nationwide Health Properties, Inc. (formerly NYSE: NHP) (2003-2011)

Skills and Qualifications: Mr. Pasquale is a successful leader in the healthcare real estate industry with extensive experience and strong skills in management, seniors housing, mergers and acquisitions, strategy, law, executive compensation and corporate finance.

Robert D. Reed	Age: 63 Director since 2008 Audit (Chair) and Executive Committees

Business Experience:  Mr. Reed was Senior Vice President and Chief Financial Officer of Sutter Health, a family of not-for-profit hospitals and physicians organizations in northern California, until his retirement on January 1, 2015. Prior to that, he held various finance positions within Sutter Health and its affiliates. Before he became a hospital system executive, Mr. Reed was an investment banker specializing in healthcare finance for hospital systems at various national financial firms, including Eastdil, Paine Webber and American Health Capital. Mr. Reed presently serves on the board of Metta Fund, a private non-profit foundation.

Current Public Company Directorships:	None
Other Public Company Directorships during Past Five Years:	None

Skills and Qualifications: Mr. Reed has a strong background in healthcare finance and operations, accounting and financial reporting, managing capital intensive operations and strategic planning, as well as leading not-for-profit organizations.

Glenn J. Rufrano	Age: 66 Director since 2010 Audit Committee

Business Experience:  Mr. Rufrano was appointed Chief Executive Officer of VEREIT, Inc. (NYSE: VER) effective April 1, 2015. Prior to that, Mr. Rufrano served as Chairman and Chief Executive Officer of O’Connor Capital Partners from November 2013 through March 2015. Previously, Mr. Rufrano was President and Chief Executive Officer of Cushman & Wakefield, Inc., a privately held commercial property and real estate services company, and a member of its Board of Directors from March 2010 to June 2013. Prior to that, he served as Chief Executive Officer of Centro Properties Group, an Australian-based shopping center company, from 2008 to 2010 and Chief Executive Officer and a director of New Plan Excel Realty Trust (formerly NYSE: NXL) (“Excel Realty”), a commercial retail REIT, from 2000 to 2007, and he was a co-founder of O’Connor Capital Partners. He presently serves on the Board of New York University’s Real Estate Institute.

Current Public Company Directorships:	VEREIT Inc. (NYSE: VER)
Other Public Company Directorships during Past Five Years:	Columbia Property Trust (NYSE: CXP) (January-March 2015) General Growth Properties, Inc. (NYSE: GGP) (2009-2010)

Skills and Qualifications: Mr. Rufrano is a recognized leader in the real estate industry with extensive executive experience and strong skills in strategy, mergers and acquisitions, restructurings, capital markets and corporate finance.

James D. Shelton	Age: 62 Director since 2008 Executive (Chair) and Nominating (Chair) Committees

Business Experience:  Mr. Shelton was non-executive Chairman of the Board of Omnicare, Inc. (NYSE: OCR) (“Omnicare”), a pharmaceutical care provider, until it was acquired in 2015. Mr. Shelton is also a director of Envision Healthcare Holdings, Inc. (NYSE: EVHC), a company that offers physician-led healthcare-related services, and serves as a Senior Advisor to CCMP Capital Advisors, LLC, a private equity firm.  From August 2010 to January 2011, Mr. Shelton served as interim Chief Executive Officer of Omnicare. Previously, he served as Chief Executive Officer and Chairman of the Board of Triad Hospitals, Inc. (formerly NYSE: TRI) (“Triad”), an owner and manager of hospitals and ambulatory surgery centers, from 1999 until it was sold in July 2007. Before leading the formation and spin-off of Triad from Columbia/HCA Healthcare Corporation (now known as HCA Inc.) (“HCA”), Mr. Shelton was President of the Pacific Group of HCA from 1998 to 1999 and President of the Central Group of HCA from 1994 to 1998. During his more than 30 years of healthcare experience, he has also held various executive positions with National Medical Enterprises (now known as Tenet Healthcare Corporation). Mr. Shelton previously served on the Boards of Optimal IMX, Inc., the Federation of American Hospitals and the American Hospital Association.

Current Public Company Directorships:	Envision Healthcare Holdings, Inc. (NYSE: EVHC)
Other Public Company Directorships during Past Five Years:	Omnicare, Inc. (NYSE: OCR)

Skills and Qualifications: Mr. Shelton has extensive executive experience in the healthcare industry, with strong skills in hospital administration and finance, managing capital intensive operations, mergers and acquisitions, strategy, executive compensation, government relations and corporate governance.

Our Board recommends that you vote FOR each of the named director-nominees.

Proposal 2: Ratification of the Selection of KPMG as Our Independent Registered Public Accounting Firm for Fiscal Year 2016

Our Board has approved our Audit Committee’s selection of KPMG LLP as our independent registered public accounting firm for fiscal year 2016. Although not required by our By-Laws or otherwise, we are submitting the selection of KPMG to our stockholders for ratification because the Board values our stockholders’ views and believes such submission is appropriate as a matter of good corporate practice. The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting is required to ratify the selection of KPMG as our independent registered public accounting firm for 2016. Abstentions will have the same effect as votes against such proposal, and broker non-votes will have no effect.

If our stockholders fail to ratify this selection, it will be considered a recommendation to the Audit Committee and the Board to consider the selection of a different firm, and the Audit Committee and the Board may select another independent registered public accounting firm without resubmitting the matter to the stockholders. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

We expect that representatives of KPMG will be present at the Annual Meeting to respond to appropriate questions and have the opportunity to make a statement if they so desire.

Our Board recommends that you vote FOR ratification of the selection of KPMG as our independent registered public accounting firm for fiscal year 2016.

Audit Committee Report

Management has primary responsibility for our financial statements and the reporting process, including our system of internal controls, subject to oversight by our Audit Committee on behalf of our Board. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management our audited financial statements for the year ended December 31, 2015, including the quality, not just the acceptability, of our accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

Our Audit Committee has reviewed and discussed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 16, Communications with Audit Committees, which superseded Statement on Auditing Standards No. 61, as amended and as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable PCAOB rules regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. In addition, our Audit Committee has discussed with the independent registered public accounting firm that firm’s independence from our company and its management, and the Audit Committee has considered the compatibility of non-audit services with the firm’s independence.

Our Audit Committee has discussed with the independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets regularly with the independent registered public accounting firm, with and without management present, to discuss the results of its examination of our financial statements, its evaluations of our internal controls, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC. The Audit Committee also recommended, and the Board approved, the selection of our independent registered public accounting firm for fiscal year 2016.

AUDIT COMMITTEE

Robert D. Reed, Chair

Douglas Crocker II (retiring May 9, 2016)

Glenn J. Rufrano

Audit and Non-Audit Fees

KPMG audited our financial statements for the year ended December 31, 2015 and has been our independent registered public accounting firm since July 2014. Fees billed for professional services rendered by KPMG for the years ended December 31, 2015 and 2014 were as follows:

	2015	2014

Audit Fees(1)	$3,493,000	$2,905,000
Audit-Related Fees(2)	—	72,000
Tax Fees(3)	—	606,422
All Other Fees(4)	2,000	2,000
Total	$3,495,000	$3,585,422

(1)          Audit Fees include the aggregate fees billed for professional services rendered by KPMG for the audit of our annual consolidated financial statements (including debt covenant compliance letters), audit of internal control over financial reporting, review of interim financial statements included in our Quarterly Reports on Form 10-Q, advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, and work on securities offerings and other filings with the SEC, including comfort letters, consents and comment letters.

(2)          Audit-Related Fees in 2014 consist principally of fees related to an audit of our 401(k) plan and advice on the actual or potential impact of rules, standards and interpretations adopted or proposed by regulatory bodies.

(3)          Tax Fees in 2014 consist principally of reviews and preparation of tax returns of $24,053 and advice on tax-planning matters primarily related to acquisitions of $582,359.

(4)          All Other Fees relate to annual subscription fees for KPMG’s online technical research site.

All audit-related services, tax services and other services provided by KPMG since the date of its engagement were pre-approved by the Audit Committee in accordance with the Audit Committee’s pre-approval policies described below. The Audit Committee determined that the provision of these services by KPMG did not compromise KPMG’s independence and was consistent with its role as our independent registered public accounting firm.

Policy on Pre-Approval of Audit and Permissible Non-Audit Services

Consistent with the requirements of the SEC and the PCAOB, our Audit Committee has responsibility for retaining, compensating and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has implemented procedures relating to the pre-approval of all audit and permissible non-audit services performed by the independent registered public accounting firm to ensure that the provision of such services and related fees does not impair the firm’s independence.

In accordance with these procedures, the annual audit services and related fees of the independent registered public accounting firm are subject to specific approval by our Audit Committee. Prior to its engagement, which typically occurs during the first quarter of each fiscal year, the independent registered public accounting firm must provide the Audit Committee with an engagement letter outlining the scope of proposed audit services for that year and the related fees. If agreed to by the Audit Committee, the engagement letter will be formally accepted as evidenced by its execution by the chair of the Audit Committee. The Audit Committee will then review and approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, company structure or other matters.

In addition, our Audit Committee may grant pre-approval for those permissible non-audit services that it believes would not impair the independence of the independent registered public accounting firm. However, the Audit Committee may not grant approval for any services categorized by the SEC as “Prohibited Non-Audit Services.” Generally prior to the beginning of each fiscal year, management submits to the Audit Committee a list of certain non-audit services and related fees expected to be rendered by the independent registered public accounting firm during that year. Following review, the Audit Committee pre-approves the non-audit services within each category, and the fees for each category are budgeted. The term of any pre-approved non-audit service is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. Fee levels for all non-audit services to be provided by the independent registered public accounting firm are established periodically by the Audit Committee, and any proposed services exceeding those levels require separate pre-approval by the Audit Committee. Upon request, the independent registered public accounting firm must provide detailed supporting documentation to the Audit Committee regarding the particular services to be provided. To obtain approval of other permissible non-audit services, management must submit to the Audit Committee those non-audit services for which it recommends the Audit Committee engage the independent registered public accounting firm, and both management and the independent registered public accounting firm must confirm to the Audit Committee that each non-audit service for which approval is requested is not a Prohibited Non-Audit Service.

Our Chief Accounting Officer is responsible for tracking all fees for pre-approved non-audit services provided by the independent registered public accounting firm, and at each regularly scheduled Audit Committee meeting, management reports on the pre-approved non-audit services provided during the quarter and year-to-date and the fees incurred for such services during such periods.

Proposal 3: Advisory Vote to Approve Our Executive Compensation

We are submitting to our stockholders a non-binding advisory vote on the compensation of our Named Executive Officers, as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules. Our executive compensation program is designed to achieve certain key objectives, including:

✓         attracting, retaining and motivating talented executives;

✓         rewarding performance that meets or exceeds pre-established company and tailored individual goals consistent with our strategic plan, while maintaining alignment with stockholders;

✓         providing balanced incentives that discourage excessive risk-taking;

✓         retaining sufficient flexibility to permit our executive officers to manage risk and adjust appropriately to meet rapidly changing market and business conditions;

✓         evaluating performance by balancing consideration of measures over which management has significant direct influence with market forces that management cannot control (such as monetary policy and interest rate expectations), but that impact stockholder value;

✓         encouraging executives to become and remain long-term stockholders of our company; and

✓         maintaining compensation and corporate governance practices that support our goal to deliver sustained, superior returns to stockholders.

Below is a summary of some of the key features of our executive compensation program:

✓         We generally target the median of our peer comparators for base salary, total annual compensation, long-term equity incentive compensation and total direct compensation of our Named Executive Officers. Our 2015 executive compensation program was designed to deliver compensation levels above or below these targets if performance exceeded or failed to achieve the goals established under our annual cash and long-term equity incentive plans.

✓         A significant portion of our executive compensation is performance-based cash and equity incentive compensation. Our annual cash and equity incentive awards are only granted if our Named Executive Officers achieve certain threshold performance levels with respect to various measures that support long-term stockholder value, including one- and three-year relative TSR.

✓         Our annual cash incentive awards are paid and our long-term equity incentive awards are issued only after the requisite performance level has been achieved and the awards are fully earned.

✓         We support pay-for-performance by targeting a mix of executive compensation that emphasizes equity incentive awards that vest over time, with less weight on fixed cash compensation. The use of equity awards encourages management to create long-term stockholder value because the award value is directly attributable to changes in the price of our common stock over time. Equity awards are also an effective tool for management retention because full vesting of the awards generally requires continued employment over multiple years.

✓         Our Compensation Committee annually reviews the compensation practices and programs of our compensation peer group (generally selected based on their similarity to us in terms of operations, FFO, enterprise value, market capitalization and total assets) and receives guidance from its independent compensation consultant on compensation best practices.

✓         Our share ownership guidelines require our executive officers and directors to maintain significant ownership of our common stock to further align interests with our stockholders. Our Securities Trading Policy and Procedures prohibits our directors, executive officers and employees from engaging in derivative and other hedging transactions in our securities and restricts our executive officers and directors from holding our securities in margin accounts or otherwise pledging our securities to secure loans without the approval of our Audit Committee (no executive officer or director pledged or held our securities in margin accounts at any time during 2015).

In determining the incentive compensation paid to our Named Executive Officers for 2015, our Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board rigorously evaluated company and individual performance relative to the pre-established measures and goals under our annual cash and long-term equity incentive plans. Specifically, in regard to the qualitative evaluation of our performance under the 2015 long-term equity incentive plan, our Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board recognized our strong financial and operating performance, evidenced primarily by our:

✓         excellent strategic decision-making regarding the tax-efficient Spin-off and its outstanding execution;

✓         entry into the hospital market, a long-term strategic objective of the Company, with Ardent, a top 10 hospital company, including the simultaneous structuring and sale of the Ardent hospital operating company;

✓         closing of over $5 billion of accretive acquisitions;

✓         commitment of $350 million to capital projects, including ground up development of a Class A MOB in downtown San Francisco and two luxury ground up seniors housing developments in San Francisco and Palm Beach County, and multiple redevelopment projects with our top operators;

✓         delivery of sector-leading same-store cash flow growth;

✓         improved relative equity multiple (among the large-cap diversified healthcare REITs) and issuance of $2.8 billion in equity capital at over $76 per share (the majority of which was issued prior to the Spin-off);

✓         generation and receipt of over $700 million in sales proceeds and loan repayments;

✓         enhanced investor messaging and outreach, including holding a very successful inaugural Investor Day;

✓         realignment of the executive management team following the Spin-off, with improved organizational efficiency and effectiveness;

✓         issuance of long-term (13-year average) debt at attractive (under 4%) all-in pricing; and

✓         reaffirmation of our BBB+ credit ratings.

Our Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board have carefully evaluated our overall executive compensation program and believe that it is well designed to achieve our objectives of retaining talented executives and rewarding superior performance in the context of our business risk environment. By maintaining a performance- and achievement-oriented environment that provides the opportunity to earn market-competitive levels of compensation, we believe that our executive compensation program is structured optimally to support our goal to deliver sustained, superior returns to stockholders, and our exceptional long-term performance demonstrates the success of this program.

Based on the information provided above and elsewhere in this Proxy Statement, we believe our executive compensation program is designed appropriately to support our key objectives. Accordingly, our Board recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Proxy Statement for the 2016 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the 2015 Summary Compensation Table, the accompanying compensation tables and the related narrative disclosure.”

The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting is required to approve, on an advisory basis, our executive compensation. Abstentions will have the same effect as votes against such proposal, and broker non-votes will have no effect. Although the results of the stockholder vote on this proposal are non-binding, the Board values continuing and constructive feedback from our stockholders on compensation. Our Compensation Committee and, with respect to our Chief Executive Officer, the independent members of our Board will consider the outcome of the vote when making future executive compensation decisions.

Our Board recommends that you vote FOR the approval, on an advisory basis, of our executive compensation.

QUESTIONS AND ANSWERS; OTHER INFORMATION

Questions and Answers

What is a proxy? What is a proxy statement?

A proxy is a legal designation of a person to vote on your behalf. A proxy statement is the document we must give you when we ask you to sign a proxy. It is required by SEC rules. We have designated two of our officers as proxies for the Annual Meeting: Debra A. Cafaro and Robert F. Probst. By completing and returning the enclosed proxy card, you are giving each of these officers the authority to vote your shares in the manner you indicate on your proxy card.

Who can vote at the Annual Meeting?

You are qualified to vote on all matters presented to the stockholders at the Annual Meeting if you own shares of our common stock at the close of business on the record date, March 14, 2016.

What is a stockholder of record versus a beneficial owner of Ventas common stock?

This is a matter of how your ownership of our common stock is recorded. If your ownership is recorded in your name with our stock transfer agent, you are a stockholder of record. If your shares are held by (and in the name of) a broker, bank or custodian, you are a beneficial owner of those shares.

What do I need in order to attend the Annual Meeting in person?

You are entitled to attend the Annual Meeting only if you were a Ventas stockholder as of the close of business on the record date, March 14, 2016, or you hold a valid proxy for the meeting. In order to be admitted to the Annual Meeting, you must present photo identification (such as a driver’s license) and proof of ownership of shares of our common stock on the record date. Proof of ownership can be accomplished through the following:

✓         a brokerage statement or letter from your broker or custodian with respect to your ownership of shares of our common stock on March 14, 2016;

✓         the Notice of Internet Availability of Proxy Materials;

✓         a printout of the proxy distribution email (if you receive your materials electronically);

✓         a proxy card;

✓         a voting instruction form; or

✓         a legal proxy provided by your broker, bank or custodian.

For the safety and security of our stockholders, we will be unable to admit you to the Annual Meeting if you do not present photo identification and proof of ownership of shares of our common stock or if you otherwise refuse to comply with our security procedures.

How do I revoke a vote?

If you are a stockholder of record, you can revoke your prior vote by proxy if you:

✓         execute and return a later-dated proxy card before your proxy is voted at the Annual Meeting;

✓         vote by telephone or over the Internet no later than 11:59 p.m. Eastern time on May 9, 2016;

✓         deliver a written notice of revocation to our Corporate Secretary at our principal executive offices located at 353 North Clark Street, Suite 3300, Chicago, Illinois 60654, before your proxy is voted at the Annual Meeting; or

✓         attend the Annual Meeting and vote in person (attendance by itself will not revoke your prior vote by proxy).

If you are a beneficial owner, follow the instructions provided by your broker, bank or custodian to revoke your vote by proxy, if applicable.

How are proxies solicited and what is the cost?

Our company will bear the cost of soliciting proxies by or on behalf of our Board. In addition to solicitation through the mail, proxies may be solicited in person or by telephone or electronic communication by our directors, officers and employees, none of whom will receive additional compensation for these services. We have engaged Georgeson Inc. to distribute and solicit proxies on our behalf and will pay Georgeson Inc. a fee of $9,500 plus reimbursement of reasonable out-of-pocket expenses, for these services. We will also reimburse brokers and other custodians for their reasonable out-of-pocket expenses incurred in connection with distributing forms of proxies and proxy materials to beneficial owners of our common stock.

What is householding?

To eliminate duplicate mailings, conserve natural resources and reduce our printing costs and postage fees, we engage in householding and will deliver a single set of proxy materials (other than proxy cards, which will remain separate) to our stockholders who share the same address and who have the same last name or consent in writing. If your household receives multiple copies of our proxy materials, you may request to receive only one copy by contacting Broadridge Financial Solutions, Inc. at (800) 542-1061 or in writing at Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Similarly, if your household receives only one copy of our proxy materials, you may request an additional copy by contacting Broadridge as indicated above. We will deliver the requested additional copy promptly following our receipt of your request.

Other Information

The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting will be necessary to approve any other proposal that may properly come before the Annual Meeting. Accordingly, abstentions will have the same effect as votes against any such proposal, and broker non-votes will have no effect.

Our Board is not aware of any matters that are expected to come before the Annual Meeting other than those set forth in the Notice of Meeting and described in this Proxy Statement. If any other matter should properly come before the Annual Meeting, the persons named in the accompanying form of proxy, or their substitutes, will have discretionary voting authority with respect to any such stockholder proposal.

No dissenters’ or appraisal rights are available with respect to the proposals presently being submitted to the stockholders for their consideration at the Annual Meeting.

REQUIREMENTS FOR SUBMISSION OF STOCKHOLDER PROPOSALS, DIRECTOR NOMINATIONS AND OTHER BUSINESS

Under SEC rules, any stockholder proposal intended to be presented at the 2017 Annual Meeting of Stockholders must be received by us at our principal executive offices at 353 North Clark Street, Suite 3300, Chicago, Illinois 60654 not later than November 29, 2016 and meet the requirements of our By-Laws and Rule 14a-8 under the Exchange Act to be considered for inclusion in our proxy materials for that meeting. Any such proposal should be sent to the attention of our Corporate Secretary.

Under our By-Laws, stockholders must follow certain procedures to introduce an item for business or to nominate a person for election as a director at an annual meeting. For director nominations and other stockholder proposals, the stockholder must give timely notice in writing to our Corporate Secretary at our principal executive offices and such proposal must be a proper subject for stockholder action. To be timely, we must receive notice of a stockholder’s intention to make a nomination or to propose an item of business at our 2017 Annual Meeting at least 120 days, but not more than 150 days, prior to the anniversary of the mailing of this Proxy Statement (March 29, 2017); however, if we hold our 2017 Annual Meeting more than 30 days before or after such anniversary date, we must receive the notice not earlier than the

150th day prior to the annual meeting date, and not later than the 120th day prior to the annual meeting date or the tenth day following the date on which we first publicly announce the date of the 2017 Annual Meeting, whichever occurs later.

For any other meeting, we must receive notice of a stockholder’s intention to make a nomination or to propose an item of business not later than the 30th day prior to the date of such meeting or the tenth day following the date on which we first publicly announce the date of such meeting, whichever occurs later.

Notices relating to director nominations and other stockholder proposals must include (among other information, as specified in our By-Laws):

✓         as to each person proposed to be nominated for election as a director, all information relating to that person that would be required to be disclosed in connection with the solicitation of proxies for election as a director pursuant to Section 14 of the Exchange Act;

✓         as to each other item of business, a brief description of such business, the stockholder’s reasons for proposing such business and any material interest that the stockholder or any of the stockholder’s associates may have in such business; and

✓         as to the stockholder giving the notice, the stockholder’s associates and any proposed director-nominee: the name and address of such person; the class, series and number of all shares of our capital stock owned by such person (and the name of the record holder, if beneficially owned), the date the shares were acquired and any short interest of such person in our securities; whether and to what extent such person has engaged in any hedging or derivative transactions in our securities during the preceding 12 months; and the investment strategy or objective of such person.

The persons appointed as proxies for our 2017 Annual Meeting will have discretionary voting authority with respect to any director nomination or other stockholder proposal that is submitted to us otherwise than in conformity with our By-Laws.

ADDITIONAL INFORMATION

A copy of our 2015 Annual Report and our 2015 Form 10-K accompanies this Proxy Statement. Stockholders may also obtain a copy of our 2015 Form 10-K, excluding exhibits, without charge, upon request to our Corporate Secretary at Ventas, Inc., 353 North Clark Street, Suite 3300, Chicago, Illinois 60654. Copies of the exhibits to our 2015 Form 10-K will be provided to any requesting stockholder, provided that such stockholder agrees to reimburse us for our reasonable costs to provide those exhibits.

By Order of the Board of Directors,

Debra A. Cafaro Chairman and Chief Executive Officer
Chicago, Illinois
March 29, 2016

ANNEX A

NON-GAAP FINANCIAL MEASURES RECONCILIATION

Funds From Operations and Normalized Funds From Operations

	For the Year Ended December 31,
	2015	2014	2013
	(In thousands, except per share data)
Net income attributable to common stockholders	$417,843	$475,767	$453,509
Net income attributable to common stockholders per share	$1.25	$1.60	$1.54
Adjustments:
Depreciation and amortization on real estate assets	887,126	718,649	624,245
Depreciation on real estate assets related to noncontrolling interest	(7,906)	(10,314)	(10,512)
Depreciation on real estate assets related to unconsolidated entities	7,353	5,792	6,543
Loss (gain) on re-measurement of equity interest upon acquisition, net	176	—	(1,241)
Gain on real estate dispositions	(18,580)	(17,970)	—
Discontinued operations:
Gain on real estate dispositions	(212)	(1,494)	(4,059)
Depreciation and amortization on real estate assets	79,608	103,250	139,973
FFO attributable to common stockholders	$1,365,408	$1,273,680	$1,208,458
FFO attributable to common stockholders per share	$4.09	$4.29	$4.09
Adjustments:
Merger-related expenses, deal costs and re-audit costs	152,344	54,389	21,560
Non-cash income tax benefit	(42,384)	(9,431)	(11,828)
Loss on extinguishment of debt, net	15,797	5,013	1,048
Change in fair value of financial instruments	460	5,121	449
Amortization of other intangibles	2,058	1,246	1,022
Normalized FFO attributable to common stockholders	$1,493,683	$1,330,018	$1,220,709
Normalized FFO attributable to common stockholders per share	$4.47	$4.48	$4.14
Non-cash items included in normalized FFO:
Amortization of deferred revenue and lease intangibles, net	(24,129)	(18,871)	(15,793)
Other non-cash amortization, including fair market value of debt	5,448	(312)	(16,745)
Stock-based compensation	19,537	20,994	20,653
Straight-lining of rental income, net	(33,792)	(38,687)	(30,540)
Capital expenditures	(112,700)	(92,928)	(87,654)
Normalized FAD attributable to common stockholders	$1,348,047	$1,200,214	$1,090,630
Normalized FAD attributable to common stockholders per share	$4.04	$4.05	$3.70
Weighted average diluted shares	334,007	296,677	295,110

Same-Store Total Portfolio Constant Currency Cash NOI

	For the Year Ended December 31,
	2015	2014
	(In thousands)
Net income attributable to common stockholders	$417,843	$475,767
Adjustments:
Interest and other income*	(1,115)	(5,017)
Interest expense*	427,542	378,556
Depreciation and amortization*	973,665	828,466
General, administrative and professional fees*	128,044	121,746
Loss on extinguishment of debt, net	14,411	5,564
Merger-related expenses and deal costs*	149,346	45,051
Other*	19,577	39,337
Net income attributable to noncontrolling interest*	1,499	1,419
Loss from unconsolidated entities	1,420	139
Income tax benefit	(39,284)	(8,732)
Gain on real estate dispositions*	(18,811)	(19,183)
NOI*	2,074,137	1,863,113
Discontinued operations	(198,996)	(303,043)
NOI (excluding amounts in discontinued operations)	1,875,141	1,560,070

* Including amounts in discontinued operations.

Net Debt to Adjusted Pro Forma EBITDA

The following information considers the pro forma effect on net income of our investments and other capital transactions that were completed during the three months ended December 31, 2015, as if the transactions had been consummated as of the beginning of the period. The following table illustrates net debt to pro forma earnings before interest, taxes, depreciation and amortization (including non-cash stock-based compensation expense), excluding gains or losses on extinguishment of debt, income or loss from noncontrolling interest and unconsolidated entities (excluding cash distributions), merger-related expenses and deal costs, expenses related to the re-audit and re-review in 2014 of the Company’s historical financial statements, net gains on real estate activity, gains or losses on re-measurement of equity interest upon acquisition and changes in the fair value of financial instruments (including amounts in discontinued operations) (“Adjusted Pro Forma EBITDA”) (dollars in thousands):

Net income attributable to common stockholders	$124,728
Pro forma adjustments for current period investments, capital transactions and dispositions	1,456
Pro forma net income for the three months ended December 31, 2015	126,184
Add back:
Pro forma interest	103,269
Pro forma depreciation and amortization	239,204
Stock-based compensation	3,476
Gain on extinguishment of debt, net	(486)
Gain on real estate dispositions	(4,162)
Noncontrolling interest	332
Loss from unconsolidated entities	223
Loss on re-measurement of equity interest upon acquisition, net	176
Income tax benefit	(11,548)
Change in fair value of financial instruments	454
Other taxes	494
Merger-related expenses, deal costs and re-audit costs	(414)
Adjusted Pro Forma EBITDA	$457,202
Adjusted Pro Forma EBITDA, annualized	$1,828,808
As of December 31, 2015:
Debt	$11,206,996
Cash, adjusted for cash escrows pertaining to debt	(74,246)
Net debt	$11,132,750
Net debt to Adjusted Pro Forma EBITDA	6.1	x

2016 ANNUAL MEETING OF STOCKHOLDERS

James C. Tyree Auditorium

353 North Clark Street

Chicago, Illinois 60654

DRIVING DIRECTIONS

From the North and Northwest (via I-90E/I-94)

Take exit 50B toward Ohio Street. Merge onto Ohio Street. Turn right onto North Clark Street. 353 North Clark Street is four and one-half blocks south on North Clark Street on the left.

From the South and Southeast (via I-90W/I-94):

Take exit 51A for Lake Street. Turn right onto Lake Street. Take the first left onto North Desplaines Avenue. Take the second right onto West Kinzie Street. Turn right onto North Clark Street. 353 North Clark Street is one-half block south on North Clark Street on the left.

From the Southwest (via I-55N):

Take I-55N to I-90/94W. Merge onto I-90/94W. Take exit 51A for Lake Street. Turn right onto Lake Street. Take the first left onto North Desplaines Avenue. Take the second right onto West Kinzie Street. Turn right onto North Clark Street. 353 North Clark Street is one-half block south on North Clark Street on the left.

From the West (via I-290E):

Take I-290E to I-90/94W. Merge onto I-90/94W. Take exit 51A for Lake Street. Turn right onto Lake Street. Take the first left onto North Desplaines Avenue. Take the second right onto West Kinzie Street. Turn right onto North Clark Street. 353 North Clark Street is one-half block south on North Clark Street on the left.

VENTAS, INC.

ATTN:  TERRI PARKER

353 NORTH CLARK STREET

SUITE 3300

CHICAGO, IL 60654

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date.  Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Ventas, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet.  To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date.  Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends that you vote FOR the following:

1.   Election of Directors

Nominees

	For	Against	Abstain
1A Melody C. Barnes	☐	☐	☐
1B Debra A. Cafaro	☐	☐	☐
1C Jay M. Gellert	☐	☐	☐
1D Richard I. Gilchrist	☐	☐	☐
1E Matthew J. Lustig	☐	☐	☐
1F Douglas M. Pasquale	☐	☐	☐
1G Robert D. Reed	☐	☐	☐
1H Glenn J. Rufrano	☐	☐	☐
1I James D. Shelton	☐	☐	☐

The Board of Directors recommends that you vote FOR proposals 2 and 3.	For	Against	Abstain
2. Ratification of the selection of KPMG LLP as the independent registered public accounting firm for fiscal year 2016.	☐	☐	☐
3. Advisory vote to approve executive compensation.	☐	☐	☐

 NOTE:  Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon.  When signing as attorney, executor, administrator or other fiduciary, please give your full title as such.  Joint owners should each sign personally.  All holders must sign.  If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Form 10-K, Notice & Proxy Statement and Annual Report are available at www.proxyvote.com.

Ventas, Inc.

Annual Meeting of Stockholders

May 10, 2016 8:00 AM CDT

This proxy is solicited by the Board of Directors

The undersigned, revoking all prior proxies, hereby appoints Debra A. Cafaro and Robert F. Probst, and each of them, as proxies with full power of substitution and resubstitutions, for and in the name of the undersigned, to vote all shares of common stock of Ventas, Inc., which the undersigned, would be entitled to vote if personally present at the 2016 Annual Meeting of Stockholders to be held at 8:00 a.m. local (Central) time on Tuesday, May 10, 2016, at James C. Tyree Auditorium, 353 North Clark Street, Chicago, Illinois 60654, and at any adjournment thereof, upon the matters hereby acknowledged, and upon any other business that may properly come before the meeting or any adjournment thereof.  Said proxies are directed to vote on matters described in the Proxy Statement for 2016 Annual Meeting of Stockholders as indicated on the reverse side hereof, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

When properly executed, this Proxy will be voted as directed, but if no direction is indicated, this Proxy will be voted (1) FOR each director-nominee, (2) FOR the ratification of the selection of KPMG LLP as the independent registered public accounting firm for fiscal year 2016, and (3) FOR the advisory vote to approve executive compensation.

Continued and to be signed on reverse side